UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☐	Soliciting Material Pursuant to § 240.14a-12
Endeavor Group Holdings, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Endeavor Group Holdings, Inc.

9601 Wilshire Boulevard, 3rd Floor

Beverly Hills, California 90210

April 25, 2024

Dear Fellow Stockholders:

On behalf of the Board of Directors, I invite you to attend the 2024 annual meeting of stockholders (the “Annual Meeting”) of Endeavor Group Holdings, Inc., which will be held on Thursday, June 13, 2024 at 4:30 p.m. Eastern Time. The Annual Meeting will be a completely virtual meeting via live webcast.

In accordance with the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet, we have sent stockholders of record of our common stock with voting rights as of the close of business on April 19, 2024 a Notice of Internet Availability of Proxy Materials at the close of business on April 25, 2024. The notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice, as well as in the attached Proxy Statement.

Attached to this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the Annual Meeting.

Your vote is important to us. Please act as soon as possible to vote your shares. It is important that your shares be represented at the meeting whether or not you plan to attend virtually. Please vote electronically over the Internet, by telephone or, if you receive a paper copy of the proxy card by mail, by returning your signed proxy card in the envelope provided. You may also vote your shares online during the Annual Meeting. Instructions on how to vote live while participating at the Annual Meeting are posted at www.virtualshareholdermeeting.com/EDR2024.

On behalf of the Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Ariel Emanuel, CEO, Endeavor

Endeavor Group Holdings, Inc.

9601 Wilshire Boulevard, 3rd Floor

Beverly Hills, California 90210

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 2024

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Endeavor Group Holdings, Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 13, 2024, at 4:30 p.m. Eastern Time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/EDR2024. For instructions on how to attend and vote your shares at the Annual Meeting, see the information in the accompanying proxy statement (the “Proxy Statement”) in the section titled “General Information about the Annual Meeting and Voting—How can I attend and vote at the Annual Meeting?”

The Annual Meeting is being held to:

1.   electAriel Emanuel, Egon Durban and Jacqueline Reses as Class III directors to hold office until the Company’s annual meeting of stockholders to be held in 2027 and until their respective successors have been duly elected and qualified;

2.   ratifythe appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2024; and

3.   transactsuch other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

These items of business are described in the Proxy Statement that follows this notice. Holders of record of our common stock with voting rights as of the close of business on April 19, 2024 are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment thereof.

Your vote is important. Voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Please promptly vote your shares by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.

By Order of the Governing Body,

Seth Krauss
Chief Administrative Officer & Senior Counsel to the Board of Directors and Senior Management

This Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about April 25, 2024.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting. This Proxy Statement and our Annual Report are available free of charge at www.proxyvote.com.

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PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2024

This proxy statement (the “Proxy Statement”) and our annual report for the fiscal year ended December 31, 2023 (the “Annual Report” and, together with the Proxy Statement, the “proxy materials”) are being furnished by and on behalf of the Governing Body of Endeavor Group Holdings, Inc. (the “Company,” “Endeavor,” “we,” “us,” or “our”), in connection with our 2024 annual meeting of stockholders (the “Annual Meeting”). This Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about April 25, 2024.

Certain Defined Terms

As used in this Proxy Statement, unless the context otherwise requires:

“Board” or “Board of Directors” refers to all of those serving as directors of the Company.

“Endeavor Group Holdings” refers to Endeavor Group Holdings, Inc.

“Endeavor Manager” refers to Endeavor Manager, LLC, a Delaware limited liability company and a direct subsidiary of Endeavor Group Holdings following the reorganization transactions.

“Endeavor Manager Units” refers to the common interest units in Endeavor Manager.

“Endeavor Operating Company” refers to Endeavor Operating Company, LLC, a Delaware limited liability company and a direct subsidiary of Endeavor Manager and indirect subsidiary of Endeavor Group Holdings following the reorganization transactions.

“Endeavor Operating Company Units” refers to all of the existing equity interests in Endeavor Operating Company (other than the Endeavor Profits Units) that were reclassified into Endeavor Operating Company’s non-voting common interest units upon the consummation of the reorganization transactions.

“Endeavor Profits Units” refers to the profits units of Endeavor Operating Company that are economically similar to stock options. Each Endeavor Profits Unit has a per unit hurdle price, which is economically similar to the exercise price of a stock option.

“Executive Committee” refers to the Company’s Governing Body prior to a Triggering Event.

“Executive Holdcos” refers to Endeavor Executive Holdco, LLC, Endeavor Executive PIU Holdco, LLC, and Endeavor Executive II Holdco, LLC, each a management holding company, the equity owners of which include current and former senior officers, employees, or other service providers of Endeavor Operating Company, and which are controlled by Messrs. Emanuel and Whitesell.

“Governing Body” refers to the Company’s governing body, which is exclusively vested with all of the powers of our Board (under applicable Delaware law) in the management of our business and affairs and that acts in lieu of our Board of Directors to the fullest extent permitted under Delaware law, Securities and Exchange Commission (“SEC”) rules and the rules of the New York Stock Exchange (“NYSE”). Prior to a Triggering Event, the Executive Committee is the Governing Body and, any action by our Board of Directors requires the prior approval of the Executive Committee, except for matters that are required to be approved by the Audit Committee (or both the Executive Committee and the Audit Committee), or by a committee qualified to grant equity to persons subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for purposes of exempting transactions pursuant to Section 16b-3 thereunder, or as required under Delaware law, SEC rules and NYSE rules.

“Management Holdcos” refers to WME Holdco, LLC and certain other management holding companies, the equity owners of which include current and former senior officers, employees or other service providers of the Company.

“Other UFC Holders” refers to the other persons that held equity interests in UFC Parent and certain of their affiliates.

“Post-IPO TRA Holders” refers to certain of our pre-IPO investors and certain affiliates of our pre-IPO investors, including certain members of pre-IPO management holding vehicles, and certain of the Other UFC Holders or their affiliates.

“reorganization transactions” refers to the internal reorganization completed in connection with our May 2021 initial public offering (“IPO”), following which Endeavor Group Holdings manages and operates the business and controls the strategic decisions and day-to-day operations of Endeavor Operating Company through Endeavor Manager and includes the operations of Endeavor Operating Company in its consolidated financial statements.

“Silver Lake Equityholders” refers to certain affiliates of Silver Lake that are our stockholders.

“TKO” refers to TKO Group Holdings, Inc., a consolidated subsidiary of the Company, which owns and operates the UFC and WWE.

“Triggering Event” refers to the earlier of (i) the date on which neither Messrs. Emanuel nor Whitesell is employed as our Chief Executive Officer or Executive Chairman and (ii) the date on which neither Messrs. Emanuel nor Whitesell own shares of our Class A common stock representing, and/or own securities representing the right to own (including Endeavor Profits Units), at least 25% of the shares of our Class A common stock and securities representing the right to own shares of our Class A common stock owned by Messrs. Emanuel and Whitesell, respectively, as of the completion of the IPO.

“UFC Parent” refers to Zuffa Parent LLC (n/k/a TKO Operating Company, LLC), which owns and operates the Ultimate Fighting Championship (“UFC”), the professional mixed martial arts organization.

“WWE” refers to World Wrestling Entertainment, Inc. (n/k/a World Wrestling Entertainment, LLC).

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

When and where will the Annual Meeting be held?

The Annual Meeting will be held on Thursday, June 13, 2024 at 4:30 p.m. Eastern Time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/EDR2024 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the close of business on April 19, 2024 (the “Record Date”).

What are the purposes of the Annual Meeting?

The purpose of the Annual Meeting is to vote on the following items described in this Proxy Statement:

•	Proposal No. 1: Election of the director nominees listed in this Proxy Statement.

•	Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2024.

Are there any matters to be voted on at the Annual Meeting that are not included in this Proxy Statement?

At the date this Proxy Statement went to press, we did not know of any matters to be properly presented at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the meeting or any adjournment or postponement thereof for consideration, and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of proxy materials?

The rules of the SEC permit us to furnish proxy materials, including this Proxy Statement and the Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Stockholders will not receive paper copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (the “Notice and Access Card”) provides instructions on how to access and review on the Internet all of the proxy materials. The Notice and Access Card also instructs you as to how to authorize, via the Internet or telephone, your proxy to vote your shares according to your voting instructions. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials described in the Notice and Access Card.

What does it mean if I receive more than one Notice and Access Card or more than one set of proxy materials?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Notice and Access Card or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

Can I vote my shares by filling out and returning the Notice and Access Card?

No. The Notice and Access Card identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and Access Card and returning it. If you would like a paper proxy card, you should follow the instructions in the Notice and Access Card. The paper proxy card you receive will also provide instructions as to how to authorize via the Internet or telephone your proxy to vote your shares according to your voting instructions.

Alternatively, you can mark the paper proxy card with how you would like your shares voted, sign the proxy card and return it in the envelope provided.

Who is entitled to vote at the Annual Meeting?

Holders of record of shares of our Class A common stock, $0.00001 par value per share (“Class A common stock”), our Class X common stock, $0.00001 par value per share (“Class X common stock”), and our Class Y common stock, $0.00001 par value per share (“Class Y common stock,” and together with our Class A common stock and Class X common stock, the “Common Stock”), as of the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement or adjournment thereof. At the close of business on the Record Date, there were 301,980,917 shares of our Class A common stock, 165,499,758 shares of our Class X common stock and 225,529,889 shares of our Class Y common stock issued and outstanding and entitled to vote. Each share of Class A common stock and Class X common stock is entitled to one vote, and each share of Class Y common stock is entitled to 20 votes on any matter presented to stockholders at the Annual Meeting. The holders of Class A common stock, Class X common stock and Class Y common stock will vote together as a single class on all matters to be presented to stockholders at the Annual Meeting.

You will need to obtain your own Internet access if you choose to attend the Annual Meeting online and/or vote over the Internet.

To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice and Access Card, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date. The Annual Meeting webcast will begin promptly at 4:30 p.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 4:15 p.m. Eastern Time, and you should allow ample time for the check-in procedures.

What is the difference between being a “record holder” and holding shares in “street name”?

A record holder (also called a “registered holder”) holds shares in his or her name. Shares held in “street name” means that shares are held in the name of a bank, broker or other nominee on the holder’s behalf.

What do I do if my shares are held in “street name”?

If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice and Access Card or the proxy materials, if you elected to receive a hard copy, has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting. Please refer to information from your bank, broker or other nominee on how to submit your voting instructions.

How many shares must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. The holders of a majority in voting power of the Company’s capital stock issued and outstanding and entitled to vote, present in person, or by remote communication, or represented by proxy constitutes a quorum. If you sign and return your paper proxy card or authorize a proxy to vote electronically or telephonically, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated in the proxy materials.

Broker non-votes will also be considered present for the purpose of determining whether there is a quorum for the Annual Meeting.

What are “broker non-votes”?

A “broker non-vote” occurs when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at their discretion.

Under current NYSE interpretations that govern broker non-votes, Proposal No. 1 is considered a “non-routine” matter, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal No. 2 is considered a “routine” matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on this proposal.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present or represented at the scheduled time of the Annual Meeting, (i) the chairperson of the Annual Meeting or (ii) a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person, or by remote communication, as applicable, or represented by proxy, may adjourn the Annual Meeting until a quorum is present or represented.

How do I vote my shares without attending the Annual Meeting?

We recommend that stockholders vote by proxy even if they plan to attend the Annual Meeting and vote electronically. If you are a stockholder of record, there are three ways to vote by proxy:

•	by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

•	by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card; or

•	by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on June 12, 2024.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions on how to vote from the bank, broker or holder of record. You must follow the instructions of such bank, broker or holder of record in order for your shares to be voted.

How can I attend and vote at the Annual Meeting?

We will be hosting the Annual Meeting live via audio webcast. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/EDR2024. If you were a stockholder as of the Record Date, or you hold a valid proxy for the Annual Meeting, you can vote at the Annual Meeting. A summary of the information you need to attend the Annual Meeting online is provided below:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/EDR2024.

•	Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/EDR2024 on the day of the Annual Meeting.

•	Webcast starts at 4:30 p.m. Eastern Time on June 13, 2024, and online check-in starts at 4:15 p.m. Eastern Time.

•	You will need your 16-Digit Control Number to enter the Annual Meeting.

•	Stockholders may submit questions while attending the Annual Meeting via the Internet.

To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice and Access Card, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date.

What if I have technical difficulties or trouble accessing the virtual meeting website during the check-in time or during the Annual Meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page.

Will I be able to ask questions at the Annual Meeting?

As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer appropriate questions submitted during the meeting and that relate to the matters to be voted on. We intend to reserve up to ten minutes before the closing of the polls to address questions submitted. Only stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “How can I attend and vote at the Annual Meeting?” will be able to submit questions during the Annual Meeting. Additionally, our Annual Meeting will follow “Rules of Conduct,” which will be available on our Annual Meeting webpage for stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”). Under these Rules of Conduct, a stockholder may ask up to two questions, and we will not address questions that are, among other things:

•	irrelevant to the business of the Company or to the business of the Annual Meeting;

•	related to material non-public information of the Company;

•	related to personal grievances;

•	derogatory references to individuals or that are otherwise in bad taste;

•	repetitious statements already made by another stockholder;

•	in furtherance of the stockholder’s personal or business interests; or

•	out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair or Corporate Secretary in their reasonable judgment.

Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Annual Meeting webpage for stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “How can I attend and vote at the Annual Meeting?”

How does the Governing Body recommend that I vote?

The Governing Body recommends that you vote:

•	FOR the nominees to the Board set forth in this Proxy Statement.

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2024.

How many votes are required to approve each proposal?

The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are counted:

Proposal	Votes Required	Voting Options	Impact of “Withhold” or “Abstain” Votes	Broker Discretionary Voting Allowed
Proposal No. 1: Election of Directors	The plurality of the votes cast. This means that the three nominees receiving the highest number of affirmative FOR votes will be elected as Class III directors.	“FOR ALL” “WITHHOLD ALL” “FOR ALL EXCEPT”	None(1)	No(2)(3)
Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes).	“FOR” “AGAINST” “ABSTAIN”	None(2)	Yes(4)

(1)	Votes that are “withheld” will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director, because directors are elected by plurality voting.

(2)	Votes marked as an “Abstention” and broker non-votes are not considered votes cast and will, therefore, not affect the outcome of this proposal.

(3)	As this proposal is considered a “non-routine” matter, brokers lack authority to exercise their discretion to vote uninstructed shares on this proposal.

(4)	As this proposal is considered a “routine” matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Governing Body. The Governing Body’s recommendations are set forth above, as well as with the description of each proposal in this Proxy Statement.

Who will count the votes?

Representatives of Broadridge Investor Communications Services (“Broadridge”) will tabulate the votes, and a representative of Broadridge will act as inspector of election.

Can I revoke or change my vote after I submit my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to the attention of our Secretary at our corporate offices, provided such statement is received no later than June 12, 2024;

•	voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern time, on June 12, 2024;

•	submitting a properly signed proxy card with a later date that is received no later than June 12, 2024; or

•	attending the Annual Meeting, revoking your proxy and voting again.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy at the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Company before your proxy is voted or you vote at the Annual Meeting.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

Why hold a virtual meeting?

We wish to continue to provide expanded access, improved communication and cost savings for our stockholders and the Company while providing stockholders the same rights and opportunities to participate as they would have at an in-person meeting. Furthermore, as part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders who wish to attend the Annual Meeting, we believe that hosting a virtual meeting is in the best interest of the Company and its stockholders and enables increased stockholder attendance and participation because stockholders can participate in a virtual meeting from any location around the world.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Board Size and Structure

Our amended and restated certificate of incorporation as currently in effect (“Certificate of Incorporation”) provides that the total authorized number of directors constituting the entire Board shall not be less than three and not more than twenty (20) persons, with the number of directors established from time to time by our Governing Body. Our Governing Body has fixed the number of directors at seven, and we currently have seven directors serving on the Board.

Our Certificate of Incorporation provides that the Board be divided into three classes, designated as Class I, Class II and Class III. Each class must consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. Each class of directors must stand for re-election no later than the third annual meeting of stockholders subsequent to their initial appointment or election to the Board, provided that the term of each director will continue until the election and qualification of his or her successor and is subject to his or her earlier death, resignation or removal.

Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the Board of Directors may be filled at any time by the Executive Committee, prior to the Triggering Event, and thereafter by the remaining directors or the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors; however, vacancies resulting from the loss of the Silver Lake Equityholders’ right to nominate two directors to the Board of Directors or Executive Committee may be filled by a vote of the directors designated by Messrs. Emanuel and Whitesell and Executive Holdcos. In addition, upon the Triggering Event, vacancies on the Board of Directors may also be filled by the affirmative vote of a majority of the total voting power of our issued and outstanding common stock, voting together as a single class.

Pursuant to the Stockholders Agreement, the Executive Holdcos and the Silver Lake Equityholders have certain Board nomination rights. See “Certain Transactions with Related Persons — Stockholders Agreement.” Messrs. Emanuel and Whitesell are the Executive Holdcos’ director designees, and Messrs. Evans and Durban are the Silver Lake Equityholders’ director designees.

Our Certificate of Incorporation provides that any director may be removed with or without cause by the affirmative vote of holders representing 66 2/3% of the total voting power of our issued and outstanding common stock, voting together as a single class. At any meeting of the Board of Directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes; provided, however, that, for so long as the Silver Lake Equityholders or any permitted Executive Holdcos, respectively, are entitled to nominate at least one director for election to our Board of Directors (or a committee thereof), the presence of a Silver Lake Equityholders nominee and the presence of an Executive Holdcos nominee, respectively, is required for a quorum at a meeting of the Board of Directors or such committee (subject in each case to customary adjournment provisions) and any action of our Board of Directors or such committee by written consent must include the consent of a Silver Lake Equityholders nominee or the consent of an Executive Holdcos nominee, respectively. In addition, prior to a Triggering Event, except as required by applicable law or the rules of the NYSE, actions of the Board of Directors may only be taken or made at the direction or request of the Executive Committee and following such direction or request, will require approval by the affirmative vote of (i) a majority of the directors or such committee at a meeting at which a quorum is present and (ii) for so long as any of the Silver Lake Equityholders are entitled to designate two or more directors for nomination to the Governing Body pursuant to the Stockholders Agreement and at least one Silver Lake Equityholder designee is serving on the Governing Body or is designated to serve within ten business days of a Silver Lake Equityholder designee ceasing to serve on the Governing Body, at least one director designated or nominated by the Silver Lake Equityholders.

Current Directors and Terms

Our current directors and their respective classes and terms are set forth below.

Class I Director – Current Term Ending at 2025 Annual Meeting	Class II Director – Current Term Ending at 2026 Annual Meeting	Class III Director – Current Term Ending at 2024 Annual Meeting
Stephen Evans	Patrick Whitesell	Ariel Emanuel
Fawn Weaver	Ursula Burns	Egon Durban
Jacqueline D. Reses

Nominees for Director

Messrs. Emanuel and Durban and Ms. Reses have been nominated by the Governing Body to stand for election. As the directors assigned to Class III, each of Mr. Emanuel’s, Mr. Durban’s and Ms. Reses’ current term of service will expire at the Annual Meeting. If elected by the stockholders at the Annual Meeting, Messrs. Emanuel and Durban and Ms. Reses will each serve for a term expiring at the annual meeting of stockholders to be held in 2027 (the “2027 Annual Meeting”) and the election and qualification of her or his successor, or until her or his earlier death, resignation or removal.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. If, however, prior to the Annual Meeting, the Governing Body should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a substitute nominee as selected by the Governing Body. Alternatively, the proxies, at the Governing Body’s discretion, may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The Governing Body has no reason to believe that any of the nominees will be unable to serve. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proposal.

Information About Board Nominees and Continuing Directors

The following pages contain certain biographical information as of April 25, 2024 for each nominee for director and each director whose term as a director will continue after the Annual Meeting, including all positions she or he holds, her or his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which the director or nominee currently serves as a director or has served as a director during the past five years.

We believe that all of our directors and nominees: display personal and professional integrity; satisfactory levels of education and/or business experience; broad-based business acumen; an appropriate level of understanding of our business and its industry and other industries relevant to our business; the ability and willingness to devote adequate time to the work of our Board of Directors and its committees; skills and personality that complement those of our other directors that helps build a board that is effective, collegial and responsive to the needs of our Company; strategic thinking and a willingness to share ideas; a diversity of experiences, expertise and background; and the ability to represent the interests of all of our stockholders. The information presented below regarding each nominee and continuing director also sets forth specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that such individual should serve as a director in light of our business and structure.

For purposes of the biographical information regarding our directors, the terms, “we,” “us,” “our,” “Endeavor,” the “Company,” and similar references refer (a) after giving effect to the reorganization transactions effected at the time of our IPO, to Endeavor Group Holdings, Inc. and (b) prior to giving effect to such reorganization transactions, to Endeavor Operating Company and/or its consolidated subsidiaries.

Class I Directors Whose Terms Expire at the 2025 Annual Meeting

Class I Directors	Age	Served as Director Since	Current Positions with Endeavor
Stephen Evans	47	May 2014	Director
Fawn Weaver	47	April 2021	Director

Stephen Evans became a director of the Company in May 2014. Mr. Evans is a Managing Director of Silver Lake, a global technology investment firm. Prior to joining Silver Lake in 2008, Mr. Evans was a Principal at Cognetas, a pan-European private equity firm. Previously, Mr. Evans spent five years at Bain & Company, based both in Europe and the United States. Mr. Evans is a director of Ambassador Theatre Group (ATG), Australian Professional Leagues (APL), Diamond Baseball Holdings, Equinox, Integrity Marketing Group, Michael Cassel Group, New Zealand Rugby Commercial, TEG and Thrasio, and is a member of the audit committee at City Football Group. Mr. Evans previously served on the boards of Ancestry, Learfield and Serena Software. Mr. Evans holds an M.A. and an M.Phil. from Cambridge University and an M.B.A. from Harvard Business School. Mr. Evans was selected to serve on our Board of Directors because he provides valuable insight on strategic and business matters, stemming from his extensive executive and management experience.

Fawn Weaver became a director of the Company in April 2021. Ms. Weaver is the founder and has served as the Chief Executive Officer of Uncle Nearest, Inc. since October 2016. Ms. Weaver also serves as the Chief Executive Officer of Grant Sidney, Inc. since March 2010. Ms. Weaver is also the founder and chairman of the Nearest Green Foundation and served as an Executive Board Member of Meet Each Need with Dignity and Slavery No More from January 2014 to December 2019. Ms. Weaver was selected to serve on our Board of Directors because of her experience as a chief executive officer and her business acumen.

Class II Director Whose Terms Expire at the 2026 Annual Meeting

Class II Directors	Age	Served as Director Since	Current Positions with Endeavor
Patrick Whitesell	59	June 2009	Executive Chairman and Director
Ursula Burns	65	July 2021	Director

Patrick Whitesell is the Executive Chairman of the Company and has served in that position since October 2017. He has also served as a director of the Company since June 2009. He previously served as the Co-Chief Executive Officer of the Company since July 2014 and as Co-Chief Executive Officer of William Morris Endeavor Entertainment, LLC since June 2009. Mr. Whitesell currently serves on the board of directors of Under Armour, Inc. (NYSE) and Learfield. Mr. Whitesell is a graduate of Luther College. Mr. Whitesell was selected to serve on our Board of Directors because of his experience and knowledge of the entertainment industry, including as our Executive Chairman.

Ursula Burns became a director of the Company in July 2021. In April 2021, Ms. Burns co-founded Integrum Holdings LP, an investment firm focused on partnering with technology-enabled services companies. Previously, she was Chairman of VEON Ltd., an international telecommunications and technology company, from 2017 to 2020, during which time she served as Executive Chairman from March 2018 to December 2018, and was Chief Executive Officer from 2018 to 2020. Ms. Burns was Chairman of Xerox Corporation from 2009 to 2017 and Chief Executive Officer from 2009 to 2016, prior to which she advanced through many engineering and management positions after joining the company in 1980. U.S. President Barack Obama appointed Ms. Burns to help lead the White House national program on Science, Technology, Engineering and Math (STEM) from 2009 to 2016, and she served as chair of the President’s Export Council from 2015 to 2016 after serving as vice chair from 2010 to 2015. Ms. Burns currently serves on the board of directors of Uber Technologies, Inc. and IHS Holdings Limited. She previously served on the board of directors of Exxon Mobil Corporation from November 2012 to May 2023, Plum Acquisition Corp. I from February 2021 to July 2023, American Express Company from 2004 to 2018, Nestle S.A. from 2017 to April 2021, VEON Ltd. from 2017 to

2020, and Xerox Corporation from 2007 to 2017. Ms. Burns was selected to serve on our Board due to her extensive corporate leadership roles at large international companies, depth and breadth of experience on serving on public company boards and her financial, technology and governance expertise.

Class III Director Nominees for Election to a Three Year Term Expiring at the 2027 Annual Meeting

Class III Directors	Age	Served as Director Since	Current Positions with Endeavor
Ariel Emanuel	63	June 2009	Chief Executive Officer and Director
Egon Durban	50	May 2012	Chairman of the Board and Director
Jacqueline D. Reses	54	August 2021	Director

Ariel Emanuel is the Chief Executive Officer of the Company and has served in that position since October 2017. He has also served as a director of the Company since June 2009. Mr. Emanuel is also Chief Executive Officer of TKO Group Holdings, Inc. (NYSE: TKO), a premium sports and entertainment company comprising UFC and WWE, and became a director of TKO in September 2023 and its Executive Chair in February 2024. TKO is majority owned and controlled by Endeavor. He previously served as the Co-Chief Executive Officer of the Company since July 2014 and as Co-Chief Executive Officer of William Morris Endeavor Entertainment, LLC since 2009. Mr. Emanuel previously served on the board of directors of ContextLogic Inc. (d/b/a Wish) (Nasdaq) and Live Nation Entertainment, Inc. (NYSE). Mr. Emanuel is a graduate of Macalester College. Mr. Emanuel was selected to serve on our Board of Directors because of his experience and knowledge of the entertainment industry, including as our Chief Executive Officer.

Egon P. Durban became a director of the Company in May 2012 and became the Chairman of the Board of Directors of the Company in May 2014. Mr. Durban has served as Co-Chief Executive Officer of Silver Lake, a global technology investment firm, since December 2019. Mr. Durban joined Silver Lake in 1999 as a founding principal and is based in the firm’s Menlo Park office. He serves on the boards of directors of City Football Group, Dell Technologies Inc. (NYSE), Group 42, Motorola Solutions, Inc. (NYSE), Qualtrics, TKO Group Holdings, Inc. (NYSE), Unity Software Inc. (NYSE), Verily and Waymo. Previously, he served on the board of Skype, and was Chairman of its operating committee, served on the supervisory board and operating committee of NXP, and served on the boards of MultiPlan, Pivotal Software, Inc. (NYSE), SecureWorks Corp. (Nasdaq), Twitter Inc., formerly a public company, and VMware, Inc. (NYSE). Prior to Silver Lake, Mr. Durban worked in Morgan Stanley’s Investment Banking Division. Mr. Durban graduated from Georgetown University with a B.S.B.A. in Finance. Mr. Durban was selected to serve as a director because of his strong experience in technology and finance, and his extensive knowledge of and years of experience in global strategic leadership and management of multiple companies.

Jacqueline D. Reses became a director of the Company in August 2021. Ms. Reses currently serves as the Chief Executive Officer and Chairwoman of the Board of Lead Bank, a commercial bank focused on technology enabled banking products. Ms. Reses previously served as Executive Chairperson of Square Financial Services LLC, and Capital Lead at Block, Inc. (NYSE), a publicly traded financial services company, from October 2015 to October 2020. From February 2016 to July 2018, she also served as people lead at Block, Inc. From September 2012 to October 2015, Ms. Reses served as Chief Development Officer for Yahoo! Inc. Prior to Yahoo, Ms. Reses served as Partner and head of the U.S. media group at Apax Partners Worldwide LLP, which she joined in 2001. Ms. Reses currently serves on the board of directors of Affirm Holdings, Inc. (Nasdaq), Nu Holdings Ltd. (Nubank) (NYSE) and TaskUs, Inc. (Nasdaq). Ms. Reses previously served on the board of directors of ContextLogic Inc. (Nasdaq) (as Executive Chair), Alibaba Group Holdings Limited (Nasdaq), and Social Capital Hedosophia Holdings Corp. I, Social Capital Hedosophia Holdings Corp. III and Pershing Square Tontine Holdings, Ltd., each of which is a former public special purpose acquisition company. Ms. Reses received a bachelor’s degree in economics with honors from the Wharton School of the University of Pennsylvania. Ms. Reses was selected to serve on our Board of Directors because of her various senior level roles at multinational companies and service on other public company boards.

Governing Body Recommendation

The Governing Body unanimously recommends a vote FOR the election of Messrs. Emanuel and Durban and Ms. Reses as Class III directors to hold office until the 2027 Annual Meeting and until their respective successors have been duly elected and qualified.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The audit committee appoints our independent registered public accounting firm. In this regard, the audit committee evaluates the qualifications, performance and independence of our independent registered public accounting firm and determines whether to re-engage our current firm. As part of its evaluation, the audit committee considers, among other factors, the quality and efficiency of the services provided by the firm, including the performance, technical expertise, industry knowledge and experience of the lead audit partner and the audit team assigned to our account; the overall strength and reputation of the firm; the firm’s global capabilities relative to our business; and the firm’s knowledge of our operations. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2014. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors and providing audit and permissible non-audit related services. Upon consideration of these and other factors, the audit committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2024.

Although ratification is not required by our bylaws or otherwise, the Governing Body is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and it is a good corporate governance practice. If our stockholders do not ratify the selection, it will be considered as notice to the Governing Body and the audit committee to consider the selection of a different firm. Even if the selection is ratified, the audit committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting and to have an opportunity to make a statement and be available to respond to appropriate questions from stockholders.

Audit, Audit-Related, Tax and All Other Fees

The following table presents aggregate fees billed to us for the years ended December 31, 2023 and 2022 by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates:

	Year Ended December 31,
	2023	2022

Audit Fees	$12,197,136	$10,632,743
Audit-Related Fees	3,377,187	4,186,000
Tax Fees	13,829	221,381
All Other Fees	-	-

Total	$15,588,152	$15,040,124

The Audit Fees listed above for 2023 and 2022 were billed in connection with the integrated audit of our annual consolidated financial statements included in our Annual Report on Form 10-K, the reviews of our interim consolidated financial statements included in our quarterly reports on Form 10-Q, and audits of our subsidiaries.

Audit Related Fees listed above for 2023 were billed for professional services related to our acquisition of WWE, merger and acquisition due diligence services, registration statements of the Company and subsidiaries, and agreed upon procedures engagements. Audit Related Fees listed above for 2022 were billed for professional services related to merger and acquisition due diligence services, our resale and shelf registration statements on Form S-3, and agreed upon procedures engagements.

The Tax Fees listed above for 2023 and 2022 were billed for tax compliance and advice.

Pre-Approval Policies and Procedures

The formal written charter for our audit committee requires that the audit committee pre-approve all audit services to be provided to us and all other services (review, attest and non-audit) to be provided to us by our independent registered public accounting firm, other than de minimis non-audit services approved in accordance with applicable SEC rules.

The audit committee has adopted a policy (the “Pre-Approval Policy”) that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by our independent registered public accounting firm may be pre-approved. The Pre-Approval Policy generally provides that the audit committee will not engage our independent registered public accounting firm to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the audit committee (“specific pre-approval”) or(ii) entered into pursuant to the pre-approval policies and procedures described in the Pre-Approval Policy (“general pre-approval”). Unless a type of service to be provided by our independent registered public accounting firm has received general pre-approval under the Pre-Approval Policy, it requires specific pre-approval by the audit committee or by a designated member of the audit committee to whom the committee has delegated the authority to grant pre-approvals. The chairperson of the audit committee, to whom the audit committee has delegated authority to make pre-approval decisions requested between meetings of the audit committee, must report any such pre-approval decisions to the audit committee at its next scheduled meeting. If circumstances arise where it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories or above the pre-approved amounts, the audit committee requires pre-approval for such additional services or such additional amounts. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval. For both types of pre-approval, the audit committee will consider whether such services are consistent with the SEC’s rules on auditor independence.

Under our Pre-Approval Policy, any fees incurred by TKO Group Holdings, Inc. and its subsidiaries (collectively, “TKO”) in connection with the provision of services (including, without limitation, any audit, audit-related, tax or other non-audit service) performed by the principal independent auditor for TKO Group Holdings, Inc. are subject to TKO Group Holdings, Inc.’s policy regarding the pre-approval of audit and non-audit services provided by its independent auditor in effect at the time of such approval (the “TKO Policy”). Any approval by the audit committee of TKO Group Holdings, Inc. pursuant to the TKO Policy is deemed pre-approved by our audit committee under our Pre-Approval Policy.

The above-described services provided to us by our independent registered public accounting firm were provided in accordance with such policies.

Governing Body Recommendation

The Governing Body unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2024.

Audit Committee Report

The audit committee operates pursuant to a charter which is reviewed annually by the audit committee. Additionally, a brief description of the primary responsibilities of the audit committee is included in this Proxy Statement under the discussion of “Corporate Governance—Audit Committee.” Under the audit committee charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

In the performance of its oversight function, the audit committee reviewed and discussed with management and Deloitte & Touche LLP, as the Company’s independent registered public accounting firm, the Company’s audited financial statements for the fiscal year ended December 31, 2023. The audit committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the audit committee received and reviewed the written disclosures and the letters from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding such independent registered public accounting firm’s communications with the audit committee concerning independence, and discussed with the Company’s independent registered public accounting firm their independence from the Company.

Based upon the review and discussions described in the preceding paragraph, the audit committee recommended to the Governing Body that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Jacqueline D. Reses (Chair)

Ursula Burns

Fawn Weaver

EXECUTIVE OFFICERS

The table below identifies and sets forth certain biographical and other information regarding our executive officers as of April 25, 2024. There are no family relationships among any of our executive officers or directors.

Executive Officer	Age	Position	In Current Position Since
Ariel Emanuel	63	Chief Executive Officer	2017
Patrick Whitesell	59	Executive Chairman	2017
Mark Shapiro	54	President and Chief Operating Officer	2018 (President) and 2023 (Chief Operating Officer)
Jason Lublin	52	Chief Financial Officer	2017
Seth Krauss	53	Chief Administrative Officer & Senior Counsel to the Board of Directors and Senior Management	2024

See pages 11 – 12 of this Proxy Statement for Ariel Emanuel’s and Patrick Whitesell’s biographies.

Mark Shapiro is the President and Chief Operating Officer of the Company. He has served as President and Chief Operating Officer since April 2023 and as President since December 2018. He is also the President and Chief Operating Officer of TKO Group Holdings, Inc. (NYSE), a premium sports and entertainment company comprising UFC and WWE and became a director of TKO in September 2023. TKO is majority owned and controlled by Endeavor. Mr. Shapiro previously served as the Co-President of the Company from November 2016 to December 2018 and as Chief Content Officer of the Company from September 2014 to November 2016. Prior to that, Mr. Shapiro served in various executive positions at Dick Clark Productions from May 2010 to September 2014, including as Chief Executive Officer and as Executive Producer. From February 2006 through May 2010, he served as a Director, President and Chief Executive Officer of Six Flags Entertainment Corporation (NYSE) and worked for ESPN as Senior Vice President, and later Executive Vice President of Programming and Production from 2002 to May 2005. Mr. Shapiro currently serves as a member of the board of trustees of Equity Residential (NYSE) and as the Chairman of Captivate Network. Mr. Shapiro previously served as a member of the board of directors of Live Nation Entertainment, Inc. (NYSE), Frontier Communications Corporation (Nasdaq), Papa Johns International, Inc. (Nasdaq) and Bright Lights Acquisition Corp., formerly a public special purpose acquisition company. Mr. Shapiro is a graduate of the University of Iowa.

Jason Lublin is the Chief Financial Officer of the Company and has served in that position since January 2017. He previously served as the Chief Operating Officer of the Company since July 2014 and as Chief Operating Officer of William Morris Endeavor Entertainment, LLC since December 2013. Prior to that, Mr. Lublin served as the Chief Financial Officer of The Endeavor Agency, L.L.C. since joining in 2007 until December 2013. He currently serves on the board of directors of Learfield and previously held the position of President of IMG College. He has previously worked for Broadband Sports, Coopers & Lybrand, Plan Ahead LLC and Rexford Funding. Mr. Lublin is a graduate of the University of Wisconsin–Madison and obtained his Masters in Business Administration from the University of Southern California.

Seth Krauss is the Chief Administrative Officer & Senior Counsel to the Board of Directors and Senior Management of the Company and has served in that position since January 2024. Prior to this, Mr. Krauss served as the Company’s Chief Legal Officer from June 2014 until October 2023, and as Chief Legal and Administrative Officer from October 2023 to December 2023. Mr. Krauss is also the Chief Legal and Administrative Officer of TKO Group Holdings, Inc. (NYSE), a premium sports and entertainment company comprising UFC and WWE. TKO is majority owned and controlled by Endeavor. From March 2007 to June 2014, he served as the Executive Vice President and General Counsel of Take Two Interactive Software Inc. (Nasdaq). From March 2004 through March 2007, he served in the Legal and Compliance Division of Morgan

Stanley, first as Vice President and Counsel and then as Executive Director and Counsel. From 1995 until joining Morgan Stanley in March 2004, Mr. Krauss served as an Assistant District Attorney and Senior Investigative Counsel in the New York County District Attorney’s Office. Mr. Krauss currently serves as a member of the board of directors of the Minority Corporate Counsel Association. He previously served as a member of the board of directors of the Center for Family Representation and as a member of the board of trustees of Duke University in Durham, North Carolina. Mr. Krauss graduated with a Bachelor of Arts both in History and in Political Science from Duke University and a Juris Doctor from the Washington University in St. Louis School of Law.

CORPORATE GOVERNANCE

Governing Body

Prior to a Triggering Event, our Executive Committee, as the Governing Body, is exclusively vested with all of the powers of our Board of Directors (under applicable Delaware law) in the management of our business and affairs and acts in lieu of our Board of Directors to the fullest extent permitted under Delaware law, SEC rules and the rules of the NYSE.

Messrs. Emanuel, Whitesell, Durban, and Evans are the members of our Executive Committee.

Our Executive Committee has delegated to a sub-committee thereof comprised of Messrs. Emanuel and Whitesell, our Chief Executive Officer and a member of our Board of Directors and our Executive Chairman and a member of our Board of Directors, respectively, the authority to manage the business of the Company. Such sub-committee has the power and authority to approve any actions of the Company, except for certain specified actions that require the approval of the Executive Committee and as required under Delaware law, SEC rules and the rules of the NYSE. Actions requiring approval of the Executive Committee include, among others, issuances of equity securities by the Company (other than pursuant to the 2021 Incentive Award Plan, subject to certain exceptions), the liquidation, dissolution, or winding up of the Company, any sale or merger of the Company, payment of dividends (other than tax distributions), certain related party transactions, material changes to tax elections, repurchases of the Company’s equity securities, any termination or amendment of the employment arrangements of Messrs. Emanuel and Whitesell, and acquisitions, dispositions, extraordinary operating expenses, extraordinary capital expenditures, or incurrence of new indebtedness above specified thresholds. For so long as any of the Silver Lake Equityholders are entitled to designate two or more members of the Executive Committee and there is at least one Silver Lake Equityholder nominee who is then a member of the Executive Committee or is designated to serve within ten business days of a Silver Lake Equityholder designee ceasing to serve on the Governing Body, actions by the Executive Committee will require the approval of at least one of the Silver Lake Equityholders’ designees. In addition, all actions by the Executive Committee require the approval of each of Messrs. Emanuel and Whitesell, so long as they are the applicable Executive Holdcos’ designees. Messrs. Emanuel and Whitesell also, as a subcommittee of the Executive Committee, have responsibility for approving equity awards to persons not subject to Section 16 of the Exchange Act and approving compensation to certain members of our executive team (excluding themselves), subject to certain exceptions.

Actions taken by the Executive Committee and actions taken by Messrs. Emanuel and Whitesell pursuant to the authority delegated to them by the Executive Committee remain subject to a director’s or officer’s, as applicable, fiduciary duties under Delaware law and the requirement to act in the best interests of the Company and its stockholders.

Corporate Governance Guidelines

Our Governing Body has adopted Corporate Governance Guidelines. A copy of these Corporate Governance Guidelines can be found in the “Corporate Governance—Governance Documents” section of the “Investors” page of our website located at www.endeavorco.com, or by writing to our Secretary at our offices at 9601 Wilshire Boulevard, 3rd Floor, Beverly Hills, CA 90210. Among the topics addressed in our Corporate Governance Guidelines are:

•	Director independence	•	Directors’ access to senior management

•	Executive sessions of independent directors	•	Governing Body access to advisors

•	Board leadership structure	•	Governing Body self-evaluations

•	Selection of new directors	•	Governing Body meetings

•	Director orientation and continuing education	•	Meeting attendance by directors and non-directors

•	Limits on board service	•	Meeting materials

•	Change of principal occupation	•	Board committees, responsibilities and independence

•	Term limits	•	Succession planning

•	Director responsibilities	•	Director compensation

Board Leadership Structure

Our Corporate Governance Guidelines provide our Governing Body with flexibility to combine or separate the positions of Chairperson of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company and its stockholders. If the Chairperson of the Board is a member of management or does not otherwise qualify as independent, our Corporate Governance Guidelines provide that the independent directors of the Board may appoint a lead independent director (the “Lead Director”). The Lead Director’s responsibilities include, but are not limited to: presiding over all meetings of the Board at which the Chairperson of the Board is not present, including any executive sessions of the independent directors; approving Board meeting schedules and agendas; and acting as the liaison between the independent directors and the Chief Executive Officer and Chairperson of the Board. Our Corporate Governance Guidelines provide that, at such times as the Chairperson of the Board qualifies as independent, the Chairperson of the Board will serve as Lead Director.

The positions of our Chairman of the Board and our Chief Executive Officer are currently served by two separate persons. Mr. Durban serves as the Chairman of the Board and Mr. Emanuel serves as our Chief Executive Officer. Additionally, Mr. Whitesell serves as Executive Chairman.

The Governing Body believes that our current leadership structure of Chief Executive Officer and Chairman of the Board being held by two separate individuals is in the best interests of the Company and its stockholders and strikes the appropriate balance between the Chief Executive Officer’s responsibility for the strategic direction, day-to day-leadership and performance of our Company and the Chairman of the Board’s responsibility to guide overall strategic direction of our Company and provide oversight of our corporate governance and guidance to our Chief Executive Officer and to set the agenda for and preside over Board meetings. We recognize that different leadership structures may be appropriate for companies in different situations, and that the appropriate leadership structure may vary based on several factors, such as a company’s size, industry, operations, history and culture. We believe that no one structure is suitable for all companies. Accordingly, the Governing Body will continue to periodically review our leadership structure in light of these factors and the then-current environment and make such changes in the future as it deems appropriate and in the best interests of the Company and its stockholders.

Controlled Company Exemption

Because Messrs. Emanuel and Whitesell, Executive Holdcos and the Silver Lake Equityholders control, as a group, more than 50% of our combined voting power for the election of directors, we are considered a “controlled company” for the purposes of the NYSE’s rules and corporate governance standards. As a “controlled company,” we are permitted to and have elected not to comply with certain corporate governance requirements of the NYSE, including those that would otherwise require our Board of Directors to have a majority of independent directors and require that we establish a Compensation Committee and a Nominating and Corporate Governance Committee, each comprised entirely of independent directors.

Director Independence

Under our Corporate Governance Guidelines and the NYSE rules, a director is not independent unless the Governing Body affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must meet the bright-line tests for independence set forth by the NYSE rules.

Our Governing Body has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Governing Body has determined that none of Ms. Burns, Ms. Reses and Ms. Weaver, representing three of our seven directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as “independent” as that term is defined under the rules of the NYSE. In making these determinations, our Governing Body considered the relationships that each non-employee director has with us and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the director’s beneficial ownership of our common stock and the relationships of our non-employee directors with certain of our significant stockholders.

Board Committees

Our Board of Directors has two standing committees: an Audit Committee and a 16b-3 Committee, each of which has the composition and the responsibilities described below. In addition, from time to time, special committees may be established under the direction of our Governing Body when necessary to address specific issues. Each of the Audit Committee and the 16b-3 Committee operates under a written charter.

Director	Audit Committee	16b-3 Committee
Ariel Emanuel	—	—
Patrick Whitesell	—	—
Egon Durban	—	—
Stephen Evans	—	—
Fawn Weaver	X	X
Ursula Burns	X	—
Jacqueline Reses	Chair	X

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process and assists our Executive Committee in its oversight of (i) the quality and integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications, performance and independence; and (iv) the design and implementation of the Company’s internal audit function and the performance of the Company’s internal audit function. Our Audit Committee is responsible for, among other things:

•	appointing, compensating, retaining and overseeing the work of our independent auditor;

•	discussing with our independent auditor any audit problems or difficulties and management’s response;

•

pre-approving all audit and non-audit services provided to us by our independent auditor (other than those provided pursuant to appropriate preapproval policies established by the committee or exempt from such requirement under SEC rules);

•	reviewing and discussing our annual and quarterly financial statements with management and our independent registered public accounting firm;

•

discussing and reviewing our periodic assessment of our key risk areas and provide oversight and accountability with respect to the execution of appropriate plans to mitigate and/or address such risks;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and approving or ratifying any related person transactions in accordance with the Company’s Related Person Transaction Policy and Procedures; and

•	monitoring compliance and have such responsibilities as are set forth under the Company’s Whistleblower Policy, Code of Conduct and Attorney Reporting Up and Standards of Professional Conduct Policy.

The Audit Committee has the authority to delegate its responsibilities under its charter to one or more subcommittees as it deems appropriate from time to time. The Audit Committee has the authority to engage independent legal, accounting and other advisors as it deems necessary or appropriate to assist in carrying out its responsibilities, and we must pay the compensation of such advisors.

Our Audit Committee currently consists of Ms. Burns, Ms. Reses and Ms. Weaver, with Ms. Reses serving as chair. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the NYSE. Our Governing Body has affirmatively determined that each of Ms. Burns, Ms. Reses and Ms. Weaver qualifies as “independent” under NYSE’s additional standards applicable to audit committee members and Rule 10A-3 of the Exchange Act. In addition, our Governing Body has determined that each of Ms. Burns and Ms. Reses qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

16b-3 Committee

Our 16b-3 Committee reviews and approves transactions involving equity securities of the Company between the Company and its directors and officers subject to Section 16 of the Exchange Act for purpose of exempting such transactions under Rule 16b-3 thereunder.

Our 16b-3 committee currently consists of Ms. Reses and Ms. Weaver. Our Governing Body has determined that each of Ms. Reses and Weaver qualifies as a “non-employee director” as defined in Section 16b-3 of the Exchange Act.

The 16b-3 committee has the authority to retain or obtain the advice of advisors to assist in carrying out its responsibilities. The 16b-3 committee is empowered to cause the Company to pay the compensation of such advisors as established by the committee.

Board of Directors, Governing Body and Committee Meetings and Attendance

During fiscal year 2023, our Board of Directors met four times, the Governing Body met seven times and the Audit Committee met four times. The 16b-3 committee did not meet in 2023. In 2023, each of our incumbent directors attended at least 75% of the meetings of the Board and committees on which he or she served as a member.

Executive Sessions

At least once a year, the independent directors meet in an executive session that excludes management and any non-independent directors. A director designated by the independent directors presides at the executive sessions.

Director Attendance at Annual Meeting of Stockholders

We do not have a formal policy regarding the attendance of our Board members at our annual meetings of stockholders, but we expect all directors to make every effort to attend any meeting of stockholders. Each of our directors attended our annual meeting of stockholders held in 2023.

Director Nominations Process

The Governing Body is responsible for nominating candidates to serve on the Board and its committees. In considering whether to nominate any particular candidate to serve on the Board or its committees or for inclusion in the Governing Body’s slate of recommended director nominees for election at the annual meeting of stockholders, the Governing Body considers the criteria set forth in our Corporate Governance Guidelines.

Specifically, the Governing Body considers candidates of high integrity and good judgment who have a record of accomplishment in their chosen fields, and who display the independence of mind and strength of character to effectively represent the best interests of all stockholders and provide practical insights and diverse perspectives and may take into account many factors, including, but not limited to: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; strong finance experience; relevant social policy concerns; experience relevant to the Company’s industry; experience as a board member or executive officer of another publicly held company; relevant academic expertise or other proficiency in an area of the Company’s operations; diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other Board members; diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence, specialized experience, gender identification or expression, identification as an underrepresented minority, identification as LGBTQIA+ or sexual orientation, ethnic background, country of origin, military veteran status or religion; practical and mature business judgment, including, but not limited to, the ability to make independent analytical inquiries; and any other relevant qualifications, attributes or skills. In determining whether to recommend a director for re-election, the Governing Body may also consider the director’s tenure, performance, past attendance at meetings and participation in and contributions to the activities of the Board and its committees.

We consider diversity, such as gender, race and ethnicity, in identifying director nominees and view such diversity characteristics meaningful factors to consider, but do not have a formal diversity policy. The Governing Body evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. In determining whether to recommend a director for re-election, the Governing Body may also consider potential conflicts of interest with the candidates’ other personal and professional pursuits.

In identifying prospective director candidates, the Governing Body may seek referrals from other members of the Board, management, stockholders and other sources, including third party recommendations. The Governing Body also may, but need not, retain a third-party search firm in order to assist it in identifying candidates to serve as directors of the Company. The Governing Body uses the same criteria for evaluating candidates regardless of the source of the referral or recommendation. When considering director candidates, the Governing Body seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness. In connection with its annual slate of nominees, the Governing Body also may assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

Egon Durban was recommended to serve on our Board by the Silver Lake Equityholders pursuant to the Stockholders Agreement and Jacqueline D. Reses was recommended to serve on our Board by our Chief Executive Officer and members of the Board. Each of the director nominees to be elected at the Annual Meeting was evaluated in accordance with our standard review process for director candidates in connection with their initial appointment and their nomination for election or re-election, as applicable, at the Annual Meeting.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Governing Body to satisfy its oversight responsibilities effectively in light of our business and structure, the Governing Body focused primarily on the information discussed in each of the

Board member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the Governing Body’s nomination of the incumbent directors named in this Proxy Statement and proposed for election by you at the Annual Meeting.

The Governing Body will consider director candidates recommended by stockholders. The Governing Body will review and evaluate information available to it regarding candidates proposed by stockholders and will apply the same criteria and follow substantially the same process in considering them as it does in considering other director candidates. Stockholders wishing to propose a candidate for consideration may do so by submitting their recommendation to the attention of the Secretary, Endeavor Group Holdings, Inc., 9601 Wilshire Boulevard, 3rd Floor, Beverly Hills, CA 90210.

Governing Body Role in Risk Oversight

The Board of Directors, including the Governing Body, has overall responsibility for risk oversight, including, as part of regular meetings, general oversight of executives’ management of risks relevant to the Company. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the directors in reviewing our business strategy is an integral aspect of the directors’ assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for the Company. The Board and the Governing Body have overall responsibility for risk oversight, and, on an ongoing basis, review key long- and short-term material risks, and are supported in this function primarily by its committees.

The Audit Committee assists with risk oversight by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements and internal control over financial reporting and disclosure controls and procedures, the surveillance of administrative and financial controls, our compliance with legal and regulatory requirements, our cybersecurity risk and other risks affecting the Company. Through its regular meetings with management and relevant Company personnel, including, for example, the finance, legal, internal audit, tax, compliance, and information technology functions, the Audit Committee reviews and discusses significant areas of our business and summarizes for the Board and the Governing Body areas of risk and the appropriate mitigating factors. In addition, our Governing Body regularly receives detailed operating performance reviews, including with respect to existing and emerging material risks, from management. The Board also holds regular meetings to review, discuss and assess matters of material risk to the Company and to further support the Governing Body in its oversight of management’s risk policies and practices and risk mitigation efforts.

Committee Charters and Corporate Governance Guidelines

Our Corporate Governance Guidelines, charters of the Audit Committee and 16b-3 Committee and other corporate governance information are available under the Governance section of the Investor page of our website, www.investor.endeavorco.com, or by writing to our Secretary at our offices at 9601 Wilshire Boulevard, 3rd Floor, Beverly Hills, CA 90210.

Code of Conduct

We have a Code of Conduct that applies to all of our executive officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions (“Covered Persons”) other than those Covered Persons employed by WWE and its subsidiaries who are subject to WWE’s Code of Business Conduct. A copy of our Code of Conduct is available under the Governance section of the Investor page of our website, www.investor.endeavorco.com, and a copy of WWE’s Code of Business Conduct is available at corporate.wwe.com/investors/corporate-governance/code-of-business-conduct. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of the applicable code of conduct on our website rather than by filing a Current Report on Form 8-K.

Anti-Hedging Policy

Our Governing Body has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers and employees. The policy prohibits our directors, officers and employees from purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities. All such transactions involving our equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly, are prohibited.

Communications by Interested Parties

Any Company stockholder or other interested party who desires to communicate with our Governing Body or our non-management or independent members of the Board, may do so by addressing such communications to the intended recipient by name or position in care of: Endeavor Group Holdings, Inc. to the attention of the Chief Legal Officer, 11 Madison Avenue, 18th Floor, New York, NY 10010. The Chief Legal Officer will forward such communications to the appropriate party.

COMPENSATION COMMITTEE REPORT OF OUR DIRECTORS

As described herein, compensation decisions are made by the Executive Committee and/or a committee and/or subcommittee thereof, composed of one or more of the directors identified below. The undersigned have reviewed and discussed with management the following Compensation Discussion and Analysis and, based on such review and discussion, have determined that the Compensation Discussion and Analysis should be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Ariel Emanuel

Patrick Whitesell

Egon Durban

Stephen Evans

EXECUTIVE COMPENSATION

Executive Summary

We believe that our unique business model gives us a competitive advantage in the industries in which we operate. To maintain such advantage across all of our segments, we believe it is imperative to retain key management whose skill sets are uniquely suited to our business model. As such, the retention and incentivization of our named executive officers was a key consideration of our compensation decisions in 2023. We believe our compensation in 2023, including any compensation paid through TKO following the business combination of the UFC and WWE businesses under TKO (the “TKO Transactions”), was representative of, and an appropriate award for, our financial and operational successes in 2023 as described below.

2023 Financial and Operating Highlights

In 2023, we achieved several financial and operational results. Of particular note were the following achievements:

•

Financial Performance. We experienced revenue, net income and Adjusted EBITDA increases across many of our segments. Our total revenue increased to $5.960 billion, net income increased to $557.5 million, and Adjusted EBITDA increased to $1.216 billion.

•

Combination of UFC and WWE. On September 12, 2023, TKO was formed through the combination of the businesses of the UFC and WWE. In 2023 following the TKO Transactions, TKO helped drive financial and operational results, including increasing revenue with respect to our Owned Sports Properties segment.

•

Noteworthy Strategic Activity. Endeavor continued to engage in significant strategic activity, through acquisitions and divestitures, including (1) the TKO Transactions as described above, and (2) the sale of our IMG Academy business. These acquisitions and divestitures are discussed in greater detail in Note 4 to Endeavor’s audited consolidated financial statements included in Endeavor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Such financial results and strategic activity were driven in a significant way by our named executive officers and, as a result, were key factors when both establishing incentive compensation levels and finally determining the compensation for our named executive officers for 2023, as further described below.

For a reconciliation of the differences between Adjusted EBITDA and the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”) and the reasons why our management believes that presentation of Adjusted EBITDA provides useful information regarding our financial condition and results of operations, see Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” on pages 53 through 55 of our Annual Report.

Compensation Discussion and Analysis

This compensation discussion and analysis describes our executive compensation program for our named executive officers in respect of our fiscal year ended December 31, 2023, which we refer to herein as “fiscal year 2023,” and includes a discussion of our compensation objectives and philosophy and provides context for the compensation actions reflected in the tabular disclosure that follows. Such compensation program includes compensation from Endeavor and, for certain of our named executive officers who provide services to TKO, additional compensation from TKO.

Endeavor’s named executive officers for fiscal year 2023 were as follows:

Name	Age	Title
Ariel Emanuel	63	Chief Executive Officer (1)
Patrick Whitesell	59	Executive Chairman
Jason Lublin	52	Chief Financial Officer
Mark Shapiro	54	President and Chief Operating Officer (2)
Seth Krauss	53	Chief Administrative Officer & Senior Counsel to the Board of Directors and Senior Management (3)

(1)	Mr. Emanuel, in addition to serving as Chief Executive Officer of Endeavor, served as Chief Executive Officer of TKO in fiscal year 2023 following the TKO Transactions.

(2)	Mr. Shapiro, in addition to serving as President and Chief Operating Officer of Endeavor, served as President and Chief Operating Officer of TKO in fiscal year 2023 following the TKO Transactions.

(3)

Mr. Krauss served as Chief Legal Officer through December 20, 2023 and was appointed Chief Administrative Officer & Senior Counsel to the Board of Directors and Senior Management effective as of December 21, 2023. Mr. Krauss, in addition to serving as Chief Legal Officer and Chief Administrative Officer and Senior Counsel to the Board of Directors and Senior Management of Endeavor, served as Chief Legal and Administrative Officer of TKO, in fiscal year 2023 following the TKO Transactions.

Compensation Objectives and Philosophy

Fiscal year 2023 was a milestone year for us with several operational achievements, including completion of the TKO Transactions and continuing integration of the UFC and WWE businesses. We look forward to continuing to build on these significant achievements into 2024 and beyond.

The objective of our corporate compensation and benefits program is to establish and maintain a competitive total compensation program that will attract, motivate and retain the qualified and skilled workforce necessary for our continued success.

Our compensation structure includes pay-for-performance elements designed to align the interests of our named executive officers and our stockholders, motivate our named executive officers to achieve or exceed our targeted financial and other performance objectives and reward them for their achievements when those objectives are met. To help achieve these objectives, a meaningful portion of our named executive officers’ compensation is at-risk and provided in the form of both short- and long-term variable or performance-based compensation and equity awards, the value of which is tied to the equity appreciation of our business. Further, our named executive officers’ involvement in and support of key strategic activity, such as the TKO Transactions, are considered when making determinations of any discretionary cash bonus awards.

The overall level of total compensation for our named executive officers as described herein is intended to be reasonable in relation to, and competitive with, the compensation paid to executives in the industries in which we compete for talent, subject to variation for factors such as the individual’s experience, performance, duties and scope of responsibilities, prior contributions and future potential contributions to our business. Our compensation plans are designed to align with our business strategies, taking into account external market conditions. With these principles in mind, we structure our compensation program to offer competitive total pay packages that we believe enable us to attract, retain and motivate executives with the skill and knowledge that we require, and to ensure the stability of our management team, which is vital to the success of our business.

Setting Executive Compensation

Setting Executive Compensation at Endeavor

The fiscal year 2023 annual compensation program for Messrs. Emanuel and Whitesell was determined by the Executive Committee (excluding Messrs. Emanuel and Whitesell, as applicable) and, for the other named executive officers, was determined by Mr. Emanuel, as a subcommittee of the Key Executive Sub-Committee (a subcommittee of the Executive Committee, consisting of Messrs. Emanuel and Whitesell). However, notwithstanding the foregoing, any equity compensation granted to Endeavor’s named executive officers also requires approval by both the Executive Committee as well as a committee of non-employee directors. Further, these governing bodies consult with Endeavor management from time to time on compensation-related decisions (including annual bonus determinations). In setting executive pay for 2023, management of Endeavor engaged Mercer (US) LLC, a wholly-owned subsidiary of Marsh & McLennan Companies (“Mercer”), in 2023 to provide market data in connection with making recommendations to the applicable governing body regarding executive compensation, including for Endeavor’s named executive officers. Mercer was not engaged by the Executive Committee, the Key Executive Sub-Committee (or any subcommittee thereof) or any committee of non-employee directors in connection with compensation decisions for fiscal year 2023. For fiscal year 2023, Mercer’s aggregate fees equaled approximately $983,471 pursuant to which approximately $304,361 related to its services with respect to determining or recommending the amount or form of executive compensation and approximately $679,110 related to additional services. We intend to continue having such governing bodies administer Endeavor’s executive compensation programs, until such time as we are required to have a compensation committee or, if earlier, we elect to establish a compensation committee.

Setting Executive Compensation at TKO

The fiscal year 2023 annual compensation program for Messrs. Emanuel and Shapiro was established in connection with the TKO Transactions, taking into account market data provided by Mercer. Following the TKO Transactions, compensation from TKO for Messrs. Emanuel and Shapiro is recommended by the compensation committee of the board of directors of TKO (the “TKO Compensation Committee”), and thereafter determined by the board of directors of TKO (and, for fiscal year 2023, to the extent applicable under TKO’s bylaws, the Executive Chair of the board of directors of TKO). As to compensation from TKO for Mr. Krauss, target amounts were set by the TKO Compensation Committee, with the actual cash compensation amounts determined by Mr. Emanuel and actual equity compensation amounts recommended by Mr. Emanuel and approved by the TKO Compensation Committee. The board of directors of TKO, TKO Compensation Committee or applicable delegate authorized to review and/or approve compensation matters is herein referred to as the “TKO governing body”. The TKO governing body consults with TKO management from time to time on compensation-related decisions (including annual bonus determinations).

Following the TKO Transactions, the TKO Compensation Committee engaged Pay Governance LLC (“Pay Governance”) and Mercer to provide market data for comparable positions in connection with making recommendations to the applicable TKO governing body regarding executive compensation for TKO’s named executive officers. TKO did not use this data to benchmark or target any specific percentile, but rather as a broad frame of reference to evaluate competitiveness of its executive compensation structure. Pay Governance and Mercer used market data based on a media and entertainment industry-specific (media and live event/experience) peer group. As there are few direct competitors in live sports operating as independent public companies, the peer group was developed to include companies featuring business focuses similar to TKO, including: sports and entertainment; live events; content creation and distribution; and licensing and partnerships that create significant value. Also, the peer group was developed to include, where possible, companies with similar high-value characteristics as TKO (e.g., comparable Market Cap, EBITDA, or Market Cap-to-Revenue ratio). As a result, the peer group includes several companies with larger revenues than TKO. The limited number of direct competitors and TKO’s premium valuation and strong profit profile suggested defining a peer set strictly based on revenue was inappropriate. The peer group used by Pay Governance and Mercer and considered by the TKO governing body included the following companies: AMC Entertainment Holdings, Inc., AMC Networks, Inc., Electronic Arts Inc., Fox Corporation, IAC Inc., iHeartMedia, Inc., Lions Gate Entertainment Corp., Live Nation Entertainment, Inc., Netflix, Inc., Paramount Global, Sirius XM Holdings Inc., Sphere Entertainment Co., Take-Two Interactive Software, Inc. and Warner Bros. Discovery, Inc.

For fiscal year 2023, neither Pay Governance nor Mercer provided services to TKO outside of their services with respect to determining or recommending the amount or form of executive compensation for certain of its named executive officers.

Factors Considered at Endeavor and TKO

In setting an individual named executive officer’s compensation package and determining the relative allocation among different elements of compensation, the applicable governing body at Endeavor or TKO, with the consultation of applicable management where appropriate, considers several factors, including, but not limited to:

•	the scope of each named executive officer’s role and responsibilities;

•	each named executive officer’s knowledge, skills, experience, qualifications and tenure;

•	our performance against financial, operational and strategic objectives;

•

the prior performance of each named executive officer, based on an assessment of his contributions to our overall performance, ability to lead his respective business unit(s) or function and work as part of a team;

•	the size and mix of each element that forms the total compensation that may be awarded, including salary, annual cash bonus and equity-based incentives;

•	the alignment of the pay package for a specific named executive officer as compared to the compensation levels of comparable executives within our organization; and

•	prevailing conditions in the market for executive talent.

The compensation of our named executive officers is expected to be reviewed at least annually by Endeavor’s Executive Committee, or a subcommittee of the Executive Committee, or the TKO governing body, as applicable. In addition, throughout the year, Endeavor’s Executive Committee, or a subcommittee of the Executive Committee, or the TKO governing body, as applicable, may review changes in TKO’s business, market conditions and the scope of the executive officers’ roles, as well as the roles of all members of the broader management team. Further, Endeavor’s and TKO’s applicable governing body may continue to consult with management from time to time on compensation-related decisions and management may engage Mercer, Pay Governance or other compensation advisors in connection with making recommendations to the applicable governing body.

Compensation Practice Checklist

We have incorporated the following principles of good governance when making decisions on compensation for the named executive officers in fiscal year 2023.

•

Pay-for-Performance: A portion of the total compensation for our named executive officers is designed to encourage the executives to remain focused on both our short-term and long-term operational success and to reward outstanding individual performance.

•

Align Incentives with Stockholders: Our executive compensation program is designed to focus our named executive officers on our key strategic, financial and operational goals that are expected to translate into long-term value-creation for our stockholders. Further, at Endeavor, our performance-based equity awards, together with service vesting requirements related to them, are intended to drive the long-term growth in our stock price while limiting inappropriate risk taking by our named executive officers.

•

Support Key Talent Retention: At TKO, new equity incentives were granted to certain of our named executive officers in connection with the TKO Transactions to, among other things, support retention of our key talent.

•	Perquisites: We provide reasonable perquisites that we believe are consistent with our overall compensation philosophy.

•	No Section 280G of the Code or 409A Tax Gross-Ups: We do not provide tax gross-ups in connection with our change in control or deferred compensation plans or programs.

•	No Supplemental Retirement Plans: We do not maintain any supplemental retirement plans.

•	Clawback Policy: We have adopted a clawback policy to maintain a culture of focused, diligent and responsible management that discourages conduct detrimental to our growth.

•

Insider Trading Policy: We have adopted an insider trading compliance policy, which, among other things, prohibits all of our employees and directors, including our named executive officers, from engaging in hedging transactions designed to profit from trading (versus investing) activity or that is designed to profit from or hedge against decreases in value of our securities, provided that nothing prohibits any “officer” (as such term is defined under Rule 16a-(f) of the Exchange Act) from pledging our securities, including underlying vested equity or other derivative securities, to the extent permitted by law.

Key Elements of Executive Compensation Program

The primary elements of Endeavor’s and TKO’s executive compensation program for fiscal year 2023 are base salary, annual cash bonuses, equity-based compensation in the form of restricted stock units (“RSUs”), and certain employee benefits and perquisites. Additionally, in 2023, Endeavor and TKO provided one-time transaction bonuses to certain of our named executive officers in respect of the TKO Transactions. Brief descriptions of each principal element of Endeavor’s and TKO’s executive compensation program and its objectives are summarized in the following table and described in more detail below.

Overview

Compensation Element	Brief Description	Objectives
Base Salary	Fixed cash compensation based on executive officer’s role, responsibilities and individual performance	Attract and retain key executive talent
Annual Cash Bonus	Variable, performance-based cash compensation earned based on financial and individual performance, subject to certain guaranteed minimum annual cash bonuses for certain named executive officers	Attract and retain key executive talent Encourage and reward achievement of annual performance objectives
Transaction Bonuses	One-time cash compensation earned based on the significant efforts of our executives in connection with the TKO Transactions	Reward outsized effort and focus to support the negotiation and consummation of the TKO Transactions

Compensation Element	Brief Description	Objectives
Equity-Based Compensation	Equity-based compensation that is subject to vesting based on (i) continued employment and (ii) at Endeavor only, for certain named executive officers, achievement of pre-established share price-based goals	Attract and retain key executive talent Align the interests of our executives with those of our stockholders Focus on sustained long-term success of the Company
Employee Benefits and Perquisites	Participation in all broad-based employee health and welfare programs and retirement plans and receipt of certain perquisites	Aid in retention of key executives in a highly competitive market for talent by providing a competitive overall benefits package

Say-on-Pay Advisory Vote

In 2022, we held a “say-on-pay” vote on the Company’s executive compensation program as set forth in the proxy statement and 99.1% of the votes cast by stockholders voted “for” the proposal. Given that a substantial majority of stockholders approved the executive compensation program, we continued to apply substantially similar principles in determining the amounts and types of executive compensation and did not implement significant changes as a result of the stockholder advisory vote. Our next say-on-pay vote will be held in fiscal year 2025.

Base Salary

The base salary component of each of Endeavor’s and TKO’s compensation programs is intended to provide a stable level of compensation to each named executive officer commensurate with the named executive officer’s role, experience and duties. The base salary of each named executive officer is generally established as an initial matter in his applicable employment agreement(s). Subject to any obligation under such employment agreement, however, the applicable governing body of Endeavor or TKO (as described in “Compensation Discussion and Analysis—Setting Executive Compensation” above) establishes the base salary levels for our named executive officers based upon consideration of several factors, including: (1) the named executive officer’s performance in the preceding fiscal year; (2) the anticipated contribution by the named executive officer in the upcoming fiscal year, taking into account the role, responsibility and scope of each position; (3) any extraordinary changes that have occurred (such as a significant change in responsibilities or a promotion); (4) the named executive officer’s length of service and performance over an extended period of time; (5) general economic conditions; and (6) the value and potential value to the named executive officer of the other elements of our compensation program. No single factor is disproportionately weighted and all of the above considerations are addressed collectively in the determination of the named executive officer’s base salary level.

The fiscal year 2023 base salaries of our named executive officers are set forth in the table below. The amounts in the Summary Compensation Table reflect the actual amount paid during fiscal year 2023. While certain of our named executive officers commenced receiving base salary from TKO, there were no increases to base salaries at Endeavor for our named executive officers in 2023.

Name	Fiscal Year 2023 Base Salary Rate at Endeavor ($)	Fiscal Year 2023 Base Salary Rate at TKO ($)		Aggregate Fiscal Year 2023 Base Salary Rate ($)
Ariel Emanuel	4,000,000	3,000,000		7,000,000	(2)
Jason Lublin	2,250,000	n/a		2,250,000
Patrick Whitesell	4,000,000	n/a		4,000,000
Mark Shapiro	3,000,000	2,500,000		5,500,000	(2)
Seth Krauss	1,500,000	n/a	(1)	1,500,000	(2)

(1)

Mr. Krauss did not receive any base salary or bonus from TKO in fiscal year 2023. However, during the period following September 12, 2023, approximately fifty percent of his base salary rate paid by Endeavor for such period was allocable to Mr. Krauss’s services to TKO. Mr. Krauss is receiving a base salary from TKO for his services to TKO in respect of fiscal year 2024.

(2)

Messrs. Emanuel, Shapiro and Krauss, in addition to serving as a Chief Executive Officer, President and Chief Operating Officer and Chief Administrative Officer & Senior Counsel to the Board of Directors and Senior Management of Endeavor, respectively, served as Chief Executive Officer, President and Chief Operating Officer and Chief Legal and Administrative Officer of TKO, respectively, in fiscal year 2023 following the TKO Transactions.

Annual Cash Bonuses

Annual Cash Bonuses at Endeavor

In fiscal year 2023, we provided our named executive officers with the opportunity to earn cash bonuses to encourage the achievement of Endeavor’s company performance objectives and to reward our named executive officers based on individual performance and contribution to our success.

Ariel Emanuel. As set forth in Mr. Emanuel’s employment agreement, Mr. Emanuel is entitled to receive an annual bonus with a target bonus amount equal to $6,000,000. The attainment of the annual bonus is based on the achievement of a performance metric to be mutually agreed upon between Mr. Emanuel and the Executive Committee and was calculated in accordance with the terms of his employment agreement (as described below). For fiscal year 2023, Mr. Emanuel and the Executive Committee determined that Adjusted EBITDA would be the performance metric applicable for his 2023 annual bonus and the target Adjusted EBITDA would be $1,290 million. In December 2023, the Executive Committee (other than Mr. Emanuel) determined that Endeavor’s Adjusted EBITDA was expected to be less than applicable required threshold performance pursuant to the terms of his employment agreement, and therefore Mr. Emanuel was not entitled to any annual bonus based on such performance metric. Nonetheless, the Executive Committee determined that Mr. Emanuel should receive a discretionary bonus in the amount of $10,650,000, given his overall performance, taking into account, among other things, his contributions to fiscal year 2023’s strategic transactions, as described above, as well as our financial condition and consolidated results for the year ended December 31, 2023.

Patrick Whitesell. As set forth in Mr. Whitesell’s employment agreement, Mr. Whitesell was entitled to receive an annual guaranteed bonus in the amount of $2,000,000 for fiscal year 2023. In addition, the Executive Committee (other than Mr. Whitesell) determined that Mr. Whitesell was also entitled to receive a discretionary bonus in the amount of $3,775,000, given his overall performance, taking into account, among other things, his contributions to fiscal year 2023’s strategic transactions, as described above, as well as our financial condition and consolidated results for the year ended December 31, 2023.

Jason Lublin, Mark Shapiro and Seth Krauss. As set forth in their respective employment agreements, Mr. Lublin was entitled to receive an annual guaranteed bonus in the amount of $750,000, with an annual target bonus of $2,250,000, Mr. Shapiro had the opportunity to earn an annual cash bonus with a target of $3,000,000 and Mr. Krauss had the opportunity to earn an annual cash bonus with a target of $1,500,000. A subcommittee of the Executive Committee determined, that for fiscal year 2023, Messrs. Lublin, Shapiro and Krauss would earn fifty percent (50%) of their target annual bonuses if Endeavor achieved a targeted Adjusted EBITDA of $1,290 million, with the remainder of their annual bonus determined at year end, taking into account company and individual performance at such time. In December 2023, such subcommittee determined that Endeavor’s Adjusted EBITDA was less than the target Adjusted EBITDA and therefore Messrs. Lublin, Shapiro and Krauss were not entitled to any annual bonus based on such performance metric. Nonetheless, the subcommittee determined that Messrs. Lublin, Shapiro and Krauss should receive discretionary bonuses in the amounts of $1,948,667, $4,500,000 and $1,500,000, respectively, given their overall performance, taking into account, among other things, their contributions to fiscal year 2023’s strategic transactions, as described above, as well as our financial condition and consolidated results for the year ended December 31, 2023.

Endeavor believes that Adjusted EBITDA is a financial measure that is an important supplemental indicator of Endeavor’s operating performance, but is not a measure computed in accordance with GAAP. For a discussion of Adjusted EBITDA, including a reconciliation to the closest GAAP equivalent, please see Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” on pages 53 through 55 of our Annual Report.

In December 2023, the annual cash bonus payments were made to our named executive officers for fiscal year 2023. The following table reflects the minimum and target bonuses applicable for fiscal year 2023 and the actual amounts paid by Endeavor to the named executive officers:

	Annual Bonuses at Endeavor
Name	(a) Annual Minimum Bonus ($)		Annual Target Bonus ($)	(b) Actual Discretionary Bonus ($)		(a)+(b) Actual Annual Bonus Payout ($)
Ariel Emanuel	-		6,000,000	10,650,000	(3)	10,650,000
Jason Lublin	750,000	(1)	2,250,000	1,948,667	(3)	2,698,667
Patrick Whitesell	2,000,000	(2)	-	3,775,000	(3)	5,775,000
Mark Shapiro	-		3,000,000	4,500,000	(3)	4,500,000
Seth Krauss	-		1,500,000	1,500,000	(3)	1,500,000	(4)

(1)	This amount represented a guaranteed bonus for Mr. Lublin.

(2)	This amount represented a guaranteed bonus for Mr. Whitesell.

(3)

This amount includes any discretionary bonus provided in excess of any annual bonus program (and for Messrs. Lublin and Whitesell, in excess of their respective guaranteed bonuses), which is included in the “Bonus” column in the Summary Compensation Table below.

(4)	Approximately fifty percent of Mr. Krauss’ annual bonus in respect of the period following September 12, 2023 was allocable to his services to TKO.

Annual Cash Bonuses at TKO

In addition to the opportunity to earn cash bonuses for their services to Endeavor, Messrs. Emanuel, Shapiro and Krauss were provided with the opportunity to earn cash bonuses with respect to fiscal 2023 for their services to TKO. Subject to any guarantees described below, such bonuses were intended to encourage the achievement of TKO’s performance objectives and to reward our named executive officers based on individual performance and contribution to TKO’s success.

Ariel Emanuel. As set forth in Mr. Emanuel’s employment agreement with TKO, for fiscal year 2023, Mr. Emanuel is entitled to receive an annual guaranteed bonus in the amount of $1,750,000. In addition to this guaranteed bonus, the TKO governing body determined that for fiscal year 2023, Mr. Emanuel should receive a supplemental cash bonus in the amount of $2,250,000, taking into account, among other things, his contribution to TKO’s overall performance and fiscal year 2023 strategic activity.

Mark Shapiro. As set forth in Mr. Shapiro’s employment agreement with TKO, for the period of September 12, 2023 through September 11, 2024, Mr. Shapiro is eligible to receive a bonus, with a target bonus opportunity of $5,500,000 (the pro-rated portion of which would have been approximately $1,672,603 for the portion of fiscal year 2023 following the TKO Transactions). The TKO governing body determined that for fiscal year 2023, Mr. Shapiro should receive a bonus in the amount of $4,000,000, taking into account, among other things, his contributions to TKO’s overall performance and fiscal year 2023 strategic activity.

Seth Krauss. For fiscal year 2023, Mr. Krauss did not receive a bonus from TKO. Mr. Krauss is expected to be eligible to receive an annual bonus from TKO for his services to TKO in respect of fiscal year 2024.

The following table reflects the annual bonuses paid by TKO to the named executive officers:

	Annual Bonuses at TKO
Name	(a) Annual Minimum Bonus ($)	Annual Target Bonus ($)	(b) Actual Discretionary Bonus ($)	(a)+(b) Actual Annual Bonus Payout ($)
Ariel Emanuel	1,750,000	-	2,250,000	4,000,000
Mark Shapiro	-	1,672,603	4,000,000	4,000,000
Seth Krauss	-	-	-	-

Transaction Bonuses

In fiscal year 2023, Endeavor and TKO provided certain of our named executive officers with certain transaction bonuses to reflect their significant efforts to support in connection with the consummation of the TKO Transactions. The following table reflects such transaction bonuses paid to the named executive officers:

Name	Transaction Bonus Amount at Endeavor ($)	Transaction Bonus Amount at TKO ($)
Ariel Emanuel	-	20,000,000
Jason Lublin	2,000,000	-
Mark Shapiro	5,000,000	5,000,000
Seth Krauss	1,000,000	-

Equity-Based Awards

Equity-Based Awards at Endeavor

Ariel Emanuel and Patrick Whitesell. Messrs. Emanuel and Whitesell received certain restricted stock unit awards, including one-time performance-vesting restricted stock unit awards (referred to herein as performance stock unit awards) in 2021 in connection with Endeavor’s initial public offering (“IPO”), which require both continued growth in Endeavor’s equity value and/or their continued employment over a long-term period. Pursuant to the terms of such performance stock unit awards, upon our achievement of each applicable share price increase, Messrs. Emanuel and Whitesell are entitled to receive a number of shares of Class A common stock equal to $26,500,000 and $100,000,000, respectively. One-third of any shares of Endeavor’s Class A common stock received upon achievement of any applicable share price increase will be vested upon grant and the remainder of such shares will vest in two equal installments on each of the first and second anniversaries of the date of grant, subject to Mr. Emanuel’s or Mr. Whitesell’s continued employment through the vesting date. For more information relating to these awards, see footnotes 2 and 4 to the table entitled “Outstanding Equity Awards at 2023 Fiscal Year End”.

Such awards were intended to continue to incentivize Messrs. Emanuel and Whitesell over a period of years and, as such, no additional equity awards were granted to them in connection with the annual equity grant cycle in 2023.

In connection with Endeavor Operating Company having imposed a limitation on tax distributions to its members (which resulted in Messrs. Emanuel and Whitesell not receiving tax distributions from Endeavor Operating Company sufficient to cover the estimated amount of tax attributable to their respective interests in Endeavor Operating Company), on August 25, 2023, Messrs. Emanuel and Mr. Whitesell received one-time restricted stock unit awards covering 146,634 and 129,594 shares of Endeavor’s Class A common stock, respectively, which were vested upon the grant. Endeavor intends to continue to analyze Messrs. Emanuel and Whitesell’s compensation from time to time and may make additional equity grants to them in the future to the extent determined appropriate.

Jason Lublin, Mark Shapiro and Seth Krauss Messrs. Lublin, Shapiro and Krauss are each entitled to an annual equity award in their respective employment agreements, in an amount that ranges from, (a) for Messrs. Lublin and Shapiro, 75% to 150% of the sum of the named executive officer’s then-current annual base salary and then-current target annual cash bonus and, (b) for Mr. Krauss, 50% to 150% of Mr. Krauss’ then-current annual base salary. In 2023, the Executive Committee determined that, taking into account among other things, their contributions to Endeavor’s fiscal year 2022’s strategic transactions and Endeavor’s achievement of its Adjusted EBITDA target for fiscal year 2022, the named executive officers were eligible for equity awards at or above the top of such ranges. As such, in 2023, we granted restricted stock units to Messrs. Lublin, Shapiro and Krauss in connection with Endeavor’s annual equity grant cycle based on such values. On February 21, 2023, Messrs. Lublin, Shapiro and Krauss received 309,513, 447,074 and 103,171 restricted stock units, respectively. The restricted stock units vest in three equal installments on the first, second and third anniversary of the date of grant, subject to each named executive officer’s continued employment through each vesting date.

In addition to the annual equity awards, in connection with Endeavor Operating Company having imposed a limitation on tax distributions to its members (which resulted in Messrs. Lublin, Shapiro and Krauss not receiving tax distributions from Endeavor Operating Company sufficient to cover the estimated amount of tax attributable to their respective interests in Endeavor Operating Company), on August 25, 2023, Messrs. Lublin, Shapiro and Krauss received one-time restricted stock unit awards covering 11,930, 6,095 and 2,019 shares of Endeavor’s Class A common stock, respectively, which were vested upon the grant.

Equity-Based Awards at TKO

Messrs. Emanuel and Shapiro were each entitled to a one-time equity award in fiscal year 2023, as set forth in their respective TKO employment agreements, in connection with or following the completion of the TKO Transactions. As such, on September 12, 2023, Mr. Emanuel received 388,162 restricted stock units of TKO that vest in four equal installments on September 12, 2024, September 12, 2025, September 12, 2026 and September 12, 2027, subject to Mr. Emanuel’s continued employment with TKO through each vesting date. Mr. Shapiro received 60,651 restricted stock units of TKO that vest in full on September 12, 2024, subject to Mr. Shapiro’s continued employment through such vesting date. The employment agreements for Messrs. Emanuel and Shapiro provide that certain unvested portions of such equity awards will accelerate and vest upon certain terminations of employment or change in control. Mr. Krauss did not receive any equity award at TKO in fiscal year 2023.

Severance Protection

We and TKO have entered into employment agreements with our named executive officers that provide for certain severance payments and benefits if an executive’s employment is terminated under specified conditions. In addition, the vesting of a portion of Endeavor’s and TKO’s equity awards accelerates in connection with qualifying terminations of employment at Endeavor and TKO, as applicable. We believe that these severance benefits are appropriate to remain competitive in our executive retention efforts, recognizing that such benefits are commonly offered by employers competing for similar executive talent. See “Potential Payments upon Termination of Employment or Change in Control” for additional information.

Employee Benefits and Perquisites

We provide a number of benefit plans to all eligible employees, including our named executive officers. These benefits include programs such as medical, dental, life insurance, business travel accident insurance, short- and long-term disability coverage and a 401(k) defined contribution plan (including a company matching contribution). TKO provides plans and programs of a similar nature but, for fiscal year 2023, none of our named executive officers participated in such plans and programs. Neither Endeavor nor TKO maintains any defined benefit pension plans or any nonqualified deferred compensation plans.

While perquisites help to provide our named executive officers a benefit with a high perceived value at a relatively low cost, we do not generally view perquisites as a material component of our executive compensation program. Among the perquisites we provide, certain of our named executive officers receive financial and tax advice services, reserved parking, personal cell phone expenses, guest travel on business-related trips on Endeavor’s aircraft, use of Endeavor’s facilities to sponsor a personal event, use of TKO-leased housing for certain business-related travel, and tickets to a variety of entertainment and sporting events. The material perquisites received by our named executive officers in 2023 are described below.

Messrs. Emanuel and Whitesell received personal use of Endeavor’s aircraft, and reserved parking and reimbursement of personal cell phone expenses in 2023. In addition, Mr. Emanuel received certain business management and tax advisory services.

Mr. Lublin received personal use of Endeavor’s aircraft, certain tax advisory services and reserved parking in 2023. Mr. Shapiro received personal use of Endeavor’s aircraft in 2023.

The aggregate incremental cost of such perquisites in 2023 is included in the “All Other Compensation” column of the Summary Compensation Table below. From time to time, our named executive officers use Endeavor’s facilities to sponsor a personal event or meeting, but because they directly pay for costs associated with such events or meetings, there is no aggregate incremental cost to us for such use. From time to time, our named executive officers also use tickets to a variety of entertainment and sporting events that are purchased by us, however, because such tickets are purchased on an annual subscription basis, there is no aggregate incremental cost to us for such use. Further, each such named executive officer is subject to an aircraft time-sharing agreement, pursuant to which he or she reimburses Endeavor for the incremental costs associated with such personal flights and because Endeavor is so reimbursed by the named executive officer for such use, there is no aggregate incremental cost to us for such flights. To the extent, however, that guests accompany our named executive officers on business-related flights on Endeavor’s aircraft, the incremental cost of such travel, calculated on a cost-per-mile basis based upon the variable costs of the flight, including fuel, variable maintenance and ground transportation, is included. For purposes of calculating incremental costs, we also included the incremental costs of any deadhead flights, or portions thereof, made in connection with such travel. In addition, each of our named executive officers may utilize TKO-leased housing for business related travel to UFC’s office in Las Vegas, subject to availability and for which there is no aggregate incremental cost to us.

In the future, we may provide additional or different perquisites or other personal benefits in limited circumstances, such as where we believe doing so is appropriate to assist a named executive officer in the performance of his duties, to make our named executive officers more efficient and effective and for recruitment, motivation and/or retention purposes.

Clawback Policy

Endeavor and TKO have each instituted a clawback policy in accordance with the NYSE’s final rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, effective October 2, 2023 to support a culture of focused, diligent and responsible management that discourages conduct detrimental to our growth. Each of Endeavor’s and TKO’s policies applies to each person who serves as an executive officer of Endeavor or TKO, as applicable, as defined in Rule 10D-1(d) under the Exchange Act, which includes our named executive officers (each, a “covered employee”). In the event of a qualifying financial restatement, a covered employee will be required to forfeit erroneously awarded incentive compensation to Endeavor to the extent required under applicable law. Certain employees who are not covered employees are also subject to a separate clawback policies, which allows us and TKO to recover incentive compensation in similar circumstances.

Risk Analysis

We have reviewed our employee compensation policies, plans and practices to determine if they create incentives or encourage behavior that is reasonably likely to have a material adverse effect on Endeavor and its subsidiaries and we believe that there are no unmitigated risks created by our compensation policies, plans and practices that create incentives or encourage behavior that is reasonably likely to have a material adverse effect on us.

Equity Grant Timing

Endeavor does not time equity awards in coordination with the release of material non-public information or take into account material non-public information when determining the terms of equity awards.

Summary Compensation Table

The following table shows the compensation earned by our principal executive officer and our principal financial officer for the fiscal years ended December 31, 2021, 2022 and 2023, and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2023. For the fiscal year ended December 31, 2023, such compensation includes compensation from both Endeavor and TKO, as described further below.

The principal positions listed in the table refer to the positions of our named executive officers at Endeavor as of December 31, 2023.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Non-Equity Incentive Compensation ($)	Stock Awards ($)(7)		Option Awards ($)	All Other Compensation ($)(9)	Total ($)
Ariel Emanuel (1)	2023	4,911,538	(2)	34,650,000	(3)	—	43,470,921	(8)	—	847,045	83,879,505	(10)
Chief Executive Officer	2022	4,000,000		8,200,000		6,000,000	—		—	868,011	19,068,011
	2021	4,000,000		10,000,000		—	293,746,113		—	431,120	308,177,233
Jason Lublin	2023	2,250,000		4,698,667	(4)	—	6,924,532		—	17,172	13,890,371
Chief Financial Officer	2022	2,250,000		2,375,000		1,125,000	9,428,974		3,238,065	83,619	18,500,658
	2021	2,000,000		3,500,000		—	8,476,909		4,043,524	15,768	18,036,201
Patrick Whitesell	2023	4,000,000		5,775,000	(5)	—	3,067,490		—	429,242	13,271,732
Executive Chairman	2022	4,000,000		7,700,000		—	—		—	506,845	12,206,845
	2021	4,000,000		5,000,000		—	113,958,091		—	143,193	123,101,284
Mark Shapiro (1)	2023	3,759,615	(2)	18,500,000	(3)	—	15,988,562	(8)	—	602,943	38,851,121	(10)
President and Chief Operating Officer	2022	3,000,000		5,000,000		1,500,000	5,211,248		3,957,629	68,666	18,737,543
	2021	3,000,000		7,768,797		—	20,412,736		10,753,407	60,160	41,995,100
Seth Krauss (1)	2023	1,500,000	(2)	2,500,000	(6)	—	2,261,839		—	6,100	6,267,939
Chief Administrative Officer & Senior Counsel to the Board of Directors and Senior Management	2022	1,500,000		1,250,000		750,000	1,871,794		1,079,346	6,100	6,457,241
	2021	1,316,667		3,000,000		—	6,229,256		76,388	—	10,622,311

(1)

For Messrs. Emanuel, Shapiro and Krauss, in addition to serving as a Chief Executive Officer, President and Chief Operating Officer and Chief Administrative Officer & Senior Counsel to the Board of Directors and Senior Management of Endeavor respectively, Messrs. Emanuel, Shapiro and Krauss also served as Chief Executive Officer, President and Chief Operating Officer and Chief Legal and Administrative Officer of TKO, respectively, in fiscal year 2023 during the period following September 12, 2023.

(2)

For fiscal year 2023, Messrs. Emanuel and Shapiro received salaries from Endeavor and from TKO for their respective services to Endeavor and TKO as follows (with the salary from TKO relating to the period following September 12, 2023), the total aggregates of which are included in the table above:

Name	Salary from Endeavor ($)	Salary from TKO ($)	Total Salary ($)
Ariel Emanuel	4,000,000	911,538	4,911,538
Mark Shapiro	3,000,000	759,615	3,759,615

Mr. Krauss did not receive any base salary from TKO in fiscal year 2023. However, for the period following September 12, 2023, approximately fifty percent of his base salary paid by Endeavor, or $228,082, was allocable to Mr. Krauss’s services to TKO. Mr. Krauss is receiving a base salary from TKO for his services to TKO in respect of fiscal year 2024.

(3)

For fiscal year 2023, Messrs. Emanuel and Shapiro received bonuses from Endeavor and from TKO for their respective services to Endeavor and TKO as follows, the total sums of which are included in the table above:

Name	Annual Bonus from Endeavor ($)	Transaction Bonus from Endeavor ($)	Annual Bonus from TKO ($)	Transaction Bonus from TKO ($)	Total Bonus ($)
Ariel Emanuel	10,650,000	—	4,000,000	20,000,000	34,650,000
Mark Shapiro	4,500,000	5,000,000	4,000,000	5,000,000	18,500,000

(4)	This amount represents (a) a guaranteed annual bonus in the amount of $750,000, (b) a discretionary annual bonus in the amount of $1,948,667 and (c) a transaction bonus in the amount of $2,000,000.

(5)	This amount represents (a) a guaranteed annual bonus in the amount of $2,000,000 and (b) a discretionary annual bonus in the amount of $3,775,000.

(6)

This amount represents (a) a discretionary annual bonus from Endeavor in the amount of $1,500,000 and (b) a transaction bonus from Endeavor in the amount of $1,000,000. Mr. Krauss did not receive any annual or transaction bonus from TKO in fiscal year 2023. However, for the period following September 12, 2023, approximately fifty percent of his annual bonus paid by Endeavor, or $228,082, was allocable to Mr. Krauss’s services to TKO. Mr. Krauss is expected to be eligible to receive an annual bonus from TKO for his services to TKO in respect of fiscal year 2024.

(7)

The amounts listed in this column represent the grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), with respect to the grant of restricted stock units. Assumptions used in calculating these amounts are described in Note 14 to Endeavor’s audited consolidated financial statements included in Endeavor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

(8)

The amounts listed include stock awards made to the named executives by both Endeavor and TKO. For more information relating to these awards, see “Grants of Plan-Based Awards for Fiscal Year 2023” following this table.

(9)

For Mr. Emanuel, the amount reported in this column for fiscal year 2023 represents the value of business management and tax advisory services provided to him with an incremental cost equal to $225,000 (the aggregate fees paid for such services by Endeavor), the value of the aircraft use provided to him with an incremental cost as described below, the value of reserved parking, personal cell phone expenses, and 401(k) matching contributions. Approximately fifty percent of total matching contributions made by Endeavor following the TKO Transactions is allocable for Mr. Emanuel’s services to TKO. For Mr. Whitesell, the amount reported in this column for fiscal year 2023 represents the value of the aircraft use provided to him with an incremental cost as described below, and the value of reserved parking, personal cell phone expenses and the value of 401(k) matching contributions. For Mr. Lublin, the amount reported in this column for fiscal year 2023 represents the value of tax advisory services provided to him, the value of reserved parking, the value of 401(k) matching contributions and the value of the aircraft use provided to him with an incremental cost as described below. For Mr. Shapiro, the amount reported in this column for fiscal year 2023 represents the value of 401(k) matching contributions (approximately fifty percent of total matching contributions made by Endeavor following the TKO Transactions is allocable for Mr. Shapiro’s services to TKO) and the value of the aircraft use provided to him with an incremental cost as described below. For Mr. Krauss, the amount reported in this column for fiscal year 2023 represents the value of 401(k) matching contributions (approximately fifty percent of total matching contributions made by Endeavor following the TKO Transactions is allocable for Mr. Krauss’ services to TKO). From time to time, our named executive officers use Endeavor’s facilities to sponsor a personal event or meeting, but because they directly pay for costs associated with such events or meetings, there is no aggregate incremental cost to Endeavor for such use. From time to time, our named executive officers use tickets to a variety of entertainment and sporting events that are purchased by Endeavor, however, because such tickets are purchased on an annual subscription basis, there is no aggregate incremental cost to Endeavor for such use. From time to time, our named executive officers utilize TKO-leased housing for business related travel to UFC’s office in Las Vegas, subject to availability and for which there is no aggregate incremental cost to us. From time to time, certain of our named executive officers take personal flights on Endeavor’s aircraft. However, each such named executive officer is subject to an aircraft time-sharing agreement, pursuant to which he or she reimburses Endeavor for the incremental costs associated with such flights and because Endeavor is so reimbursed by the named executive officer for such use, there is no aggregate incremental cost to Endeavor. However, to the extent that guests accompany our named executive officers on business-related flights on Endeavor’s aircraft, the incremental cost of such travel and any deadhead flights or portions thereof is included in this column. Incremental cost is calculated on the basis of cost-per-mile based upon the variable costs of the flight, including fuel, variable maintenance and ground transportation. The aggregate incremental costs associated with such travel during fiscal year 2023 for Messrs. Emanuel, Whitesell and Shapiro were $608,039, $408,389 and $596,843, respectively.

(10)

For fiscal year 2023, Messrs. Emanuel and Shapiro received compensation from Endeavor and from TKO for their respective services to Endeavor and TKO as described above. Their total compensation as between amounts received from Endeavor and amounts received from or allocable for their services to TKO is as follows:

Name	Total from Endeavor ($)	Total from TKO ($)	Total ($)
Ariel Emanuel	18,966,944	64,912,560	83,879,505
Mark Shapiro	22,767,791	16,083,330	38,851,121

Grants of Plan-Based Awards for Fiscal Year 2023

The following table presents information with respect to each grant of plan-based awards to each named executive officer in fiscal year 2023, denoting the applicable entity providing such plan-based awards.

Name	Applicable Entity (1)	Grant Date	Estimate Future Payouts Under Non-Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock (#)		Grant Date Fair Value of Stock Awards ($) (13)
			Threshold ($)		Target ($)		Maximum ($)
Ariel Emanuel	EGH	—	—		6,000,000	(4)	—		—		—
	EGH	8/25/2023	—		—		—		146,634	(10)	3,470,827
	TKO	—	—	(2)	—		—		—		—
	TKO	9/12/2023	—		—		—		388,162	(11)	40,000,094
Jason Lublin	EGH	—	750,000		1,125,000	(5)	—		—		—
	EGH	2/21/2023	—		—		—		309,513	(12)	6,642,149
	EGH	8/25/2023	—		—		—		11,930	(10)	282,383
Patrick Whitesell	EGH	—	—	(3)	—		—		—		—
	EGH	8/25/2023	—		—		—		129,594	(10)	3,067,490
Mark Shapiro	EGH	—	—		1,500,000	(6)	6,000,000	(9)	—		—
	TKO	—	—		1,672,603	(7)	—		—		—
	EGH	2/21/2023	—		—		—		447,074	(12)	9,594,208
	EGH	8/25/2023	—		—		—		6,095	(10)	144,269
	TKO	9/12/2023	—		—		—		60,651	(11)	6,250,086
Seth Krauss	EGH	—	—		750,000	(8)	—		—		—
	EGH	2/21/2023	—		—		—		103,171	(12)	2,214,050
	EGH	8/25/2023	—		—		—		2,019	(10)	47,790

(1)	Awards from Endeavor (“EGH”) were issued under the Endeavor’s 2021 Incentive Award Plan and awards from TKO were issued under TKO’s 2023 Incentive Award Plan.

(2)

For fiscal year 2023, Mr. Emanuel is entitled to a guaranteed annual bonus of $1,750,000 under his employment agreement with TKO. Mr. Emanuel’s annual bonus at TKO for 2023 was not tied to achievement of any specified performance measure and, as such, is not included herein. Mr. Emanuel also received a transaction bonus from UFC (in respect of services to TKO) in the amount of $20,000,000, which was not tied to achievement of any specified performance measure and, as such, is not included herein.

(3)

Mr. Whitesell is entitled to a guaranteed annual bonus of $2,000,000 under his employment agreement. Mr. Whitesell’s annual bonus for 2023 was not tied to achievement of any specified performance measure and, as such, is not included herein.

(4)	This amount represents the target annual bonus payable under Mr. Emanuel’s employment agreement with Endeavor.

(5)	This amount represents 50% of the target annual bonus payable under Mr. Lublin’s employment agreement with Endeavor, which is tied to Adjusted EBITDA performance, and $750,000 of which is guaranteed.

(6)

This amount represents 50% of the target annual bonus payable under Mr. Shapiro’s employment agreement with Endeavor, which is tied to Adjusted EBITDA performance. Mr. Shapiro also received a transaction bonus from Endeavor (in respect of services to Endeavor) in the amount of $5,000,000, which was not tied to achievement of any specified performance measure and, as such, is not included herein.

(7)

This amount represents a pro-rated portion of the target bonus for the period of September 12, 2023 through September 11, 2024 payable under Mr. Shapiro’s employment agreement with TKO (the aggregate target amount of which is $5,500,000 for such period). Mr. Shapiro also received a transaction bonus from UFC (in respect of services to TKO) in the amount of $5,000,000, which was not tied to achievement of any specified performance measure and, as such, is not included herein.

(8)	This amount represents 50% of the target annual bonus payable under Mr. Krauss’ employment agreement with Endeavor, which is tied to Adjusted EBITDA performance.

(9)

Pursuant to Mr. Shapiro’s employment agreement with Endeavor, this amount represents the maximum annual bonus payable to Mr. Shapiro under his employment agreement with Endeavor, unless Endeavor’s Board of Directors or other applicable governing body determines otherwise.

(10)

This amount represents the number of restricted stock units granted by Endeavor, in connection with Endeavor Operating Company having imposed a limitation on tax distributions to its members (which resulted in certain members of Endeavor Operating Company including our named executive officers not receiving tax distributions from Endeavor Operating Company sufficient to cover the estimated amount of tax attributable to their respective interests in Endeavor Operating Company). For more information relating to these restricted stock units, see “Key Elements of Executive Compensation Program—Equity-Based Awards” above.

(11)

This amount represents the number of time-vesting restricted stock units of TKO granted by TKO. For more information relating to these restricted stock units, see “Key Elements of Executive Compensation Program—Equity-Based Awards” above and “Outstanding Equity Awards at 2023 Fiscal Year End” following this table.

(12)

This amount represents the number of time-vesting restricted stock units granted by Endeavor. For more information relating to these restricted stock units, see “Key Elements of Executive Compensation Program—Equity-Based Awards” above and “Outstanding Equity Awards at 2023 Fiscal Year End” following this table.

(13)

For each grant, this amount represents the grant date fair value calculated in accordance with ASC 718 with respect to the restricted stock units. Assumptions used in calculating these amounts are described in Note 14 to Endeavor’s audited consolidated financial statements included in Endeavor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Employment Agreements

Employment Agreements with Mr. Emanuel

Employment Agreement with Endeavor

Endeavor and Endeavor Operating Company are currently parties to an employment agreement with Mr. Emanuel that became effective on May 6, 2014 and was subsequently amended on December 31, 2014, October 9, 2017 and March 13, 2019.

The current term of Mr. Emanuel’s employment agreement expires on December 31, 2028. Mr. Emanuel’s employment agreement provides that Mr. Emanuel shall serve as Chief Executive Officer and will report to Endeavor’s Board of Directors. In addition, Mr. Emanuel is entitled, but not obligated, to serve on Endeavor’s Board of Directors (and any committee thereof, to the extent permitted by applicable law and listing standards). Mr. Emanuel’s employment agreement further provides that to the extent not inconsistent with the business practices and policies applicable to our employees, and if such activities do not interfere in any material respect with his duties and responsibilities, Mr. Emanuel is permitted to serve as a member of the board of directors of any charitable, educational, religious or entertainment industry trade, public interest or public service organization and any “for profit” entity approved by Endeavor’s Board of Directors and continue to serve in the board, advisory and ownership positions previously agreed to by Endeavor’s Board of Directors.

For fiscal year 2023, Mr. Emanuel’s employment agreement provided for an annual base salary of $4,000,000. Mr. Emanuel is also entitled to receive an annual bonus with a target bonus amount equal to $6,000,000. The attainment of the annual bonus will be based on the achievement of a performance metric to be mutually agreed upon between Mr. Emanuel and the Executive Committee. If (i) less than 90% of the performance metric is achieved, Mr. Emanuel’s annual bonus shall be determined and paid in Endeavor’s sole discretion, (ii) at least 90% of the performance metric is achieved, Mr. Emanuel’s annual bonus shall be at least 75% of the target bonus, (iii) at least 100% of the performance metric is achieved, Mr. Emanuel’s annual bonus shall be at least 100% of the target bonus, or (iv) at least 110% of the performance metric is achieved, Mr. Emanuel’s annual bonus shall be at least 125% of the target bonus. In addition to the foregoing, if at least 90% of the performance metric is achieved, Mr. Emanuel may, in Endeavor’s sole discretion, receive an additional cash bonus for the applicable year. Mr. Emanuel’s annual bonus and any discretionary decisions related to such bonus shall be determined by the Executive Committee (excluding Mr. Emanuel).

Mr. Emanuel’s employment agreement further provides that Mr. Emanuel is eligible to participate in all employee benefit programs made available to all active employees, and that Endeavor Operating Company shall maintain for Mr. Emanuel, at its sole cost and expense, a life insurance policy having a face amount of $4,000,000.

Mr. Emanuel’s employment agreement includes confidentiality and assignment of intellectual property provisions, and Mr. Emanuel has also entered into a restrictive covenant agreement pursuant to which he is subject to certain restrictive covenants, including non-disparagement restrictions, that are effective during employment and continue until the second anniversary of the date on which Mr. Emanuel and (if applicable) each of his affiliates ceases to own Endeavor’s equity securities, directly or indirectly or, if earlier, the second anniversary of the date on which Mr. Emanuel’s employment terminates for any reason. Mr. Emanuel’s employment agreement provides for severance upon certain terminations of employment as described below under “Potential Payments upon Termination of Employment or Change in Control.”

Employment Agreement with TKO

TKO is currently party to an employment agreement with Mr. Emanuel that became effective on September 12, 2023 and expires on December 31, 2027.

Mr. Emanuel’s TKO employment agreement provides that Mr. Emanuel shall serve as Chief Executive Officer of TKO and will report to the board of directors of TKO. Mr. Emanuel’s TKO employment agreement provides that he may continue to provide services in his role and position at Endeavor, Endeavor Operating Company and their respective subsidiaries, including as such role and position may be modified.

Mr. Emanuel’s TKO employment agreement provides for an annual base salary of $3,000,000, which will be pro-rated for any partial calendar year (if applicable) and subject to increase from time to time as approved by TKO governing body.

For his service with TKO during the portion of the fiscal year 2023 following the TKO Transactions, Mr. Emanuel was entitled to receive a guaranteed annual cash bonus equal to $1,750,000, which was paid during the first fiscal quarter of fiscal year 2024. Beginning in respect of fiscal year 2024, Mr. Emanuel will be eligible to receive an annual bonus with a target bonus amount equal to $7,000,000. The attainment of the annual bonus will be based on the achievement of a performance metric to be mutually agreed upon between Mr. Emanuel and TKO governing body. If (i) less than 90% of the performance metric is achieved, Mr. Emanuel’s annual bonus shall be determined and paid in TKO’s sole discretion, (ii) at least 90% of the performance metric is achieved, Mr. Emanuel’s annual bonus shall be at least 75% of the target bonus, (iii) at least 100% of the performance metric is achieved, Mr. Emanuel’s annual bonus shall be at least 100% of the target bonus, or (iv) at least 110% of the performance metric is achieved, Mr. Emanuel’s annual bonus shall be at least 125% of the target bonus. In addition to the foregoing, Mr. Emanuel may, in TKO’s sole discretion, receive an additional cash bonus for the applicable year. Mr. Emanuel’s annual bonus and any discretionary decisions related to such bonus shall be determined by TKO governing body.

Mr. Emanuel’s TKO employment agreement additionally entitled Mr. Emanuel to receive a transaction bonus of $20,000,000, which was paid within 30 days following the TKO Transactions.

Mr. Emanuel was also granted a one-time equity award comprised of 388,162 restricted stock units of TKO on September 12, 2023. The equity award will vest in four equal installments on each of the one-year, two-year, three-year and four-year anniversaries of September 12, 2023, subject to Mr. Emanuel’s continued employment with TKO through each applicable vesting date or as described below under “Potential Payments upon Termination of Employment or Change in Control—Equity Vesting”.

In addition, for fiscal year 2023, Mr. Emanuel is entitled to receive an equity award in the amount of $2,500,000. Such equity award was granted in the first quarter of fiscal year 2024, and is comprised of 29,064 restricted stock units of TKO that vest in three equal installments on each of the one-year, two-year and three-year anniversaries of January 20, 2024, subject to Mr. Emanuel’s continued employment with TKO through each applicable vesting date or as described below under “Potential Payments upon Termination of Employment or Change in Control—Equity Vesting”.

For each remaining fiscal year during the term of his employment agreement with TKO, Mr. Emanuel will be eligible to receive a TKO annual equity award in an amount that ranges from 75% to 150% of a $10,000,000 target amount. It is expected that fifty percent of the annual equity awards for each fiscal year shall be determined based on attainment of certain annual performance metrics, and fifty percent shall be determined based on continued service with TKO and/or other criteria. Each such annual award is expected to consist of restricted stock units of TKO or similar awards that vest in three equal installments on each of the one-year, two-year and three-year anniversaries of the date of grant, subject to the approval of TKO governing body, and subject to Mr. Emanuel’s continued employment with TKO through each applicable vesting date or as described below under “Potential Payments upon Termination of Employment or Change in Control—Equity Vesting”. The terms and conditions of Mr. Emanuel’s TKO equity awards (including the type, nature and vesting conditions thereof) will be determined in the good faith discretion of TKO governing body, and TKO governing body may only change the equity awards from time-vesting to performance-vesting awards after negotiations with Mr. Emanuel in good faith. The value of Mr. Emanuel’s equity awards may exceed the expected amount for the fiscal years described above.

Mr. Emanuel’s employment agreement with TKO further provides that Mr. Emanuel is eligible to participate in all TKO employee benefit programs made available to all active employees. Mr. Emanuel’s employment agreement with TKO provides for severance upon certain terminations of employment as described below under “Potential Payments upon Termination of Employment or Change in Control.”

Mr. Emanuel’s employment agreement with TKO includes confidentiality and assignment of intellectual property provisions.

Mr. Emanuel’s employment agreement with TKO provides that, if any payments to Mr. Emanuel would be considered “excess parachute payments” under Section 280G of the Code and subject to excise taxes under Section 4999 of the Code, such payments will be reduced to the extent such reduction would provide a greater net after-tax benefit to Mr. Emanuel in relation to the net after-tax benefit to Mr. Emanuel if all such payments had been made.

In connection with the transactions contemplated by the Merger Agreement (as defined below), on April 2, 2024, Endeavor, Endeavor Operating Company, William Morris Endeavor Entertainment, LLC (“WME”), Wildcat EGH Holdco, L.P. (“Holdco Parent”) and Wildcat OpCo Holdco, L.P. (“Opco Parent”) entered into a letter agreement with Mr. Emanuel, providing for, among other things, his employment and compensation following consummation of the Merger (as defined below). For further information regarding the terms of the letter agreement with Mr. Emanuel, see the Current Report on Form 8-K filed by Endeavor on April 3, 2024.

Employment Agreement with Mr. Whitesell

Endeavor and Endeavor Operating Company are currently parties to an employment agreement with Mr. Whitesell that became effective on May 6, 2014 and was subsequently amended on December 31, 2014, October 9, 2017 and March 13, 2019.

The current term of Mr. Whitesell’s employment agreement expires on December 31, 2028. Mr. Whitesell’s employment agreement provides that Mr. Whitesell shall serve as Executive Chairman and will report to Endeavor’s Board of Directors. In addition, Mr. Whitesell is entitled, but not obligated, to serve on Endeavor’s Board of Directors (and any committee thereof, to the extent permitted by applicable law and listing standards). Mr. Whitesell’s employment agreement further provides that to the extent not inconsistent with the business practices and policies applicable to Endeavor’s employees, and if such activities do not interfere in any material respect with his duties and responsibilities, Mr. Whitesell is permitted to serve as a member of the board of directors of any charitable, educational, religious or entertainment industry trade, public interest or public service organization and any “for profit” entity approved by Endeavor’s Board of Directors and continue to serve in the board, advisory and ownership positions previously agreed to by Endeavor’s Board of Directors.

For fiscal year 2023, Mr. Whitesell’s employment agreement provided for an annual base salary of $4,000,000. Mr. Whitesell is also entitled to receive an annual “guaranteed” bonus in an aggregate amount equal to $2,000,000, which amount shall be payable to Mr. Whitesell only to the extent he remains in good standing with Endeavor Operating Company and is employed on December 31 of the year in which the guaranteed bonus is earned.

Mr. Whitesell’s employment agreement further provides that Mr. Whitesell is eligible to participate in all employee benefit programs made available to all active employees, and that Endeavor Operating Company shall maintain for Mr. Whitesell, at its sole cost and expense, a life insurance policy having a face amount of $4,000,000.

Mr. Whitesell’s employment agreement includes confidentiality and assignment of intellectual property provisions, and Mr. Whitesell has also entered into a restrictive covenant agreement pursuant to which he is subject to certain restrictive covenants, including non-disparagement restrictions, that are effective during employment and continue until the second anniversary of the date on which Mr. Whitesell and (if applicable) each of his affiliates ceases to own Endeavor’s equity securities, directly or indirectly or, if earlier, the second anniversary of the date on which Mr. Whitesell’s employment terminates for any reason.

Mr. Whitesell’s employment agreement provides for severance upon certain terminations of employment as described below under “Potential Payments upon Termination of Employment or Change in Control.”

In connection with the execution of the Merger Agreement, Mr. Whitesell entered into a letter agreement with Endeavor, Endeavor Operating Company, WME, Holdco Parent and Opco Parent providing for, among other things, his compensation following consummation of the Merger. For further information regarding the terms of the letter agreement with Mr. Whitesell, see the Current Report on Form 8-K filed by Endeavor on April 3, 2024.

Employment Agreement with Mr. Lublin

Endeavor and Endeavor Operating Company entered into an employment agreement with Mr. Lublin, effective on May 3, 2021, which was subsequently amended on February 23, 2023 and November 3, 2023.

The term of Mr. Lublin’s employment agreement expires on May 3, 2026. Mr. Lublin’s employment agreement provides that to the extent not inconsistent with the business practices and policies applicable to Endeavor’s employees, and if such activities do not interfere in any material respect with his duties and responsibilities, Mr. Lublin is permitted to serve as a member of the board of directors of any charitable, educational, religious, public interest or public service organization and any “for profit” entity approved by Endeavor’s Board of Directors. During the term of Mr. Lublin’s employment agreement, his principal place of employment is in the Los Angeles metropolitan area.

For fiscal year 2023, Mr. Lublin’s employment agreement provided for an annual base salary of $2,250,000 (until Mr. Lublin’s employment agreement expires) and an opportunity to earn an annual cash bonus of 100% of his annual base salary at the discretion of Endeavor’s applicable governing body based on continued service and the attainment of certain performance metrics provided that Mr. Lublin’s annual cash bonus for each year of the employment agreement term shall not be less than $750,000 (pro-rated as applicable for the final year of the term).

In addition, Mr. Lublin is eligible to receive an annual equity award in respect of each calendar year based on his continued service and the attainment of certain annual performance metrics. This equity award is expected to represent an aggregate value ranging from 75% to 150% of the sum of Mr. Lublin’s then-current annual base salary and then-current target annual cash bonus, with 50% of the award to be granted in the form of options (or similar awards), with vesting based on continued service over a three-year period following the date of grant, and 50% of the award to be granted in the form of restricted stock units (or similar awards), with vesting based on continued service and/or the attainment of performance goals or metrics. However, pursuant to a letter agreement entered into on February 26, 2024, Mr. Lublin waived his eligibility to receive an annual equity award in respect of calendar year 2023 and received a one-time cash retention bonus of $4.05 million, subject to clawback upon certain terminations of employment. For more information, see page 66 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Mr. Lublin’s employment agreement further provides that he is entitled to participate in all of Endeavor’s benefit plans and programs that are provided by us from time to time; provided, that to the extent that there are multiple benefit plans, Mr. Lublin will be entitled to participate in the same level of benefit plans as are available to the active employees of Endeavor, other than the Chief Executive Officer and Executive Chairman of Endeavor. The employment agreement provides for severance upon certain terminations of employment as described below under “Potential Payments upon Termination of Employment or Change in Control.”

Under Mr. Lublin’s employment agreement and/or his equity award agreement entered into on April 19, 2021 (which amended and restated the terms of his existing direct and indirect equity interests in Endeavor Operating Company), Mr. Lublin is subject to confidentiality and assignment of intellectual property provisions, and certain restrictive covenants, including non-disparagement restrictions, that are effective during the period of his employment and continue until the earlier of (a) the second anniversary of the date on which Mr. Lublin and (if applicable) each of his affiliates ceases to own Endeavor’s equity securities, directly or indirectly or (b) the second anniversary of the date on which Mr. Lublin’s employment terminates for any reason.

Employment Agreement with Mr. Shapiro

Employment Agreement with Endeavor

During fiscal year 2023, Endeavor and Endeavor Operating Company were parties to an employment agreement with Mr. Shapiro that became effective on May 3, 2021 and was expected to expire on May 3, 2024. On February 26, 2024, Endeavor and Endeavor Operating Company entered into an amendment to his employment agreement that extended the term of his employment agreement through May 3, 2025. The description below describes the terms of his agreement as in effect in fiscal year 2023, to the extent implemented or otherwise applicable for fiscal year 2023, and the terms of his amendment to his employment agreement in 2024, to the extent applicable on a going forward basis.

Mr. Shapiro’s employment agreement provides that to the extent not inconsistent with the business practices and policies applicable to Endeavor’s employees, and if such activities do not interfere in any material respect with his duties and responsibilities, Mr. Shapiro is permitted to serve as a member of the board of directors of any charitable, educational, religious, public interest or public service organization and any “for profit” entity approved by Endeavor’s Board of Directors and continue to serve in the board, advisory and ownership positions previously agreed to by Endeavor’s Board of Directors. During the term of Mr. Shapiro’s employment agreement, his principal place of employment is in New York, New York.

For fiscal year 2023, Mr. Shapiro’s employment agreement provides for an annual base salary of $3,000,000 and an opportunity to earn an annual cash bonus with a target of 100% of his annual base salary at the discretion of Endeavor’s Board of Directors or other applicable governing body based on continued service and the attainment of certain performance metrics provided, that Mr. Shapiro’s annual bonus for any year of the employment agreement term shall not exceed 200% of his annual base salary, unless Endeavor’s Board of Directors or other applicable governing body determines otherwise.

Mr. Shapiro’s employment agreement further provides that he is entitled to participate in all of Endeavor’s benefit plans and programs and perquisites that are provided by us from time to time to senior executives of Endeavor, other than those made available exclusively to the Chief Executive Officer and Executive Chairman of Endeavor.

In addition, Mr. Shapiro is eligible to receive annual equity awards in respect of each calendar year based on his continued service and the attainment of certain annual performance metrics. These equity awards are expected to represent an aggregate value ranging from the sum of 75% to 150% of Mr. Shapiro’s then-current annual base salary and then-current target annual cash bonus, with 50% of the value of the award to be granted in the form of options (or similar awards), with vesting based on continued service over a three-year period following the date of grant, and 50% of the award to be granted in the form of restricted stock units (or similar awards), with vesting based on continued service and/or the attainment of performance goals or metrics. However, pursuant to the most recent amendment to his employment agreement in 2024, Mr. Shapiro waived his eligibility to receive an annual equity award in respect of calendar years 2023 and 2024 and received a one-time cash retention bonus of $10.0 million, subject to clawback upon certain terminations of employment. For more information, see page 66 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

The employment agreement provides for severance upon certain terminations of employment as described below under “Potential Payments upon Termination of Employment or Change in Control.”

Under Mr. Shapiro’s employment agreement and/or his equity award agreement entered into on April 19, 2021 (which amended and restated the terms of his existing direct and indirect equity interests in Endeavor Operating Company), Mr. Shapiro is subject to confidentiality and assignment of intellectual property provisions and certain restrictive covenants, that are effective during the period of his employment and continue until second anniversary of the date on which Mr. Shapiro’s employment terminates for any reason.

In connection with the execution of the Merger Agreement, Endeavor and Endeavor Operating Company entered into an amendment to Mr. Shapiro’s employment agreement, effective as of April 2, 2024 (which provided for an increase in base salary and certain increased bonus compensation), and entered into a new amended and restated employment agreement with Mr. Shapiro, to be effective upon the consummation of the Merger (which provides his compensation terms following the Merger and supersede his existing employment agreement). For further information regarding the terms of Mr. Shapiro’s employment agreement amendment and amended and restated employment agreement, see the Current Report on Form 8-K filed by Endeavor on April 3, 2024.

Employment Agreement with TKO

During fiscal year 2023, TKO was a party to an employment agreement with Mr. Shapiro that became effective on September 12, 2023 and was expected to expire on the first anniversary thereof. On January 21, 2024, TKO and Mr. Shapiro entered into a new employment agreement that superseded his prior agreement and expires on December 31, 2027. The description below describes the terms of his prior agreement, to the extent implemented or otherwise applicable for fiscal year 2023, and the terms of his new agreement, to the extent applicable on a going forward basis.

The TKO employment agreement provides that Mr. Shapiro shall serve as President and Chief Operating Officer of TKO and will report to Ariel Emanuel as Chief Executive Officer of TKO. Mr. Shapiro’s employment agreement provides that he may continue to provide services in his role and position at Endeavor, Endeavor Operating Company, LLC and their respective subsidiaries, including as such roles and positions may be modified.

Mr. Shapiro’s employment agreement with TKO provides for an annual base salary of $2,500,000 for fiscal year 2023. Starting in fiscal year 2024, his base salary increased to $4,000,000, subject to increase from time to time as approved by TKO’s governing body.

For fiscal year 2023, Mr. Shapiro is entitled to a TKO annual cash bonus equal to $4,000,000. For each remaining fiscal year during the term of Mr. Shapiro’s employment agreement with TKO, Mr. Shapiro will be eligible to receive an annual bonus with a target bonus amount equal to $6,000,000. The amount of the annual bonus will be based on the achievement of performance metrics based on the TKO’s performance (which may include EBITDA) and/or Mr. Shapiro’s individual performance, as determined by the TKO’s governing body in good faith after receipt of recommendations from TKO’s Chief Executive Officer (after his consultation with Mr. Shapiro).

Mr. Shapiro’s employment agreement with TKO additionally entitled Mr. Shapiro to receive a transaction bonus of $5,000,000, which was paid within 30 days following the TKO Transactions.

Pursuant to Mr. Shapiro’s employment agreement with TKO, Mr. Shapiro received a one-time equity award comprised of 60,651 restricted stock units of TKO on September 12, 2023 (the “2023 Award”), and a one-time equity award comprised of 252,749 restricted stock units on January 22, 2024 (the “2024 Award”). The 2023 Award will vest on September 12, 2024 (the one-year anniversary of the closing of the TKO Transactions) and the 2024 Award will vest in four equal installments on each of December 31, 2024, December 31, 2025, December 31, 2026, and December 31, 2027, in each case, subject to Mr. Shapiro’s continued employment through such date or as described below under “Potential Payments upon Termination of Employment or Change in Control—Equity Vesting”. For fiscal year 2024 and each subsequent fiscal year during the term of his TKO employment agreement, Mr. Shapiro will be eligible to receive an annual equity award with a target amount of $10,000,000. The amount of each equity award will be based on the achievement of performance metrics, continued service and/or other criteria, as determined by TKO governing body in good faith, and each equity award is expected to consist of TKO restricted stock units or similar awards that vest in three equal installments on each of the one-year, two-year and three-year anniversaries of the date of grant, subject to the approval of TKO governing body, and subject to Mr. Shapiro’s continued employment through each applicable vesting date or as described below under “Potential Payments upon Termination of Employment or Change in Control—Equity Vesting”. The terms and conditions of Mr. Shapiro’s equity awards (including the type, nature and vesting conditions thereof) will be determined in the sole discretion of TKO governing body. The value of Mr. Shapiro’s equity awards may exceed the expected amount for the fiscal years described above.

Mr. Shapiro’s employment agreement with TKO further provides that Mr. Shapiro is eligible to participate in all TKO employee benefit programs made available to all active employees; provided, that Mr. Shapiro shall have reasonable access to private aircraft available to TKO for business travel purposes (or first class or charter aircraft for business travel when not using any private aircraft available to TKO), be reimbursed for reasonable commuting expenses (including appropriate car service) and, commencing in fiscal year 2024, be reimbursed for an annual executive physical. Mr. Shapiro’s employment agreement with TKO provides for severance upon certain terminations of employment as described below under “Potential Payments upon Termination of Employment or Change in Control—Potential Payments upon Termination of Employment or Change in Control.”

Mr. Shapiro’s employment agreement with TKO includes confidentiality and assignment of intellectual property provisions.

Mr. Shapiro’s employment agreement with TKO provides that, if any payments to Mr. Shapiro would be considered “excess parachute payments” under Section 280G of the Code and subject to excise taxes under Section 4999 of the Code, such payments will be reduced to the extent such reduction would provide a greater net after-tax benefit to Mr. Shapiro in relation to the net after-tax benefit to Mr. Shapiro if all such payments had been made.

Employment Agreement with Mr. Krauss

Employment Agreement with Endeavor

Endeavor and Endeavor Operating Company entered into an employment agreement with Mr. Krauss, effective on May 3, 2021, which was subsequently amended on December 21, 2023.

The term of Mr. Krauss’ employment agreement expires on December 31, 2024. Mr. Krauss’ employment agreement further provides that to the extent not inconsistent with the business practices and policies applicable to Endeavor’s employees, and if such activities do not interfere in any material respect with his duties and responsibilities, Mr. Krauss is permitted to serve as a member of the board of directors of any charitable, educational, religious, public interest or public service organization and any “for profit” entity approved by Endeavor’s Board of Directors. During the term of Mr. Krauss’ employment agreement, his principal place of employment is in New York County.

For fiscal year 2023, Mr. Krauss’ employment agreement provides for an annual base salary of $1,500,000, with an opportunity to earn an annual bonus with a target of 100% of base salary at the discretion of Endeavor’s Board of Directors or other applicable governing body based on continued service and the attainment of certain performance metrics.

Mr. Krauss’ employment agreement further provides that he is entitled to participate in all of Endeavor’s benefit plans and programs that are provided by us from time to time; provided, that to the extent that there are multiple benefit plans, Mr. Krauss will be entitled to participate in the same level of benefit plans as are available to the active employees of Endeavor, other than the Chief Executive Officer and Executive Chairman of Endeavor.

In addition, Mr. Krauss is eligible to receive an annual equity award in respect of each calendar year based on his continued service and the attainment of certain annual performance metrics. This equity award is expected to represent an aggregate value ranging from 50% to 150% of Mr. Krauss’s then-current annual base salary, with 50% of the value of the award to be granted in the form of options (or similar awards), with vesting based on continued service over a three-year period following the date of grant, and 50% of the value of the award to be granted in the form of restricted stock units (or similar awards), with vesting based on continued service and/or the attainment of performance goals or metrics. Mr. Krauss’ employment agreement provides for severance upon certain terminations of employment as described below under “Potential Payments upon Termination of Employment or Change in Control.” However, pursuant to a letter agreement entered into on February 26, 2024, Mr. Lublin waived his eligibility to receive an annual equity award in respect of calendar year 2023 and received a one-time cash retention bonus of $1.35 million, subject to clawback upon certain terminations of employment. For more information, the description in on page 66 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Pursuant to his employment agreement and/or his equity award agreement entered into on April 19, 2021, (which amended and restated the terms of his existing direct and indirect equity interests in Endeavor Operating Company), Mr. Krauss is subject to confidentiality and assignment of intellectual property provisions and certain restrictive covenants, that are effective during the period of his employment and continue until the second anniversary of the date on which Mr. Krauss’ employment terminates for any reason.

Employment Agreement with TKO

TKO was not party to an employment agreement with Mr. Krauss in fiscal year 2023. On January 12, 2024, TKO became a party to an employment agreement with Mr. Krauss that became effective on January 1, 2024 and expires on December 31, 2027.

Mr. Krauss’s employment agreement with TKO provides that Mr. Krauss shall serve as Chief Legal and Administrative Officer of TKO and will report to TKO’s President or Chief Operating Officer (currently Mark Shapiro) or any successor position thereto.

Mr. Krauss’s employment agreement provides for an annual base salary of $2,000,000, subject to increase from time to time as approved by TKO governing body.

For fiscal year 2023, Mr. Krauss will be eligible to receive a cash bonus, which amount will be determined by TKO governing body. Beginning in fiscal year 2024 and during the remainder of the term of Mr. Krauss’ employment agreement with TKO, Mr. Krauss will be eligible to receive an annual bonus with a target bonus amount equal to $2,000,000. The amount of the annual bonus will be based on the achievement of performance metrics based on TKO performance, as determined by TKO governing body in good faith.

Mr. Krauss’s employment agreement with TKO entitles Mr. Krauss to receive a one-time equity award comprised of 39,109 restricted stock units of TKO (which was granted on January 12, 2024). This award will vest in four equal installments on each of December 31, 2024, December 31, 2025, December 31, 2026 and December 31, 2027, subject to Mr. Krauss’s continued employment with TKO through each applicable vesting date or as described below under “Potential Payments upon Termination of Employment or Change in Control—Equity Vesting”.

In addition, for fiscal year 2023, Mr. Krauss was eligible to receive an equity award in the amount of $1,216,438. Such equity award was granted in the first quarter of fiscal year 2024, and is comprised of 14,127 TKO restricted stock units that vest in three equal installments on each of the one-year, two-year and three-year anniversaries of January 20, 2024, subject to Mr. Krauss’ continued employment with TKO through each applicable vesting date or as described below under “Potential Payments upon Termination of Employment or Change in Control—Equity Vesting”.

For each remaining fiscal year during the term of his employment agreement with TKO, Mr. Krauss will be eligible to receive an annual equity award with a target amount of $4,000,000. The amount of each equity award will be based on the achievement of performance metrics, continued service and/or other criteria, as determined by the TKO governing body in good faith, and each equity award is expected to consist of TKO restricted stock units or similar awards that vest in three equal installments on each of the one-year, two-year and three-year anniversaries of the date of grant, subject to the approval of TKO governing body, and subject to Mr. Krauss continued employment through each applicable grant and vesting date, and subject to Mr. Krauss’ continued employment through each applicable vesting date or as described below under “Potential Payments upon Termination of Employment or Change in Control—Equity Vesting”.

Mr. Krauss’ employment agreement with TKO includes confidentiality, assignment of intellectual property provisions and a certain non-competition and non-solicitation restrictions for up to two years following termination of employment, provided that, in the event of a termination without Cause or for Good Reason (each as defined in his TKO employment agreement), the non-competition restrictions shall only apply to the extent TKO continues to pay base salary to Mr. Krauss (and, in such case, such restrictions (and corresponding base salary payments) will not continue for more than six months following termination).

Mr. Krauss employment agreement with TKO provides that, if any payments to Mr. Krauss would be considered “excess parachute payments” under Section 280G of the Code and subject to excise taxes under Section 4999 of the Code, such payments will be reduced to the extent such reduction would provide a greater net after-tax benefit to Mr. Krauss in relation to the net after-tax benefit to Mr. Krauss if all such payments had been made.

Outstanding Equity Awards at 2023 Fiscal Year End

The following table provides information about the outstanding equity awards held by our named executive officers as of December 31, 2023. For a discussion of the treatment of outstanding equity awards in connection with the transactions contemplated by the Merger Agreement, see the Current Report on Form 8-K filed by Endeavor on April 3, 2024

Name	Applicable Entity	Type of Equity	Grant Date	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)		Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(6)
Ariel Emanuel	EGH	RSUs	5/3/2021	—	—		—	—	—		—		803,030	(7)	19,055,902	(7)
	TKO	RSUs	9/12/2023						388,162	(2)	31,666,256	(5)
Jason Lublin	EGH	Stock Options	4/28/2021	429,687	—		24.00	4/28/2031	—		—		—		—
	EGH	Stock Options	2/22/2022	86,194	172,387	(1)	29.91	2/22/2032	—		—		—		—
	EGH	RSUs	2/22/2022	—	—		—	—	72,510	(1)	1,720,662	(6)	—		—
	EGH	RSUs	2/21/2023	—	—		—	—	309,513	(3)	7,344,743	(6)	—		—
Patrick Whitesell	EGH	RSUs	5/3/2021	—	—		—	—	—		—		2,040,816	(8)	48,428,564	(8)
Mark Shapiro	EGH	Stock Options	4/28/2021	1,145,833	—		24.00	4/28/2031	—		—		—		—
	EGH	Stock Options	2/22/2022	105,348	210,695	(1)	29.91	2/22/2032	—		—		—		—
	EGH	RSUs	2/22/2022	—	—		—	—	88,623	(1)	2,103,024	(6)	—		—
	EGH	RSUs	2/21/2023	—	—		—	—	447,074	(3)	10,609,066	(6)	—		—
	TKO	RSUs	9/12/2023						60,651	(4)	4,947,909	(5)
Seth Krauss	EGH	Stock Options	4/28/2021	57,291	—		24.00	4/28/2031	—		—		—		—
	EGH	Stock Options	4/28/2021	19,097	—		24.00	4/28/2031	—		—		—		—
	EGH	RSUs	5/3/2021	—	—		—	—	—		—		22,735	(9)	539,502	(9)
	EGH	Stock Options	2/22/2022	28,731	57,462	(1)	29.91	2/22/2032	—		—		—		—
	EGH	RSUs	2/22/2022	—	—		—	—	24,170	(1)	573,554	(6)	—		—
	EGH	RSUs	2/21/2023	—	—		—	—	103,171	(3)	2,448,248	(6)	—		—

(1)

As of December 31, 2023, the unvested time-based equity awards were scheduled to vest in two equal installments on each of February 22, 2024, and February 22, 2025, subject to continued employment through the applicable vesting date.

(2)

As of December 31, 2023, the unvested time-based equity awards were scheduled to vest in four equal installments on each of September 12, 2024, September 12, 2025, September 12, 2026 and September 12, 2027, subject to continued employment through the vesting date.

(3)

As of December 31, 2023, the unvested time-based equity awards were scheduled to vest in three equal installments on each of February 21, 2024, February 21, 2025, and February 21, 2026, subject to continued employment through the applicable vesting date.

(4)	As of December 31, 2023, the unvested time-based equity awards were scheduled to vest on September 12, 2024, subject to continued employment through the vesting date.

(5)	Represents the fair market value per share of Class A common stock of $81.58, as of December 29, 2023.

(6)	Represents the fair market value per share of Endeavor’s Class A common stock of $23.73, as of December 29, 2023.

(7)

The aggregate number of shares that remain unearned and unvested under Mr. Emanuel’s performance stock unit award is not determinable because they are earned based on future increases to Endeavor’s stock price which are unascertainable. Therefore, we have shown here the number of shares of Class A common stock that would be received upon achieving the immediately subsequent stock price milestone under such award (i.e., $33.00), which we view as a representative amount for purposes of this table taking into account the fiscal year 2023 performance (which resulted in no stock price milestone being achieved). Additional shares may be received upon achievement of subsequent stock price milestones.

(8)

The aggregate number of shares that remain unearned and unvested under Mr. Whitesell’s performance-vesting restricted stock unit award is not determinable because they are earned based on future increases to Endeavor’s stock price which are unascertainable. Therefore, we have shown here the number of shares of Class A common stock that would be received upon achieving the first stock price milestone under such award (i.e., $49.00), which we view as a representative amount for purposes of this table taking into account fiscal year 2023 performance (which resulted in no stock price milestone being achieved). Additional shares may be received upon achievement of subsequent stock price milestones.

(9)

As of December 31, 2023, one-fourth of the unvested performance-vesting equity awards were scheduled to vest upon the achievement by Endeavor of each of the following four prices per share of Endeavor’s Class A common stock: $35.13; $38.64; $42.50; and $46.50, subject to continued employment through the applicable vesting date. Such award will remain outstanding and eligible to vest for five years following the date of grant.

Stock Vested During Fiscal Year 2023

The following table sets forth information regarding shares of restricted stock and restricted stock units that vested during fiscal year 2023 for each of the named executive officers. No options were exercised by the named executive officers during fiscal year 2023.

		Stock Awards
Name	Award Type	Number of Equity Interests Acquired on Vesting (#)	Value Realized on Vesting of Equity Interests ($)(1)
Ariel Emanuel	RSUs	1,098,023	27,759,789
	Restricted stock	309,941	6,920,983
Jason Lublin	RSUs	100,268	2,415,473
Patrick Whitesell	RSUs	129,594	3,067,490
Mark Shapiro	RSUs	189,296	4,672,059
Seth Krauss	RSUs	25,678	602,744

(1)	Represents the fair market value per share of Endeavor’s Class A common stock on the date of vesting. No awards granted by TKO vested in fiscal year 2023.

Potential Payments upon Termination of Employment or Change in Control

Severance Payments and Benefits under Employment Agreements with Endeavor

All of our named executive officers are entitled to certain severance benefits following certain terminations of employment. Such severance benefits, as of December 31, 2023, are described directly below. No severance payments or benefits are payable in the event of a termination for cause. For a discussion of certain severance benefits for certain of our named executive officers following the execution of the Merger Agreement, see the Current Report on Form 8-K filed by Endeavor on April 3, 2024.

Ariel Emanuel

If Mr. Emanuel’s employment is terminated without cause or due to a resignation for good reason, he is entitled to receive any unpaid annual bonus for the year prior to the year of termination, which amount shall be paid in a lump sum within thirty days of Mr. Emanuel’s termination of employment, and an aggregate amount equal to two (2) times the sum of (x) his base salary and (y) his target bonus, which amount shall be paid ratably in monthly installments over the twenty-four month period following the date of Mr. Emanuel’s termination of employment. Payment of the salary and target bonus is subject to the execution of a release of claims. Further, if Mr. Emanuel’s employment is terminated due to death or disability, he will be entitled to receive any unpaid annual bonus for the year prior to the year of termination and a pro-rata portion of the target bonus for the year of termination.

Patrick Whitesell

If Mr. Whitesell’s employment is terminated without cause or due to a resignation for good reason, he is entitled to receive any unpaid guaranteed bonus for the year prior to the year of termination, which amount shall be paid in a lump sum within thirty days of Mr. Whitesell’s termination of employment, and an aggregate amount equal to two (2) times the sum of (x) his base salary and (y) his guaranteed bonus, which amount shall be paid ratably in monthly installments over the twenty-four month period following the date of Mr. Whitesell’s termination of employment. Payment of the salary and guaranteed bonus is subject to the execution of a release of claims. Further, if Mr. Whitesell’s employment is terminated due to death or disability, he will be entitled to receive any unpaid guaranteed bonus for the year prior to the year of termination and a pro-rata portion of the guaranteed bonus for the year of termination.

Jason Lublin

If Mr. Lublin’s employment is terminated without cause or due to a resignation for good reason, he is entitled to (i) continued payment of his base salary commencing on the date of termination and ending on the later of (x) the end of his employment term (i.e., May 3, 2026) and (y) the first anniversary of the termination date (such period, the “Lublin Severance Period”) and (ii) payment of his guaranteed bonus for each calendar year during the Lublin Severance Period (prorated for any partial year at the end of the Lublin Severance Period). If Mr. Lublin’s employment is terminated due to an employer non-renewal, he shall be entitled to (i) continued payment of his base salary as though he had remained employed for twelve months following termination and (ii) payment of a full year’s guaranteed bonus under his agreement (i.e., $750,000). If Mr. Lublin’s employment is terminated due to death or disability, he shall be entitled to payment of his target annual bonus for the fiscal year of termination, pro-rated for the portion of the fiscal year he was employed. If Mr. Lublin’s employment is terminated in fiscal year 2026 following May 3, 2026 and other than as a result of an employer non-renewal or by the Company for cause, he shall only be entitled to payment of his annual bonus for fiscal year 2026 based on actual performance, pro-rated for the portion of the fiscal year he was employed. Payment of the severance benefits is subject to the execution of a release of claims.

Mark Shapiro

If Mr. Shapiro’s employment is terminated without cause or due to a resignation for good reason, he is entitled to (i) continued payment of his base salary commencing on the date of termination and ending on the later of (x) the end of his employment term (i.e., May 3, 2025) and (y) the second anniversary of the termination date (such period, the “Shapiro Severance Period”) and (ii) payment of his target bonus for each calendar year during the Shapiro Severance Period (prorated for any partial year at the end of the Shapiro Severance Period). If Mr. Shapiro’s employment is terminated due to an employer non-renewal, he shall be entitled to (i) continued payment of his base salary as though he had remained employed for twenty-four months following termination and (ii) payment of (x) the annual bonus in the year prior to which termination occurs (the “Prior Year Bonus”) multiplied by two, plus (y) a prorated portion of the Prior Year Bonus for any partial year at the end of the twenty-four month period following such Mr. Shapiro’s termination. If Mr. Shapiro’s employment is terminated due to death or disability, he shall be entitled to payment of his target annual bonus for the fiscal year of termination, pro-rated for the portion of the fiscal year he was employed. If Mr. Shapiro’s employment is terminated in fiscal year 2025 following the fourth anniversary of Endeavor’s IPO and other than as a result of an employer non-renewal or by the Company for cause, he shall only be entitled to payment of his annual bonus for fiscal year 2025 based on actual performance, pro-rated for the portion of the fiscal year he was employed. Payment of the severance benefits is subject to the execution of a release of claims.

Seth Krauss

If Mr. Krauss’ employment is terminated without cause or due to a resignation for good reason, he is entitled to (i) continued payment of his base salary as though he had remained employed through the later of (A) December 31, 2024, and (B) the first anniversary of the date of termination, and (ii) payment equal to the target bonus for the calendar year in which termination occurs. If Mr. Krauss’ employment is terminated due to an employer non-renewal, he shall be entitled to continued payment of his base salary as though he had remained employed for six months following termination.

Severance Payments and Benefits under Employment Agreements with TKO

Our following named executive officers are entitled to certain severance benefits following certain terminations of employment with TKO. Such severance benefits are described directly below. No severance payments or benefits are payable in the event of a termination for cause.

Ariel Emanuel

If Mr. Emanuel’s employment with TKO is terminated without “cause” or due to a resignation for “good reason” he is entitled to (i) any unpaid annual bonus for the year prior to the year of termination, which shall be paid in a lump sum within thirty days after Mr. Emanuel’s termination of employment, and (ii) an amount equal to two times the sum of (x) his base salary and (y) his target bonus, which shall be paid ratably in monthly installments over the twenty-four month period following the date of Mr. Emanuel’s termination of employment.

If Mr. Emanuel’s employment with TKO is terminated due to death or disability, he will be entitled to receive any unpaid annual bonus for the year prior to the year of termination and a pro-rata portion of the target bonus for the year of termination.

Any severance that Mr. Emanuel is entitled to receive upon his termination by TKO without cause or due to a resignation for good reason is subject to Mr. Emanuel’s execution and non-revocation of a release of claims.

Mark Shapiro

Employment Agreement for Fiscal Year 2023

On and prior to December 31, 2023, Mr. Shapiro was eligible for certain severance under his then-current employment agreement with TKO, which is described immediately below. Mr. Shapiro did not, however, experience a termination of employment with TKO in fiscal year 2023. If Mr. Shapiro’s employment with TKO is terminated without “cause” or due to a resignation for “good reason” prior to the end of such employment term, he is entitled to (i) continued payment of his base salary commencing on the date of termination and ending on September 12, 2025, (ii) payment of his target bonus for the period ending on September 12, 2024 (less any bonus previously paid for that period) and (iii) an amount equal to his target bonus for each calendar year commencing with 2024 and ending on September 12, 2025 (pro-rated for any partial year).

If Mr. Shapiro’s employment with TKO is terminated due to an employer non-renewal (as defined in his TKO employment agreement), Mr. Shapiro shall be entitled to (i) continued payment of his base salary as though he had remained employed for twelve months following the termination date and (ii) payment of an amount equal to his target annual bonus for each calendar year during the period commencing with the calendar year in which the date of termination occurs and ending on the twelve month period immediately following Mr. Shapiro’s termination of employment with TKO (pro-rated for any partial year).

If Mr. Shapiro terminates his employment with TKO for any reason within 30 days following the end of the term of the employment agreement with TKO for any reason other than an employer non-renewal, as long as (i) at the time of such termination, TKO has not terminated Mr. Shapiro for cause and (ii) Mr. Shapiro continues to provide services to TKO through the thirtieth day following the end of the term of the employment agreement with TKO, Mr. Shapiro shall be entitled to (i) continued payment of his base salary for six months following termination and (ii) an amount equal to fifty percent of his target annual bonus.

If Mr. Shapiro’s employment with TKO is terminated due to death or disability prior to the end of his employment term, he shall be entitled to payment of his target annual bonus for his employment term, pro-rated for the portion of his employment term in which he was employed.

Any severance that Mr. Shapiro is entitled to receive upon his termination by TKO without cause, due to a resignation for good reason or due to an employer non-renewal is subject to Mr. Shapiro’s execution and non-revocation of a release of claims.

Employment Agreement following Fiscal Year 2023

On and after January 1, 2024, Mr. Shapiro was eligible for certain severance under his new employment agreement with TKO, which is described immediately below. If Mr. Shapiro’s employment with TKO is terminated without “cause” or due to a resignation for “good reason” prior to the end of the term of his employment agreement with TKO, Mr. Shapiro is entitled to (i) continued payment of his base salary through the later of (a) December 31, 2027 and (b) the second anniversary of the date of termination, and (ii) payment of his target bonus for each calendar year commencing with the calendar year in which the date of termination occurs and ending on the later of (a) December 31, 2027 and (b) the second anniversary of the date of termination (pro-rated for any partial year).

If Mr. Shapiro’s employment with TKO is terminated due to an employer non-renewal (as defined in his TKO employment agreement), Mr. Shapiro shall be entitled to (i) continued payment of his base salary through the second anniversary of the date of termination, (ii) an amount equal to his target bonus for fiscal year 2027 (less any annual bonus paid prior to termination with respect to 2027), and (iii) the amount equal to his target bonus for each calendar year during the period commencing with 2028 and ending on the second anniversary of the date of termination (pro-rated for any partial year).

If Mr. Shapiro terminates his employment with TKO for any reason within 30 days following the end of the term of his TKO employment agreement for any reason other than an employer non-renewal, as long as (a) at the time of such termination, TKO has not terminated Mr. Shapiro for cause and (b) Mr. Shapiro continues to provide services to TKO through the thirtieth day following the end of the term of his TKO employment agreement (“Employee Non-Renewal”), Mr. Shapiro shall be entitled to (i) continued payment of his base salary for six months following termination, (ii) an amount equal to his target bonus for fiscal year 2027 (less any annual bonus paid prior to termination with respect to 2027), and (iii) an amount equal to fifty percent of his target bonus for fiscal year 2028.

If Mr. Shapiro’s employment with TKO is terminated due to death or disability prior to the end of the term of his TKO employment agreement, Mr. Shapiro shall be entitled to payment of his target bonus for the fiscal year in which the termination of employment occurs, pro-rated for the portion of his employment term in which he was employed.

Any severance that Mr. Shapiro is entitled to receive upon his termination by TKO without “cause”, due to a resignation for “good reason”, due to an employer non-renewal or due to an Employee Non-Renewal is subject to Mr. Shapiro’s execution and non-revocation of a release of claims.

Seth Krauss

Mr. Krauss was not entitled to receive any severance upon any termination of employment with TKO, to the extent such termination occurred in fiscal year 2023. Commencing in fiscal year 2024, Mr. Krauss became eligible for certain severance payments, which are described herein. Pursuant to Mr. Krauss’ employment agreement with TKO effective January 1, 2024, if Mr. Krauss’s employment with TKO is terminated without “cause” or due to a resignation for “good reason” prior to the end of his term, Mr. Krauss is entitled to (i) continued payment of his base salary through the later of (a) December 31, 2027 and (b) the first anniversary of the date of termination and (ii) payment of his target bonus for the calendar year in which the termination occurs.

If Mr. Krauss’s employment with TKO is terminated due to an employer non-renewal (as defined in his TKO employment agreement), Mr. Krauss shall be entitled to continued payment of his base salary through the first anniversary of the date of termination.

Any severance that Mr. Krauss is entitled to receive upon his termination by TKO without cause, due to a resignation for good reason or due to an employer non-renewal is subject to Mr. Krauss’s execution and non-revocation of a release of claims.

Equity Vesting

Ariel Emanuel

Equity Vesting at Endeavor

If Mr. Emanuel’s employment with Endeavor is terminated without cause or due to a resignation for good reason, his unvested Endeavor equity awards subject to time-based vesting (including any unvested shares received upon settlement of performance-vesting restricted stock units) will become vested. If Mr. Emanuel’s employment is terminated due to his death or disability, the vesting of one-third of his Endeavor time-based equity awards will be accelerated.

If Mr. Emanuel’s employment with Endeavor is terminated for any reason (other than for cause or due to a resignation without good reason), he will be entitled to receive Endeavor shares underlying a prorated portion of his performance-vesting restricted stock units based on actual performance through termination and any shares so received shall be fully vested upon grant.

In the event of a change in control of Endeavor, his Endeavor equity awards subject to time-based vesting will become vested.

Equity Vesting at TKO

If Mr. Emanuel’s employment with TKO is terminated without cause (as defined in his TKO employment agreement) or due to a resignation for good reason (as defined in his TKO employment agreement), his TKO equity subject solely time-based vesting will become vested.

In the event of a change of control of TKO, his TKO equity awards subject to time-based vesting will become vested.

Patrick Whitesell

If Mr. Whitesell’s employment for any reason (other than for cause or due to a resignation without good reason), he will be entitled to receive shares underlying a prorated portion of his performance-vesting restricted stock units based on actual performance through termination and any shares so received shall be fully vested upon grant.

Jason Lublin

If Mr. Lublin’s employment is terminated without cause or due to a resignation for good reason, his annual equity awards subject to time-based vesting will become vested.

Mark Shapiro

Equity Vesting at Endeavor

If Mr. Shapiro’s employment with Endeavor is terminated without cause or due to a resignation for good reason, his annual Endeavor equity awards subject to time-based vesting will become vested.

Equity Vesting at TKO

For fiscal year 2023, if Mr. Shapiro’s employment is terminated by TKO without cause (as defined in his TKO employment agreement) or due to a resignation for good reason (as defined in his TKO employment agreement) prior to the end of his employment term, any unvested portion of Mr. Shapiro’s one-time equity award will accelerate and vest in full. Such equity award will also accelerate and vest in full upon a change of control of TKO, subject to Mr. Shapiro’s continued service with TKO through the consummation of such change of control of TKO.

Following fiscal year 2023, if Mr. Shapiro’s employment with TKO is terminated by TKO without cause or due to a resignation for good reason prior to the end of his employment term with TKO, or if Mr. Shapiro’s employment with TKO is terminated by TKO without cause in connection with an employer non-renewal, any unvested portion of Mr. Shapiro’s equity awards that are subject to vesting based on continued service will accelerate and vest in full. If Mr. Shapiro terminates his employment with TKO for any reason within 30 days following the end of the term of his TKO employment agreement for any reason other than an employer non-renewal, as long as (a) at the time of such termination, TKO has not terminated Mr. Shapiro for cause and (b) Mr. Shapiro continues to provide services to TKO through the thirtieth day following the end of the term of the his employment agreement, the unvested portion of Mr. Shapiro’s equity awards that is subject to vesting based on continued service that would have become vested had Mr. Shapiro remained employed for six months following termination, will accelerate and vest in full. Additionally, any unvested portion of Mr. Shapiro’s equity awards that is subject solely to vesting based on continued service will accelerate and vest in full upon a change of control of TKO, subject to Mr. Shapiro’s continued service with TKO through the consummation of such change of control of TKO. Further, to the extent TKO governing body determines that any annual equity awards subject to vesting based on performance goals cannot be equitably adjusted in connection with a change of control of TKO, such awards shall also accelerate and vest in full upon a change of control of TKO (based on actual or target performance as determined by TKO governing body), subject to Mr. Shapiro’s continued service with TKO through the consummation of such change of control.

Seth Krauss

Equity Vesting at Endeavor

If Mr. Krauss’ employment with Endeavor is terminated without cause or due to a resignation for good reason, his annual Endeavor equity awards subject to time-based vesting will become vested.

Equity Vesting at TKO

Mr. Krauss did not hold any equity awards from TKO in fiscal year 2023. Pursuant to Mr. Krauss’ employment agreement with TKO effective January 1, 2024, if Mr. Krauss’s employment with TKO is terminated without “cause” or due to a resignation for “good reason” prior to the end of his term, or if Mr. Krauss’s employment is terminated by TKO without cause in connection with an employer non-renewal, any unvested portion of Mr. Krauss’s equity awards that are subject solely to vesting based on continued service will accelerate and vest in full.

Definitions of “Cause” and “Good Reason”

For purposes of Messrs. Emanuel’s and Whitesell’s employment agreements and their equity awards at Endeavor, “cause” generally means: (i) conduct constituting embezzlement, fraud or material misappropriation; (ii) conviction of a felony; (iii) conduct constituting a financial crime, material act of dishonesty or material unethical business conduct; (iv) unauthorized disclosure or use of confidential information; (v) material breach of restrictive covenants applicable to the named executive officer; or (vi) material breach of any material obligations under a named executive officer’s employment agreement, that in each case (other than clause (ii)) results in material harm to Endeavor Operating Company and its affiliates. For purposes of the cause definition, any breach of restrictive covenants by Messrs. Emanuel or Whitesell must be made knowingly and any breach of a material obligation under their respective employment agreements must be made willfully.

For purposes of the employment agreements and equity awards at Endeavor of Messrs. Lublin, Shapiro and Krauss, “cause” generally means: (i) conduct constituting embezzlement, fraud or material misappropriation; (ii) conviction of (or in the case of Mr. Shapiro, conduct constituting) a felony; (iii) conviction or indictment of a financial crime, material act of dishonesty or material unethical business conduct; (iv) material breach of restrictive covenants applicable to the named executive officer; (v) unauthorized disclosure or use of confidential information; (vi) material breach of any material obligations under a named executive officer’s employment agreement; (vii) material violation of written policies; (viii) use of alcohol or drugs that materially interferes with performance; or (ix) conduct that brings the named executive employer or Endeavor Operating Company and its affiliates into public disrepute.

For purposes of the named executive officers’ employment agreements and equity awards at Endeavor, “good reason” generally means (i) a material breach by Endeavor Operating Company of any material obligation under such named executive officer’s employment agreement and, (ii) for Messrs. Emanuel, Whitesell and Lublin, the relocation of such named executive officer’s principal place of employment outside of the Los Angeles metropolitan area, and for Mr. Krauss, the relocation of his principal place of employment outside of New York County. In addition to the foregoing, the definition of good reason for Messrs. Emanuel and Whitesell includes (i) a material diminution in duties, authorities or responsibilities as chief executive officer or executive chairman, respectively (including, prior to a Sale Transaction pursuant to which Endeavor Operating Company becomes a business unit of a larger parent organization, any requirement that he report to someone other than Endeavor’s Board of Directors), (ii) the assignment of duties materially inconsistent with his position or status with Endeavor Operating Company or (iii) the failure of Endeavor Operating Company to obtain from an acquirer of all or substantially all of its assets an assumption of Endeavor Operating Company’s obligations under the terms of their respective employment agreements.

For purposes of Mr. Emanuel’s employment agreement and equity awards at TKO, “cause” generally means: Mr. Emanuel’s (i) conduct constituting embezzlement, fraud, or material misappropriation, whether or not related to his employment with TKO, in each case that results in material harm to TKO or its subsidiaries; (ii) conviction of a felony, whether or not related to his employment with TKO; (iii) conduct constituting a financial crime, material act of dishonesty or material unethical business conduct, involving TKO or any of its subsidiaries, in each case that results in material harm to TKO or any of its subsidiaries; (iv) unauthorized disclosure or use of confidential information or material breach of the provision of his employment agreement with TKO providing for assignment of intellectual property, in each case that results in material harm to TKO or any of its subsidiaries; (v) material and knowing breach of any applicable restrictive covenants set forth in any agreement between Mr. Emanuel and TKO or any of its subsidiaries; or (vi) willful and material breach of any other material obligation under his employment agreement with TKO, in each case that results in material harm to TKO or any of its subsidiaries.

For purposes of Messrs. Shapiro’s and Krauss’s employment agreements and equity awards at TKO, “cause” generally means: the named executive officer’s (i) conduct constituting embezzlement, fraud, or material misappropriation, whether or not related to the named executive officer’s employment with TKO; (ii) conduct constituting a felony, whether or not related to the named executive officer’s employment with TKO;

(iii) conviction or indictment of a financial crime, material act of dishonesty or material unethical business conduct; (iv) unauthorized disclosure or use of confidential information or material breach of provision of his employment agreement with TKO providing for assignment of intellectual property, in each case that results in material harm to TKO or any of its subsidiaries; (v) material breach any applicable restrictive covenants set forth in any agreement between the named executive officer and TKO or any of its subsidiaries; (vi) material breach of any other material obligation under the named executive officer’s employment agreement at TKO; (vii) material violation of TKO’s written policies that is detrimental to the best interests of TKO or any of its subsidiaries; (viii) use of alcohol or drugs that materially interferes with the performance of the named executive officer’s duties; or (ix) conduct that brings the named executive officer or TKO or any of its subsidiaries into public disrepute, scandal, contempt or ridicule that shocks, insults or offends a substantial portion or group of the community or reflects unfavorably on the named executive officer, TKO or any of its subsidiaries.

For Mr. Emanuel, “good reason” means the occurrence of, without Mr. Emanuel’s consent, (i) a material diminution of his duties, responsibilities or authorities as chief executive officer of TKO (including any requirement that Mr. Emanuel report to someone other than the board of directors of TKO), (ii) the assignment of duties inconsistent with Mr. Emanuel’s position, (iii) the material breach by TKO of any terms under Mr. Emanuel’s employment agreement with TKO, (iv) the relocation of Mr. Emanuel’s principal place of employment outside of the Los Angeles Metropolitan area or (iv) the failure of TKO to obtain the assumption in writing of its obligations under Mr. Emanuel’s employment agreement with TKO by any successor to all or substantially all of the assets of TKO.

For Mr. Shapiro, “good reason” means, the occurrence of, without Mr. Shapiro’s consent, the material breach by TKO of any terms under Mr. Shapiro’s employment agreement with TKO (including Mr. Shapiro’s ceasing to report directly to Mr. Emanuel as Chief Executive Officer of TKO, except in the event of the termination of Mr. Emanuel’s employment with TKO as a result of Mr. Emanuel’s death or disability).

For Mr. Krauss, “good reason” means, the occurrence of, without Mr. Krauss’s consent, the material breach by TKO of any terms under Mr. Krauss’s employment agreement with TKO, including any requirement for Mr. Krauss to relocate his principal place of employment outside of New York County without Mr. Krauss’s consent.

Definition of “Employer Non-Renewal”

For purposes of Messrs. Lublin’s, Shapiro’s and Krauss’ employment agreements at Endeavor, “employer non-renewal” generally means the occurrence of both of the following: (i) Endeavor Operating Company’s failure to furnish a bona fide offer of employment which provides for annual cash and equity compensation opportunities that are substantially comparable, in the aggregate, to the annual cash and equity compensation opportunities the named executive officer received hereunder (excluding from such comparison, any minimum or guaranteed bonuses or equity awards in connection with Endeavor’s IPO) at any time prior to the expiration of the term of the employment agreement (or for Mr. Krauss, by August 31, 2024) and (ii) the termination of the named executive officer’s employment by Endeavor Operating Company without cause or by the named executive officer for any reason within the thirty (30) day period after the expiration of the term of the employment agreement.

For purposes of Mr. Shapiro’s employment agreement at TKO, effective fiscal year 2023, “employer non-renewal” means before the end of the term of Mr. Shapiro’s employment agreement with TKO, TKO fails to give Mr. Shapiro a bona fide offer of employment that provides compensation that is substantially comparable to the compensation provided under his employment agreement with TKO and an annual target equity award opportunity equal to at least $7,000,000 (excluding his one-time equity award of $6,250,000 and one-time cash award of $5,000,000, each as described above in “Employment Agreements—Employment Agreement with Mr. Shapiro—Employment Agreement with TKO”), and Mr. Shapiro’s employment is then either terminated by TKO without cause or by Mr. Shapiro for any reason.

Following fiscal year 2023, for purposes of Mr. Shapiro’s employment agreement at TKO, “employer non-renewal” means before the end of the term of Mr. Shapiro’s employment agreement with TKO, TKO fails to give Mr. Shapiro a bona fide offer of renewal of his employment on terms that provide compensation that is substantially comparable to the compensation provided under his employment agreement with TKO (excluding annual equity award with respect of fiscal year 2023 so long as such offer includes an initial equity award equal at least $5,000,000, each as described above in “Employment Agreements—Employment Agreement with Mr. Shapiro—Employment Agreement with TKO”), and Mr. Shapiro’s employment is then either timely terminated by TKO without cause or by Mr. Shapiro for any reason.

For Mr. Krauss, “employer non-renewal” means before the end of the term of Mr. Krauss’s employment agreement, TKO fails to give Mr. Krauss a bona fide offer of renewal of his employment on terms that provide compensation that is substantially comparable to the compensation provided under his employment agreement with TKO (excluding, for the avoidance of doubt, the one-time initial equity award), and Mr. Krauss’s employment with TKO is then either timely terminated by TKO without cause or by Mr. Krauss for any reason.

Estimated Payments Upon Termination of Employment or Change in Control

Estimated Payments Upon Termination of Employment or Change in Control at Endeavor

The table below shows the severance payments and benefits that each named executive officer would receive from Endeavor upon (1) death or disability, (2) termination of employment at Endeavor without cause or a resignation of employment at Endeavor with good reason, (3) termination of employment at Endeavor for cause or a resignation of employment at Endeavor without good reason and (4) a change in control at Endeavor. The amounts are calculated as if the date of termination of employment at Endeavor and change in control at Endeavor occurred on December 31, 2023. For a discussion of certain severance and change in control benefits for certain of our named executive officers following the execution of the Merger Agreement, see the Current Report on Form 8-K filed by Endeavor on April 3, 2024.

Name	Death or Disability ($)		Termination without Cause or Resignation with Good Reason ($)		Termination for Cause or Resignation without Good Reason ($)	Change in Control ($)
Ariel Emanuel
Base Salary Continuation	—		8,000,000	(2)	—	—
Bonus	6,000,000	(1)	12,000,000	(3)	—	—
Accelerated Vesting of Equity-Based Awards	—		—	(4)	—	—
Jason Lublin
Base Salary Continuation	—		5,275,962	(5)	—	—
Bonus	—		1,758,654	(6)	—	—
Accelerated Vesting of Equity-Based Awards	—		9,065,406	(4)	—	—
Patrick Whitesell
Base Salary Continuation	—		8,000,000	(2)	—	—
Bonus	2,000,000	(1)	4,000,000	(3)	—	—
Accelerated Vesting of Equity-Based Awards	—		—	(4)	—	—
Mark Shapiro
Base Salary Continuation	—		6,000,000	(5)	—	—
Bonus	3,000,000	(1)	6,000,000	(6)	—	—
Accelerated Vesting of Equity-Based Awards	—		12,712,090	(4)	—	—
Seth Krauss
Base Salary Continuation	—		1,500,000	(5)	—	—
Bonus	—		1,500,000	(6)	—	—
Accelerated Vesting of Equity-Based Awards	—		3,021,802	(4)	—	—

(1)	This amount reflects the payment of the named executive officer’s target annual bonus at Endeavor (or for Mr. Whitesell, guaranteed annual bonus at Endeavor).

(2)	This amount reflects the continued payment of two times the named executive officer’s base salary at Endeavor for 24 months following termination of his employment.

(3)	This amount reflects the payment of two times the named executive officer’s target annual bonus at Endeavor (or, for Mr. Whitesell, guaranteed annual bonus at Endeavor).

(4)

With respect to Mr. Emanuel’s performance stock unit award, he would be entitled to accelerated vesting of a prorated portion of a single tranche of shares under such award (prorated based on the amount by which the average volume weighted average stock price over a 30 consecutive trading day period through the date of termination exceeds the previously achieved stock price milestone, relative to the $4.50 stock price increase required to earn such tranche); however, because the average volume weighted average stock price over a 30 consecutive trading day period through December 31, 2023 was below the previously achieved stock price milestone, there is no amount attributable to such prorated portion for purposes of this table. With respect to Mr. Whitesell’s performance stock unit award, he would also be entitled to a prorated portion of a single tranche of shares under such award (prorated based on the amount by which the average volume weighted average stock price over a 30 consecutive trading day period through the date of termination exceeds $24.00, relative to the $25.00 stock price increase required to earn such tranche); however, because the average volume weighted average stock price over a 30 consecutive trading day period through December 31, 2023 was below $24.00, there is no amount attributable to such prorated portion for purposes of this table. For each of Messrs. Lublin, Shapiro and Krauss, this amount reflects the accelerated vesting of all of his time-based restricted stock units.

(5)

For Mr. Lublin, this amount reflects the continued payment of base salary at Endeavor commencing on the date of termination and ending on May 3, 2026. For Mr. Shapiro, this amount reflects the continued payment of base salary at Endeavor commencing on the date of termination and ending on December 31, 2025. For Mr. Krauss, this amount reflects the continued payment of base salary at Endeavor commencing on the date of termination and ending on December 31, 2024.

(6)

For Mr. Lublin, this amount reflects the payment of Mr. Lublin’s guaranteed bonus at Endeavor for each calendar year through May 3, 2026. For Mr. Shapiro, this amount reflects the payment of Mr. Shapiro’s target bonus at Endeavor for each calendar year through December 31, 2025. For Mr. Krauss, this amount reflects the payment of Mr. Krauss’ target bonus at Endeavor for the calendar year in which his termination occurs.

Estimated Payments Upon Termination of Employment at TKO

The table below shows the severance payments and benefits that each named executive officer that is also employed and eligible for severance at TKO would receive upon (1) death or disability, (2) termination of employment at TKO without cause or a resignation of employment at TKO with good reason, and (3) termination of employment at TKO for cause or a resignation of employment at TKO without good reason. The amounts are calculated as if the date of termination of employment at TKO occurred on December 31, 2023.

Name	Death or Disability ($)		Termination without Cause or Resignation with Good Reason ($)		Termination for Cause or Resignation without Good Reason ($)
Ariel Emanuel
Base Salary Continuation	—		6,000,000	(3)	—
Bonus	7,000,000	(1)	14,000,000	(4)	—
Accelerated Vesting of Equity-Based Awards	—		31,666,256	(5)	—
Mark Shapiro
Base Salary Continuation	—		4,240,385	(6)	—
Bonus	1,672,603	(2)	11,000,000	(7)	—
Accelerated Vesting of Equity-Based Awards	—		4,947,909	(5)	—
Seth Krauss
Base Salary Continuation	—		—		—
Bonus	—		—		—
Accelerated Vesting of Equity-Based Awards	—		—		—

(1)	This amount reflects the payment of the named executive officer’s target annual bonus at TKO.

(2)	This amount reflects the continued payment of the named executive officer’s pro-rated target bonus at TKO through December 31, 2023.

(3)	This amount reflects the continued payment of two times the named executive officer’s base salary at TKO for 24 months following termination of his employment with TKO.

(4)	This amount reflects the payment of two times the named executive officer’s target annual bonus at TKO.

(5)	This amount reflects the accelerated vesting of all of the named executive officer’s time-based restricted stock units at TKO.

(6)	This amount reflects the continued payment of the named executive officer’s base salary at TKO through September 12, 2025.

(7)

This amount reflects the payment of (i) the named executive officer’s target annual bonus at TKO through September 12, 2024 and (ii) the named executive officer’s target annual bonus at TKO for each calendar year commencing with 2024 and ending on September 12, 2025.

CEO Pay Ratio

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our median-paid employee (“Median Employee”) to the annual total compensation of Mr. Emanuel, our Chief Executive Officer. We consider the pay ratios specified below to be reasonable estimates, with the pay ratio in the first bullet below calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K. However, because these rules provide flexibility in determining the methodology, assumptions and estimates used to determine pay ratios, and given the fact that workforce composition differs significantly among companies, our pay ratio may not be comparable to the pay ratios reported by other companies. Further, none of our governing body or management has used our pay ratio for purposes of making any compensation-related decisions.

To identify the Median Employee, we defined “employee” as any full-time, part-time, seasonal or temporary individual employed and paid by Endeavor or any of our consolidated subsidiaries as of December 31, 2023. For purposes of identifying the Median Employee for fiscal year 2022, Endeavor utilized an identification date of October 1, 2023, rather than December 31, 2023. Endeavor modified the identification date for fiscal year 2023 due to availability of data and administrative convenience, taking into account employee integrations following various business acquisitions. In accordance with the provisions of Item 402(u) of Regulation S -K, we did not include workers employed, and whose compensation is determined, by a third party or independent contractors. We then calculated each employee’s annual cash compensation, our consistently applied compensation measure, using actual base salary or wages and actual bonus paid for the 12 month period ended December 31, 2023. For employees paid in local currencies, we converted their base salary and bonus into U.S. dollar amounts using an exchange rate as of December 31, 2023. In identifying the Median Employee, we annualized base salary or wages for all permanent full-time, part-time employees who did not work the full fiscal year 2023, but did not make any cost-of-living or other adjustments. Base salary or wages for temporary or seasonal employees was not annualized. We then sorted the employees (excluding our CEO) by their annual cash compensation to determine the median of annual cash compensation to all employees and, thereby, identified the Median Employee. We then calculated the Median Employee’s annual total compensation using the same methodology we used for our named executive officers (including our CEO) as set forth in the 2023 Summary Compensation Table.

For 2023:

•

The annual total compensation of our Median Employee, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, was $70,841 and the annual total compensation of our CEO, as reported in the Summary Compensation Table included above, was $83,879,505.

•	Therefore, the ratio of our CEO’s annual total compensation to the Median Employee’s annual total compensation was 1,184 to 1.

•

The annual total compensation of our CEO as reported in the Summary Compensation Table includes his total compensation from Endeavor and from TKO (in respect of his services to TKO). In light of such fact, we believe that providing a supplemental ratio based solely on our CEO’s compensation from Endeavor may provide for greater transparency for our stockholders. If the pay ratio was calculated based solely on our CEO’s compensation from Endeavor (which would be $18,966,944), and excluding the TKO employees for the determination of our median employee and calculation of annual total compensation of such median employee (which would be $67,500), then the ratio of such compensation to the Median Employee’s annual total compensation would be 281 to 1.

Pay Versus Performance Table
The following table sets forth information concerning the compensation provided to our NEOs and certain measures of Endeavor performance in the years ended December 31, 2023, 2022, and 2021 for services to Endeavor (and TKO, if applicable) in all capacities.

	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($) (1) (2) (3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($) (1) (2) (3)		Value of Initial Fixed $100 Investment Based on:		Net Income ($)	Adjusted EBITDA ($) (7)
Fiscal Year						Total Shareholder Return ($) (5)	Peer Group Index Total Shareholder Return ($) (6)
2023	83,879,505	74,373,233	18,070,291	13,641,385		94.67	97.96	557,469,000	1,215,723,000
2022	19,068,011	(166,119,004)	13,975,572	(14,113,122	) (4)	89.44	59.17	321,664,000	1,163,528,000
2021	308,177,233	386,056,984	48,778,270	74,807,724		138.45	105.78	(467,479,000)	880,316,000

(1)
Amounts represent compensation actually paid (“CAP”) to our CEO, who was our Principal Executive Officer or “PEO” for each of the years shown, and the average CAP to our remaining NEOs or
“Non-PEO
NEOs” for the relevant fiscal year, as determined under SEC rules, which includes the individuals indicated below for each fiscal year:

Year	PEO	Non-PEO NEOs
2023	Ariel Emanuel	Jason Lublin, Patrick Whitesell, Mark Shapiro and Seth Krauss
2022	Ariel Emanuel	Jason Lublin, Patrick Whitesell, Mark Shapiro and Seth Krauss
2021	Ariel Emanuel	Jason Lublin, Patrick Whitesell, Mark Shapiro and Christian Muirhead

(2)	Amounts represent the Summary Compensation Table Total Compensation for the applicable fiscal year adjusted as follows:

Applicable Fiscal Year (“FY”)	2021		2022			2023
	PEO ($)	Average non-PEO NEOs ($)	PEO ($)	Average non-PEO NEOs ($)		PEO ($)	Average non-PEO NEOs ($)
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	(293,746,113)	(41,797,020)	—	(6,196,764)		(43,470,921)	(7,060,606)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	380,661,677	52,259,552	—	2,943,090		31,666,256	2,512,106
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	38,505,145	3,251,466	—	—		3,470,827	221,371
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	5,278,021	—	(167,272,426)	(25,235,736	) (a)	(3,952,000)	(237,849)
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	37,077,426	8,028,197	(17,914,589)	(1,648,880)		2,779,566	136,073
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	(103,124,000)	—	—	—		—	—
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	—	—	—	—		—	—
Increase based on Incremental Fair Value of Options Modified during Applicable FY	13,227,595	4,287,258	—	2,049,596		—	—

Total Adjustments	77,879,751	26,029,454	(185,187,015)	(36,063,194)		(9,506,272)	(4,428,905)

(a)
In the Pay Versus Performance table included in our proxy statement for the 2023 annual meeting, this amount was shown as $(33,210,236) due to a calculation error. The decrease in the fair value of one of our performance-vesting restricted stock unit awards (which fair value for purposes of this table was based on a Monte Carlo simulation model), was overstated resulting in this amount in our proxy statement for the 2023 annual meeting being inadvertently reduced by an additional $7,974,500. As such, the amount set forth in this table has been adjusted accordingly to $(25,235,736) to correct this error.

(3)
The fair values of restricted stock units and stock options included in the CAP to our PEO and the Average CAP to our
Non-PEO
NEOs are calculated at the required measurement dates, consistent with the approach used to value the awards at the grant date as described in our Annual Report on Form
10-K
for the year ended December 31, 2023. Any changes to the fair values of our time-vesting
restricted stock units from the grant date (for current year grants) and from prior year-end
(for prior year grants) are based on our updated stock price at the respective measurement dates. Any changes to the fair values of our performance-vesting
restricted stock units from prior
year-end
are based on an updated Monte Carlo simulation model, which utilizes multiple input variables, including expected volatility of our stock price, the risk-free
interest rate and other assumptions appropriate for determining fair value, to estimate the probability of satisfying the performance objective established for such award. Any changes to the stock option fair values are based on an updated
Black-Scholes
valuation, which utilizes multiple input variables, including expected volatility of our stock price, the risk-free
interest rate and expected life. For all years presented, the meaningful increases or decreases in the year-end
restricted stock unit and stock option fair value from the fair value on the grant date were affected significantly by changes in the stock price. For additional information on the assumptions used to calculate the valuation of the awards, see the notes to our audited consolidated financial statements included in our Annual Report on Form
10-K
for the fiscal year ended December 31, 2023 and prior fiscal years.

(4)
In the Pay Versus Performance table included in our proxy statement for the 2023 annual meeting, this amount was shown as $(22,087,622) due to a calculation error. The amount set forth in this table has been adjusted accordingly to correct this error. For a description of the calculation error, see footnote 8 to this table.

(5)	TSR measured from April 29, 2021, our first trading day on the NYSE.

(6)
The values disclosed represent the measurement period value of an initial fixed investment of $100 on April 29, 2021 in the S&P 500 Media and Entertainment Industry Group Index valued on December 31, 2021, December 31, 2022 and December 31, 2023 (assuming reinvestment of dividends).

(7)
Endeavor believes Adjusted EBITDA is the financial performance measure most closely linked to the calculation of compensation actually paid. Adjusted EBITDA is a non-GAAP
measure and is calculated from our audited financial statements as follows: net income (loss), excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger, acquisition and earn-our costs, certain legal costs, restructuring, severance and impairment charges, certain non-cash fair value adjustments, certain equity earnings, net gains on sales of businesses, tax receivable agreement liability adjustment, and certain other items, when applicable. For a reconciliation of the differences between Adjusted EBITDA and the most directly comparable financial measure calculated and presented in accordance with GAAP, see our Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” on pages 53 through 55 of our Annual Report.

Pay Versus Performance Relationships
Similar to reported compensation in the Summary Compensation Table, “Compensation Actually Paid” does not accurately represent the actual compensation that is or may be received by our named executive officers. However, this information demonstrates the impact that Endeavor performance and stock price performance has on the value of incentives, and accordingly the alignment between total stockholder returns and pay.
Our Executive Committee does not consider compensation actually paid when making compensation decisions for the named executive officers. See the Compensation Discussion & Analysis for a description of how our applicable governing body assesses the relationship between named executive officer pay and performance.

Pay Versus Performance Graphs
The chart below provides a comparison between (i) the total stockholder return of Endeavor and of the S&P 500 Media and Entertainment Industry Group Index assuming a fixed $100 initial investment on April 29, 2021 (the date our Class A common stock began trading on NYSE) and reinvestment of dividends and (ii) the compensation actually paid to our PEO and the average compensation actually paid to our non-PEO
named executive officers for the years ended December 31, 2021, 2022 and 2023.

	FY 2021	FY 2022	FY 2023
Company TSR	$138	$89	$95
S&P 500 Media and Entertainment Index TSR	$106	$59	$98
PEO Compensation Actually Paid (in millions)	$386	($166)	$74
Avg. non-PEO NEO Compensation Actually Paid (in millions)	$75	($14)	$14

The chart below provides a comparison between (i) Endeavor’s Net Income and (ii) compensation actually paid to our PEO and a
v
erage compensation actually paid to our
non-PEO
named executive officers for the years ended December 31, 2021, 2022 and 2023.

	FY 2021	FY 2022	FY 2023
Net Income (in millions)	($467)	$322	$557
PEO Compensation Actually Paid (in millions)	$386	($166)	$74
Avg. non-PEO NEO Compensation Actually Paid (in millions)	$75	($14)	$14

6
7

The chart below provides a comparison between (i) Endeavor’s Adjusted EBITDA and (ii) compensation actually paid to our PEO and average compensation actually paid to our non-PEO
named executive officers for the years ended December 31, 2021, 2022 and 2023.

	FY 2021	FY 2022	FY 2023
Adjusted EBITDA (in millions) (1)	$880	$1,164	$1,216
PEO Compensation Actually Paid (in millions)	$386	($166)	$74
Avg. non-PEO NEO Compensation Actually Paid (in millions)	$75	($14)	$14

(1)
Adjusted EBITDA is a
non-GAAP
measure and is calculated from our audited financial statements as follows: net income (loss), excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger, acquisition and earn-our costs, certain legal costs, restructuring, severance and impairment charges, certain non-cash fair value adjustments, certain equity earnings, net gains on sales of businesses, tax receivable agreement liability adjustment, and certain other items, when applicable. For a reconciliation of the differences between Adjusted EBITDA and the most directly comparable financial measure calculated and presented in accordance with GAAP, see Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” on pages 53 through 55 of our Annual Report.

The comparisons reflected in the charts above are not intended to forecast the future performance of our stock and may not be indicative of our future performance.
2023 Pay Versus Performance Tabular List
As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the performance measure that we believe represents the most important financial performance measure used by us to link CAP to our NEOs for the fiscal year ended December 31, 2023. Such performance measure represented the only financial performance measure that was used by the Company to link compensation actually paid to our named executive officers for fiscal year 2023 to company performance.
Performance measure
Adjusted EBITDA
For additional details regarding this financial performance measure, please see the sections titled “2023 Financial and Operating Highlights” and “Annual Cash Bonuses” in our CD&A elsewhere in this Proxy Statement.

COMPENSATION OF ENDEAVOR’S DIRECTORS

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Ursula Burns	128,263	182,000	310,263
Jacqueline Reses	128,263	182,000	310,263
Fawn Weaver	143,294	182,000	325,294

(1)

The amounts listed in this column represent the grant date fair value calculated in accordance with ASC 718 with respect to the grant of restricted stock units during 2023. Assumptions used in calculating these amounts are described in Note 14 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

The table below shows the aggregate numbers of unvested stock awards held as of December 31, 2023 by each non-employee director.

Name	Stock Awards Outstanding at 2023 Fiscal Year End(a)
Ursula Burns	8,125
Jacqueline Reses	8,125
Fawn Weaver	8,125

(a)	The unvested restricted stock units will vest on the date of our stockholder meeting in 2024.

We maintain a policy pursuant to which each non-employee director (other than those affiliated with Silver Lake) will receive an annual director fee of $107,000 as well as an additional annual fee of $15,000 for service as the chair of our audit committee and an additional annual fee of $21,000 for service (including as chair) on our audit committee, each earned on a quarterly basis. Each non-employee director (other than those affiliated with Silver Lake) will also receive an annual restricted stock unit award with a grant date value of $182,000 which will vest in full on the date of our annual stockholder meeting immediately following the date of grant, subject to the non-employee director continuing in service through such meeting date. The award is further subject to accelerated vesting upon a change in control (as defined in Endeavor’s 2021 Incentive Award Plan). In addition, each director will be reimbursed for out-of-pocket expenses in connection with their services.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Plan category:	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Available for Future Issuance Under Equity Compensation Plans (excludes securities Reflected in first column)
Equity compensation plans approved by security holders(1)	15,452,214	(2)	$25.49	(3)	5,920,351	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	15,452,214		$25.49		5,920,351

(1)	Consists of Endeavor’s 2021 Incentive Award Plan.

(2)

Consists of (a) 12,608,368 shares subject to stock options, restricted stock units (other than Messrs. Emanuel and Whitesell’s unearned performance stock units described in clause (b)) and unvested restricted shares issued under Endeavor’s 2021 Incentive Award Plan, and (b) unearned performance stock units held by Messrs. Emanuel and Whitesell, pursuant to which Messrs. Emanuel and Whitesell are eligible to receive shares of Class A common stock upon the achievement of certain price per share targets (calculated based on volume weighted average price). The number of such unearned performance stock units included above is 2,843,846, based on the number of performance stock units that would be earned upon achieving the immediately subsequent stock price milestone under the respective awards; however, the actual number of shares receivable in respect of such performance stock units may be none or may exceed such amount. In addition, 496,144 restricted stock unit awards included herein became vested on or prior to December 31, 2023 and an equivalent number of shares were issued in respect thereof in January 2024.

(3)

The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting and settlement of outstanding RSUs, which have no exercise price.

(4)

Consists of 5,920,351 shares available for future issuance under Endeavor’s 2021 Incentive Award Plan, as of December 31, 2023. The number of shares available for issuance under Endeavor’s 2021 Incentive Award Plan automatically increased on January 1, 2024 and will continue to increase automatically on January 1 of each calendar year ending in 2031, in an amount equal to the lesser of (i) the sum of (x) 0.8% of the aggregate number of outstanding shares of Endeavor’s Class A common stock on the final day of the immediately preceding calendar year, determined on an “as-converted” basis taking into account any and all securities convertible into, or exercisable, exchangeable or redeemable for, share of Common Stock and (y) the number of shares of Endeavor’s Class A common stock required in the prior calendar year to satisfy performance-vesting restricted stock units previously issued to Messrs. Emanuel and Whitesell (such required number not to exceed 5,700,000) and (ii) such smaller number of shares determined by Endeavor’s Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Board of Directors does not have a compensation committee. Executive compensation for Messrs. Emanuel and Whitesell is established by the Governing Body (excluding Messrs. Emanuel and Whitesell, as applicable) and, until such time as we are required to have a compensation committee, by a subcommittee of the Governing Body (consisting of Messrs. Emanuel and Whitesell) for the other named executive officers.

During the fiscal year ended December 31, 2023, compensation decisions for Messrs. Emanuel and Whitesell were determined by the Executive Committee (excluding Messrs. Emanuel and Whitesell, as applicable) and, as to other executive officers, by Mr. Emanuel, as a subcommittee of the Key Executive Sub-Committee (a subcommittee of the Executive Committee, consisting of Messrs. Emanuel and Whitesell). In addition to the foregoing, any equity compensation granted to our named executive officers, requires approval by both the Executive Committee and a committee of non-employee directors. Related person transactions pursuant to Item 404(a) of Regulation S-K involving those who made compensation decisions for our named executive officers during 2023 are described in “Certain Transactions with Related Persons.”

During 2023, none of our executive officers served as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that had one or more executive officers serving on our Board or Governing Body.

STOCK OWNERSHIP

The tables below set forth information with respect to the beneficial ownership of our Class A common stock, Class X common stock and Class Y common stock by:

•	Each person who is known to be the beneficial owner of more than 5% of the outstanding shares of our Class A common stock, Class X common stock and Class Y common stock;

•	Each of our named executive officers and directors; and

•	All our executive officers and directors as a group.

The amounts and percentages of Class A common stock, Class X common stock and Class Y common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of April 15, 2024, provided that any person who acquires any such right with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise of such right. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

The beneficial ownership of our voting securities is based on 301,865,347 shares of our Class A common stock, 165,584,258 shares of our Class X common stock and 225,529,889 shares of our Class Y common stock issued and outstanding as of April 15, 2024. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or that will become exercisable or will otherwise vest within 60 days of April 15, 2024 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each beneficial owner listed below is: c/o Endeavor Group Holdings, Inc., 9601 Wilshire Boulevard, 3rd Floor, Beverly Hills, CA 90210.

	Class A Common Stock Owned (on a fully exchanged basis)(1)		Class X Common Stock Owned(2)		Class Y Common Stock Owned(3)		Combined Voting Power(4)
Name and Address of Beneficial Owner	Number	%	Number	%	Number	%	%
Greater than 5% Equityholders
Executive Holdcos(5)(10)	28,401,478	6.1%	28,401,478	17.2%	28,401,478	12.6%	12.6%
Silver Lake Equityholders(6)(10)	174,114,556	37.2%	82,138,074	49.6%	169,392,221	75.1%	73.2%
Jasmine Ventures Pte Ltd(7)	21,038,712	4.5%	—	—	—	—	*
Canada Pension Plan Investment Board(8)	21,038,712	4.5%	—	—	—	—	*
Ameriprise Financial(9)	15,721,777	3.4%	—	—	—	—	*
Directors and Named Executive Officers
Ariel Emanuel(5)(10)(11)	40,385,942	8.6%	38,554,695	23.3%	38,554,695	17.1%	17.1%
Patrick Whitesell(5)(10)(12)	37,402,443	8.0%	37,329,646	22.5%	37,329,646	16.6%	16.5%
Mark Shapiro(13)	1,459,494	*	—	—	—	—	*
Jason Lublin(14)	732,261	*	—	—	—	—	*
Seth Krauss(15)	201,770	*	—	—	—	—	*
Egon Durban(6)(10)	174,114,556	37.2%	82,138,074	49.6%	169,392,221	75.1%	73.2%
Stephen Evans	—	—	—	—	—	—	—
Fawn Weaver(16)	24,726	*	—	—	—	—	*
Ursula Bums(17)	23,284	*	—	—	—	—	*
Jacqueline Reses(18)	23,103	*	—	—	—	—	*
All directors and executive officers as a group (10 persons)(19)	225,966,101	48.1%	129,620,937	78.3%	216,875,084	96.2%	94.8%
* Less than 1%

(1)

Each member of Endeavor Operating Company (other than Endeavor Manager) that holds Endeavor Operating Company Units and an equal number of shares of Class X common stock has the right to cause Endeavor Operating Company to redeem their Endeavor Operating Company Units (and paired shares of Class X common stock) in exchange for, at our election (subject to certain exceptions), either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock, which redemption may at Endeavor Group Holdings’ election be effected as a direct purchase by Endeavor Group Holdings in exchange for Class A common stock. In addition, certain entities and individuals hold Endeavor Profits Units and an equal number of shares of Class X common stock, which may be exchanged into Endeavor Operating Company Units based on their in-the-money value at the time of such exchange, and subsequently redeemed for, at our election (subject to certain exceptions), either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock. Each member of Endeavor Manager (other than us) holds Endeavor Manager Units and an equal number of shares of Class X common stock. Each such member of Endeavor Manager has the right to cause Endeavor Manager to redeem their Endeavor Manager Units(and paired shares of Class X common stock) for, at our election, either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock, which redemption may at Endeavor Group Holdings’ election be effected as a direct purchase of Endeavor Manager Units in exchange for its Class A common stock or cash (based on the market price of a share of Class A common stock). The numbers of shares of Class A common stock beneficially owned and percentages of beneficial ownership set forth in the table assume that all Endeavor Operating Company Units, Endeavor Profits Units and Endeavor Manager Units have been redeemed or exchanged for shares of Class A common stock.

(2)

Each member of Endeavor Operating Company (other than Endeavor Manager) and each member of Endeavor Manager that holds Endeavor Operating Company Units or Endeavor Manager Units, as applicable, and an equal number of shares of Class X common stock has the right at any time to cause Endeavor Operating Company or Endeavor Manager, as applicable, to redeem their Endeavor Operating Company Units, or Endeavor Manager Units, as applicable, (and paired shares of Class X common stock) for, at our election (subject to certain exceptions), either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock.

(3)

Each member of Endeavor Operating Company (other than Endeavor Manager) that holds Endeavor Operating Company Units and an equal number of shares of Class X common stock has the right to cause Endeavor Operating Company to redeem their Endeavor Operating Company Units (and paired shares of Class X common stock) for, at our election (subject to certain exceptions), either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock. Upon the disposition of the Class A common stock received by members of Endeavor Operating Company from the exchange of their Endeavor Operating Company Units (and paired shares of Class X common stock), or a Triggering Event, any paired shares of Class Y common stock will be cancelled/redeemed for no consideration.

(4)

Percentage of combined voting power represents voting power with respect to all shares of our Class A common stock, Class X common stock and Class Y common stock, voting together as a single class. Each holder of Class Y common stock is entitled to 20 votes per share, and each holder of Class A common stock and Class X common stock is entitled to one vote per share on all matters submitted to our stockholders for a vote. The holders of our Class A common stock, Class X common stock and Class Y common stock vote together as a single class on all matters submitted to stockholders for their vote or approval, except as required by applicable law. Our Class X common stock and Class Y common stock do not have any of the economic rights (including rights to dividends and distributions upon liquidation) associated with our Class A common stock.

(5)

Based on information contained in the Schedule 13D/A filed by the Executive Holdcos on March 1, 2024 and information known to the Company, consists of 28,401,478 shares of Class X common stock and Class Y common stock (and an equal number of shares of Class A common stock issuable upon the exchange of 25,127,977 Endeavor Operating Company Units and 3,273,501 Endeavor Profits Units) held by the Executive Holdcos. As the members of the executive committee of Executive Holdcos, each of Messrs. Emanuel and Whitesell may be deemed to share beneficial ownership of all the shares held by the Executive Holdcos. The address of each member of Executive Holdcos is 9601 Wilshire Boulevard, 3rd Floor, Beverly Hills, CA 90210.

(6)

Based solely on information contained in the Schedule 13D/A filed by Silver Lake Group, L.L.C. on October 26, 2023, Silver Lake West HoldCo, L.P. (“West HoldCo”) is the record holder of (i) 495,494 shares of Class A common stock and (ii) 82,138,074 Endeavor Operating Company Units and an equal number of paired shares of Class X common stock and an equal number of shares of Class Y common stock; and Silver Lake West HoldCo II, L.P. (“West HoldCo II” and together with West HoldCo, the “HoldCos”) is the record holder of 91,480,988 shares of Class A common stock and 87,254,147 shares of Class Y common stock. Egon Durban is the managing member of Silver Lake West VoteCo, L.L.C., which is the general partner of the HoldCos. The principal office of Mr. Durban and each of the entities identified in this footnote is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.

(7)

Based solely on information contained in the Schedule 13G filed by GIC Private Ltd. on February 8, 2022, Jasmine Ventures Pte Ltd. shares the power to vote and the power to dispose of these shares with GIC Special Investments Pte. Ltd. (“GIC SI”), and GIC Private Limited (“GIC”), both of which are private limited companies incorporated in Singapore. GIC SI is wholly owned by GIC and is the private equity investment arm of GIC. GIC is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. In accordance with Rule 13d-3 under the Exchange Act, this stockholder would be deemed to beneficially own more than five percent of Class A common stock without giving effect to the redemption or exchange of equity discussed in footnote 1. The business address for Jasmine Ventures Pte Ltd. is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

(8)

Based solely on information contained in the Schedule 13G filed by Canada Pension Plan Investment Board (“CPPIB”) on February 14, 2022, CPPIB, through its wholly-owned subsidiary CPP Investment Board (USRE III) Inc., beneficially owns 21,037,712 shares of Class A common stock. None of the members of our Board of Directors has sole voting or dispositive power with respect to the shares of common stock beneficially owned by CPPIB. In accordance with Rule 13d-3 under the Exchange Act, this stockholder would be deemed to beneficially own more than five percent of Class A common stock without giving effect to the redemption or exchange of equity discussed in footnote 1. The address of CPPIB is Canada Pension Plan Investment Board, One Queen Street East, Suite 2500, Toronto, Ontario, M5C 2W5, Canada.

(9)

Based solely on information contained in the Schedule 13G filed by Ameriprise Financial, Inc. (“Ameriprise Financial”) on February 14, 2024, Ameriprise Financial beneficially owns 15,721,777 shares of Class A common stock and has shared voting power over 15,282,049 shares of Class A common stock and shared dispositive power over 15,721,777 shares of Class A common stock. The address of Ameriprise Financial is 145 Ameriprise Financial Center, Minneapolis, MN 55474.

(10)

As a result of the Stockholders Agreement, Executive Holdcos, the Silver Lake Equityholders and Messrs. Emanuel and Whitesell may be deemed to be a group for purposes of Section 13(d) of the Exchange Act. Each of Executive Holdcos, the Silver Lake Equityholders and Messrs. Emanuel and Whitesell disclaims beneficial ownership of any shares which may be deemed beneficially owned solely by reason of the Stockholders Agreement.

(11)

Includes (i) 10,153,217 shares of Class X common stock and Class Y common stock (and an equal number of shares of Class A common stock issuable upon the exchange of 4,193,328 Endeavor Operating Company Units and 5,959,889 Endeavor Profits Units) beneficially owned by Mr. Emanuel and (ii) 1,807,437 shares of Class A common stock beneficially owned by Mr. Emanuel and held through his personal revocable trust for which he is acting as sole trustee and is sole lifetime beneficiary, as described in the Schedule 13D/A filed by Mr. Emanuel on March 1, 2024, which have been pledged as collateral for a revolving line of credit agreement.

(12)

Includes (i) 8,928,168 shares of Class X common stock and Class Y common stock (and an equal number of shares of Class A common stock issuable upon the exchange of 2,968,279 Endeavor Operating Company Units, (ii) 5,959,889 Endeavor Profits Units) beneficially owned by Mr. Whitesell and held through his personal revocable trust for which he is acting as sole trustee and is sole lifetime beneficiary, together with his equity interests in the Executive Holdcos held of record by such trust, as described in the Schedule 13D/A filed by Mr. Whitesell on March 1, 2024, which Mr. Whitesell has pledged as collateral for a revolving line of credit agreement and (iii) 72,797 shares of Class A common stock beneficially owned by Mr. Whitesell and held through his personal revocable trust for which he is acting as sole trustee and is sole lifetime beneficiary, as described in the Schedule 13D/A filed by Mr. Whitesell on March 1, 2024.

(13)	Includes 1,356,528 shares of Class A common stock underlying stock options held by Mr. Shapiro that are vested or that will vest within 60 days of April 15, 2024.

(14)	Includes 602,074 shares of Class A common stock underlying stock options held by Mr. Lublin that are vested or that will vest within 60 days of April 15, 2024.

(15)	Includes 133,850 shares of Class A common stock underlying stock options held by Mr. Krauss that are vested or that will vest within 60 days of April 15, 2024.

(16)	Includes 8,125 shares of Class A common stock underlying restricted stock units held by Ms. Weaver that will vest within 60 days of April 15, 2024.

(17)	Includes 8,125 shares of Class A common stock underlying restricted stock units held by Ms. Burns that will vest within 60 days of April 15, 2024.

(18)	Includes 8,125 shares of Class A common stock underlying restricted stock units held by Ms. Reses that will vest within 60 days of April 15, 2024.

(19)

Includes (i) 129,620,937 shares of Class X common stock and Class Y common stock (and an equal number of shares of Class A common stock issuable upon the exchange of 114,427,658 Endeavor Operating Company Units and 15,193,279 Endeavor Profits Units), (ii) 2,092,452 shares of Class A common stock underlying stock options that are vested or will vest within 60 days of April 15, 2024 and (iii) 24,375 shares of Class A common stock underlying restricted stock units that will vest within 60 days of April 15, 2024.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors, our principal accounting officer and persons who beneficially own more than 10% of any class of our common stock to file with the SEC reports of their ownership and changes in their ownership of our common stock. To our knowledge, based solely on review of the copies of such reports and amendments to such reports with respect to the year ended December 31, 2023 filed with the SEC and on written representations by our directors and executive officers, all required Section 16 reports under the Exchange Act for our directors, executive officers, principal accounting officer and beneficial owners of greater than 10% of our common stock were filed on a timely basis during the year ended December 31, 2023, other than (i) one Form 4 reporting one late transaction for William K. Fullerton, (ii) one Form 4 reporting two late transactions for Ariel Emanuel and (iii) one Form 4 reporting two late transactions for Patrick Whitesell, which were inadvertently late.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures on Transactions with Related Persons

We have adopted a written related person transaction policy (the “policy”), which sets forth our policy with respect to the review and approval or ratification of all related person transactions. Under the policy, related person transactions will be reviewed and approved or ratified by the Audit Committee and, in certain circumstances, also by the Executive Committee. A “related person transaction” is defined under Item 404(a) of Regulation S-K as, subject to specified exceptions, a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeded, exceeds or will exceed $120,000 and in which any “related person” (as defined under Item 404(a) of Regulation S-K) had, has or will have a direct or indirect material interest.

Our policy requires that notice of a proposed related person transaction be provided to our legal department and, if our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to the appropriate approving body or bodies for consideration. The policy also provides that the appropriate approving body or bodies review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. We also make periodic inquiries of our directors and executive officers with respect to any potential related person transaction as to which they may have an interest or of which they may be aware. Certain types of transactions are deemed pre-approved pursuant to standing pre-approval guidelines established by the Audit Committee.

Limited Liability Company Agreement of Endeavor Operating Company

In connection with the IPO, we, Endeavor Manager, Endeavor Operating Company and each of the members of Endeavor Operating Company entered into the Endeavor Operating Company LLC Agreement. In accordance with the terms of the Endeavor Operating Company LLC Agreement, we operate our business through Endeavor Operating Company and its subsidiaries. As sole managing member of Endeavor Manager and the indirect sole managing member of Endeavor Operating Company, we have control over all of the affairs and decision-making of Endeavor Operating Company. As such, we are responsible for all operational and administrative decisions of Endeavor Operating Company and the day-to-day management of Endeavor Operating Company’s business. We will fund any dividends to our stockholders through distributions from Endeavor Operating Company to its equityholders, including the members of Endeavor Operating Company and Endeavor Manager, subject to the limitations imposed by the Senior Credit Facilities, and through distributions from Endeavor Manager to its equityholders, including us.

The holders of Endeavor Operating Company Units and Endeavor Profits Units generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Endeavor Operating Company. Net profits of Endeavor Operating Company will generally be allocated to its members pro rata in accordance with the percentages of their respective ownership of equity interests in Endeavor Operating Company, though certain non-pro rata adjustments may be made to reflect tax depreciation, amortization and other allocations and in certain circumstances net profits may be allocated disproportionately to the Endeavor Profits Units. The Endeavor Operating Company LLC Agreement will provide for cash distributions to the holders of Endeavor Operating Company Units and Endeavor Profits Units for purposes of funding their tax obligations in respect of the taxable income of Endeavor Operating Company that is allocated to them. Generally, these tax distributions will be calculated using an assumed tax rate equal to the highest marginal combined income tax rate applicable to an individual or corporation resident in Los Angeles, California or New York, New York (whichever rate is higher), taking into account the deductibility of applicable state and local income taxes for U.S. federal income tax purposes. Tax distributions made in respect of Endeavor Operating Company Units (but not Endeavor Profits Units) will generally be made pro rata in respect of such Units, as and to the extent described in the Endeavor Operating Company LLC Agreement. In certain situations, tax distributions made to Endeavor Manager may be reduced (relative to those tax distributions made to the other members of Endeavor

Operating Company) to reflect the income tax rates to which Endeavor Manager and Endeavor Group Holdings are subject and certain other factors. Non pro-rata tax distributions may be paid to holders of Endeavor Profits Units.

The Endeavor Operating Company LLC Agreement provides that, except as otherwise determined by us, if at any time we issue a share of our Class A common stock, other than pursuant to an issuance and distribution to holders of shares of our common stock of rights to purchase our equity securities under a “poison pill” or similar stockholders rights plan or pursuant to an employee benefit plan, the net proceeds received by us with respect to such share, if any, shall be concurrently invested in Endeavor Manager (unless such shares were issued by us solely to fund (i) our ongoing operations or pay our expenses or other obligations, (ii) the redemption or exchange from a member of Endeavor Operating Company of Endeavor Operating Company Units or Endeavor Profits Units (in which case such net proceeds shall instead be transferred to the selling member as consideration for such redemption or exchange) or (iii) the redemption or exchange from a member of Endeavor Manager of Endeavor Manager Units (in which case such net proceeds shall instead be transferred to the selling member as consideration for such redemption or exchange)), which proceeds will then be invested in Endeavor Operating Company. Endeavor Operating Company will then issue one Endeavor Operating Company Unit to Endeavor Manager, and Endeavor Manager will issue one Endeavor Manager Unit to us. Similarly, except as otherwise determined by us, Endeavor Operating Company will not issue any additional Endeavor Operating Company Units to Endeavor Manager, and Endeavor Manager will not issue any additional Endeavor Manager Units to us, in each case, unless we issue or sell an equal number of shares of our Class A common stock. Conversely, except as otherwise determined by us, if at any time any shares of our Class A common stock are redeemed, repurchased or otherwise acquired, Endeavor Operating Company will redeem, repurchase or otherwise acquire an equal number of Endeavor Operating Company Units held by Endeavor Manager and Endeavor Manager will redeem, repurchase or otherwise acquire an equal number of Endeavor Manager Units held by us, in each case, upon the same terms and for the same price per security, as the shares of our Class A common stock are redeemed, repurchased or otherwise acquired. In addition, Endeavor Operating Company will not affect any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of Endeavor Operating Company Units unless it is accompanied by a substantively identical subdivision or combination of Endeavor Manager Units and each class of our common stock. Likewise, Endeavor Manager will not affect any subdivision or combination of Endeavor Manager Units unless it is accompanied by a substantively identical subdivision or combination of Endeavor Operating Company Units and each class of our common stock.

Subject to certain exceptions, Endeavor Operating Company will indemnify all of its members and their officers and other related parties against all losses or expenses arising from claims or other legal proceedings in which any such person (in its capacity as such) may be involved or become subject to in connection with Endeavor Operating Company’s business or affairs or the Endeavor Operating Company LLC Agreement or any related document.

Endeavor Operating Company may be dissolved only upon the first to occur of (i) the sale or disposition of substantially all of its assets (ii) a decree of judicial dissolution or (iii) a determination by us. Upon dissolution, Endeavor Operating Company will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or affiliates of members) in satisfaction of all of Endeavor Operating Company’s liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves) and (b) second, to the members in proportion to their ownership of Endeavor Operating Company Units and Endeavor Profits Units (taking into account the provisions of the Endeavor Operating Company LLC Agreement relating to tax distributions).

The Endeavor Operating Company LLC Agreement provides that the members of Endeavor Operating Company (other than Endeavor Manager) (or certain permitted transferees thereof) have the right from time to time, subject to certain restrictions, to cause Endeavor Operating Company to redeem any or all of their vested

Endeavor Operating Company Units (and an equal number of shares of Class X common stock), in exchange for, at our election (subject to certain exceptions), either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock, and if such redemption is made in exchange for shares of Class A common stock, it shall be effected as a direct purchase by Endeavor Group Holdings. Subject to certain restrictions, the holders of Endeavor Profits Units have the right to cause Endeavor Operating Company to exchange their vested Endeavor Profits Units into (1) a number of Endeavor Operating Company Units that will generally be equal to (a) the product of (X) the number of vested Endeavor Profits Units to be exchanged with a given per unit hurdle price and (Y) then-current spread between the per unit value of an Endeavor Operating Company Unit at the time of the exchange and the per unit hurdle price of such Endeavor Profits Units divided by (b) the per unit value of an Endeavor Operating Company Unit at the time of the exchange and (2) a corresponding number of shares of our Class X common stock and Class Y common stock, and following such exchange, shall be required to exercise their redemption rights as members of Endeavor Operating Company with respect to such new Endeavor Operating Company Units so issued.

The Endeavor Operating Company LLC Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock is proposed by us or our stockholders and approved by our Board of Directors or is otherwise consented to or approved by our Board of Directors, the members of Endeavor Operating Company (other than Endeavor Manager) and the holders of Endeavor Profits Units are permitted to participate in such offer by delivery of a notice of exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable best efforts to enable and permit the members of Endeavor Operating Company to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A common stock without discrimination. In addition, we are obligated to use our reasonable best efforts to ensure that the members of Endeavor Operating Company may participate in each such offer without being required to exchange Endeavor Operating Company Units and shares of our Class X common stock.

The Endeavor Operating Company LLC Agreement provides that, in the event of a merger, consolidation or other business combination involving our Company (unless, following such transaction, all or substantially all of the holders of the voting power of us prior to such transaction continue to hold a majority of the voting power of the surviving entity (or its parent) in substantially the same proportions as immediately prior to such transaction) is approved by our Board of Directors and consummated in accordance with applicable law, we may require that the members of Endeavor Operating Company exchange with us all of their Endeavor Operating Company Units or Endeavor Profits Units, as applicable, for aggregate consideration that is equivalent to the consideration payable in respect of each share of our Class A common stock in such transaction.

In June 2023, we amended the Endeavor Operating Company LLC Agreement to permit us to limit the amount of tax distributions that would otherwise be required to be paid by Endeavor Operating Company with respect to a given taxable period. As a result of (among other considerations) potential differences in the amount of net taxable income allocable to us and to Endeavor Operating Company’s other members (which members include certain direct or indirect equity holders in Endeavor Operating Company such as the Silver Lake Equityholders, Messrs. Emanuel and Whitesell, and other members of our senior management) and the fact that tax distributions made in respect of Endeavor Operating Company Units will generally be made pro rata in respect of such Units, as described in the Endeavor Operating Company LLC Agreement, we expect that the aggregate tax distributions paid by Endeavor Operating Company to its members will, in many cases, exceed the aggregate cash tax liabilities of such members. In order to limit the amount of such excess tax distributions that might be made in certain circumstances, we adopted an amendment to the Endeavor Operating Company LLC Agreement that permits us to limit the aggregate amount of tax distributions that Endeavor Operating Company pays with respect to a particular taxable period to a “cap” in an amount equal to or greater than the aggregate amount of taxable income and gain of Endeavor Operating Company that is allocated to its members for such period multiplied by an assumed tax rate, as set forth in the Endeavor Operating Company LLC Agreement.

Limited Liability Company Agreement of Endeavor Manager

In connection with the reorganization transactions, we, Endeavor Manager and each of the members of Endeavor Manager entered into the Endeavor Manager LLC Agreement. Following the reorganization transactions, and in accordance with the terms of the Endeavor Manager LLC Agreement, we became the sole managing member of Endeavor Manager. We fund any dividends to our stockholders through distributions from Endeavor Operating Company to its equityholders, including Endeavor Manager, subject to the limitations imposed by the Senior Credit Facilities, and through distributions from Endeavor Manager to its equityholders, including us. Endeavor Manager elected to be treated as a corporation for U.S. federal income tax purposes effective upon its date of formation. As the sole managing member of Endeavor Manager, we intend to cause Endeavor Manager to make non-pro rata distributions to us such that we will be able to cover all applicable taxes payable by us, any payments we are obligated to make under the tax receivable agreement we entered into as part of the reorganization transactions and other costs or expenses.

The Endeavor Manager LLC Agreement provides that, except as otherwise determined by us, if at any time we issue a share of our Class A common stock, other than pursuant to an issuance and distribution to holders of shares of our common stock of rights to purchase our equity securities under a “poison pill” or similar stockholders rights plan or pursuant to an employee benefit plan, the net proceeds received by us with respect to such share, if any, shall be concurrently invested in Endeavor Manager (unless such shares were issued by us solely to fund (i) our ongoing operations or pay our expenses or other obligations, (ii) the redemption or exchange from a member of Endeavor Operating Company of Endeavor Operating Company Units (in which case such net proceeds shall instead be transferred to the selling member as consideration for such redemption or exchange) or (iii) the redemption or exchange from a member of Endeavor Manager of Endeavor Manager Units (in which case such net proceeds shall instead be transferred to the selling member as consideration for such redemption or exchange)), which proceeds will then be invested in Endeavor Operating Company. Endeavor Manager will thereafter issue one Endeavor Manager Unit to us for each share of our Class A common stock issued by us. Similarly, except as otherwise determined by us, Endeavor Manager will not issue any additional Endeavor Manager Units to us unless we issue or sell an equal number of shares of our Class A common stock. Endeavor Manager will not affect any subdivision or combination of the Endeavor Manager Units unless it is accompanied by a substantively identical subdivision or combination of Endeavor Operating Company Units and each class of our common stock, and we will not affect any subdivision or combination of any class of our common stock unless it is accompanied by a substantively identical subdivision or combination of Endeavor Manager Units and Endeavor Operating Company Units.

Subject to certain exceptions, Endeavor Manager will indemnify all of its members, including us, and their officers and other related parties against all losses or expenses arising from claims or other legal proceedings in which any such person (in its capacity as such) may be involved or become subject to in connection with Endeavor Manager’s business or affairs or the Endeavor Manager LLC Agreement or any related document.

Endeavor Manager may be dissolved only upon the first to occur of (i) the sale of substantially all of its assets or (ii) a determination by us. Upon dissolution, Endeavor Manager will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or affiliates of members) in satisfaction of all of Endeavor Manager’s liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves) and (b) second, to the members in proportion to their ownership of Endeavor Manager Units.

The Endeavor Manager LLC Agreement provides that the members of Endeavor Manager (or certain permitted transferees thereof) have the right from time to time, subject to certain restrictions, to cause Endeavor Manager to redeem any or all of their vested Endeavor Manager Units (and an equal number of shares of Class X common stock), in exchange for, at our election, shares of our Class A common stock or cash (based on the market price of shares of our Class A common stock), and if such redemption is made in exchange for shares of Class A common stock, it shall be effected as a direct purchase by Endeavor Group Holdings.

The Endeavor Manager LLC Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock is proposed by us or our stockholders and approved by our Board of Directors or is otherwise consented to or approved by our Board of Directors, the members of Endeavor Manager are permitted to participate in such offer by delivery of a notice of exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable best efforts to enable and permit the members of Endeavor Manager to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A common stock without discrimination. In addition, we are obligated to use our reasonable best efforts to ensure that the members of Endeavor Manager may participate in each such offer without being required to exchange Endeavor Manager Units and shares of our Class X common stock.

The Endeavor Manager LLC Agreement provides that, in the event of a merger, consolidation or other business combination involving our Company (unless, following such transaction, all or substantially all of the holders of the voting power of us prior to such transaction continue to hold a majority of the voting power of the surviving entity (or its parent) in substantially the same proportions as immediately prior to such transaction) is approved by our Board of Directors and consummated in accordance with applicable law, we may require that the members of Endeavor Manager exchange with us all of their Endeavor Manager Units for aggregate consideration that is equivalent to the consideration payable in respect of each share of our Class A common stock in such transaction.

Stockholders Agreement

In connection with the IPO, we entered into a Stockholders Agreement (the “Stockholders Agreement”) with Messrs. Emanuel and Whitesell, Executive Holdcos, the Silver Lake Equityholders and our pre-IPO investors (or their affiliates) that own Class Y common stock. Under the Stockholders Agreement, any permitted Executive Holdcos will be entitled to nominate two directors for election to the Board of Directors and to the Executive Committee of the Board so long as either Mr. Emanuel or Mr. Whitesell is employed as our Chief Executive Officer or Executive Chairman, and will be entitled to nominate one director for election to the Board of Directors and to the Executive Committee so long as either (x) Executive Holdcos own at least 5% of our outstanding common stock (on a fully converted basis) or (y) (i) at least one of Messrs. Emanuel and Whitesell is employed as our Chief Executive Officer or Executive Chairman or (ii) at least one of Messrs. Emanuel or Whitesell owns shares of our Class A common stock representing, and/or own securities representing the right to own, at least 25% of the shares of our Class A common stock owned by Messrs. Emanuel and Whitesell, respectively, as of the completion of the IPO. The Silver Lake Equityholders will be entitled to nominate two directors for election to our Board of Directors and to the Executive Committee of the Board so long as they own at least 40% of the shares of common stock held by them immediately following the IPO, and will be entitled to nominate one director for election to our Board of Directors and to the Executive Committee so long as they own at least 10% of the shares of common stock held by them immediately following the IPO. To the extent that the Silver Lake Equityholders are no longer entitled to nominate two Board members pursuant to the Stockholders Agreement, they shall, if requested by our Board of Directors, cause their nominee or nominees to resign, and, if any permitted Executive Holdcos are then entitled to nominate two directors for election to the Board of Directors and to the Executive Committee of the Board, Executive Holdcos will be entitled to nominate directors to fill any such vacancy. Messrs. Emanuel and Whitesell, Executive Holdcos, the Silver Lake Equityholders, and our pre-IPO investors that own Class Y common stock will agree to vote their shares in favor of the directors nominated by Executive Holdcos and the Silver Lake Equityholders in accordance with the terms of the Stockholders Agreement. Messrs. Emanuel and Whitesell, Executive Holdcos, the Silver Lake Equityholders, and our pre-IPO investors that own Class Y common stock will otherwise agree to vote their shares in accordance with the recommendation of the Executive Committee and/or the Board of Directors, subject to certain exceptions. In addition, the Company agreed to bear all expenses relating to the initial public offering incurred by the parties to the Stockholders Agreement.

Registration Rights Agreement

In connection with the IPO, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the members of Endeavor Operating Company (other than Endeavor Manager), Executive Holdcos and the members of Endeavor Manager (other than us).

Executive Holdcos, the Silver Lake Equityholders and certain other members of Endeavor Operating Company have the right, subject to several exceptions, including underwriter cutbacks and our right to defer a demand registration under certain circumstances, to require us to register for public resale under the Securities Act all shares of common stock constituting their registrable securities that they request be registered so long as (i) the securities requested to be registered in each registration statement have an aggregate anticipated offering price of at least $75 million, net of underwriting discounts and commissions, or (ii) the securities requested to be registered represent all the registrable securities then held by the requesting stockholder. Under the Registration Rights Agreement, we will not be obligated to effectuate more than six demand registrations on Form S-1 for Executive Holdcos or more than six demand registrations on Form S-1 for the Silver Lake Equityholders. Executive Holdcos, the Silver Lake Equityholders and certain other members of Endeavor Operating Company have the right to require us to register the sale of the registrable securities held by them on Form S-3, subject to offering size and other restrictions.

If a party to the Registration Rights Agreement makes a request for registration, the non-requesting parties to the Registration Rights Agreement will be entitled to customary piggyback registration rights in connection with the request, and if the request is for an underwritten offering, such piggyback registration rights will be subject to underwriter cutback provisions, with priority for registration of shares going first to the parties with piggyback registration rights under the Registration Rights Agreement, on a pro rata basis, second to other securities requested to be included in such registration, and third to us. In addition, the parties to the Registration Rights Agreement will be entitled to piggyback registration rights with respect to any registration initiated by us, and if any such registration is in the form of an underwritten offering, such piggyback registration rights will be subject to customary cutback provisions, with priority for registration of shares going first to us, second to the parties with piggyback registration rights under the Registration Rights Agreement, on a pro rata basis, and third to other securities requested to be included in such registration.

In connection with the transfer of their registrable securities, the parties to the Registration Rights Agreement may assign certain of their respective rights under the Registration Rights Agreement under certain circumstances. In connection with the registrations described above, we will indemnify any selling stockholders and we will bear all fees, costs, and expenses (except underwriting commissions and discounts).

Tax Receivable Agreement

In connection with the transactions undertaken in connection with the IPO, we acquired existing equity interests in Endeavor Operating Company from certain of our pre-IPO investors in exchange for the issuance of shares of our Class A common stock, Class Y common stock and rights to receive payments under the tax receivable agreement and acquired certain existing interests in Endeavor Operating Company from certain of the Other UFC Holders in exchange for cash and rights to receive payments under the tax receivable agreement. As a result of these acquisitions, we succeeded to certain tax attributes of certain of our pre-IPO investors and will receive the benefit of tax basis in the assets of Endeavor Operating Company and certain of its subsidiaries. In addition, redemptions or exchanges of Endeavor Operating Company Units from members of Endeavor Operating Company (other than Endeavor Manager) in exchange for shares of our Class A common stock or cash are expected to produce favorable tax attributes that would not be available to us in the absence of such redemptions or exchanges.

We have entered into the tax receivable agreement with the Post-IPO TRA Holders that provides for the payment by us to the Post-IPO TRA Holders (or their transferees of Endeavor Operating Company Units or other assignees) of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we realize or are deemed to realize (determined by using certain assumptions) as a result of (i) any tax basis in the assets of Endeavor Operating Company and certain of its subsidiaries resulting from (a) the acquisition of interests in Endeavor Operating Company from certain of our pre-IPO investors and the acquisition of equity interests in Endeavor Operating Company from certain of the Other UFC Holders, (b) future redemptions or exchanges by us of Endeavor Operating Company Units from members of Endeavor Operating Company (other than Endeavor Manager) in exchange for shares of our Class A common stock or cash or (c) payments made under the tax receivable agreement, (ii) any net operating losses or certain other tax attributes of certain pre-IPO investors or Other UFC Holders that are available to us to offset income or gain earned after the mergers undertaken in connection with our IPO, (iii) any existing tax basis associated with Endeavor Operating Company Units the benefit of which is allocable to us as a result of the exchanges of such Endeavor Operating Company Units for shares of our Class A common stock or cash and (iv) tax benefits related to imputed interest deemed arising as a result of payments made under the tax receivable agreement. The tax receivable agreement makes certain simplifying assumptions regarding the determination of the cash savings that we realize or are deemed to realize from the covered tax attributes, which may result in payments pursuant to the tax receivable agreement in excess of those that would result if such assumptions were not made.

The actual tax benefit, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including, among others, the timing of redemptions or exchanges by members of Endeavor Operating Company, the price of our Class A common stock at the time of the redemptions or exchanges, the extent to which such redemptions or exchanges are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable and the portion of our payments under the tax receivable agreement constituting imputed interest. Future payments under the tax receivable agreement could be substantial. The payments under the tax receivable agreement are not conditioned upon any Post-TRA Holder’s continued ownership of us. Undertaking material transactions like the combination of the businesses of UFC and WWE will affect our cash flows, tax liabilities and tax receivable agreement obligations, including by changing the income and tax profile of Endeavor Operating Company and its subsidiaries, the attributes that will be available to Endeavor Operating Company and its Subsidiaries, and the consequences of the assumptions that are utilized to calculate payments made under the tax receivable agreement.

In addition, the Post-IPO TRA Holders (or their transferees or other assignees) will not reimburse us for any payments previously made if any covered tax benefits are subsequently disallowed, except that any excess payments made to any Post-IPO TRA Holder (or such holder’s transferees or other assignees) will be netted against future payments that would otherwise be made under the tax receivable agreement, if any, after our determination of such excess. We could make payments to the Post-IPO TRA Holders under the tax receivable agreement that are greater than our actual cash tax savings and may not be able to recoup those payments, which could negatively impact our liquidity.

In addition, the tax receivable agreement provides that, upon certain mergers, asset sales or other forms of business combination or certain other changes of control, our or our successor’s obligations with respect to tax benefits would be based on certain assumptions, including that we or our successor would have sufficient taxable income to fully utilize the tax benefits covered by the tax receivable agreement. As a result, upon a change of control, we could be required to make payments under the tax receivable agreement that are greater than the specified percentage of our actual cash tax savings, which could negatively impact our liquidity.

In addition, the tax receivable agreement provides that in the case of a change in control of the Company or a material breach of our obligations under the tax receivable agreement, the Post-IPO TRA Holders will have the option to terminate the tax receivable agreement, and we will be required to make a payment to the Post-IPO TRA Holders covered by such termination in an amount equal to the present value of future payments (calculated using a discount rate, which may differ from our, or a potential acquirer’s, then-current cost of capital) under the tax receivable agreement, which payment would be based on certain assumptions, including those relating to our future taxable income. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our, or a potential acquirer’s, liquidity and could have the effect of delaying, deferring, modifying, or preventing certain mergers, asset sales, other forms of business combinations, or other changes of control. These provisions of the tax receivable agreement may result in situations where the Post-IPO TRA Holders have interests that differ from or are in addition to those of our other stockholders. In addition, we could be required to make payments under the tax receivable agreement that are substantial, significantly in advance of any potential actual realization of such further tax benefits, and in excess of our, or a potential acquirer’s, actual cash savings in income tax.

Finally, because we are a holding company with no operations of our own, our ability to make payments under the tax receivable agreement is dependent on the ability of our subsidiaries to make distributions to us. The Senior Credit Facilities restrict the ability of our subsidiaries to make distributions to us, which could affect our ability to make payments under the tax receivable agreement. To the extent that we are unable to make payments under the tax receivable agreement as a result of restrictions in our Senior Credit Facilities, such payments will be deferred and will accrue interest until paid.

During 2023, we recognized liabilities under the tax receivable agreement for payments due to the Post-IPO TRA Holders, some of whom are our executive officers and, for 2023, included: $2.2 million for Ariel Emanuel, our Chief Executive Officer and member of our Board; $596,000 for Jason Lublin, our Chief Financial Officer; and $2.4 million for Mark Shapiro, our President and Chief Operating Officer.

Silver Lake Acquisition

On April 2, 2024, Endeavor entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Endeavor, Endeavor Manager, Endeavor Operating Company, the Executive Holdcos, Wildcat EGH Holdco, L.P. (“Holdco Parent”), Wildcat OpCo Holdco, L.P. (“OpCo Parent” and, together with Holdco Parent, the “Parent Entities”), Wildcat PubCo Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdco Parent, Wildcat Manager Merger Sub, L.L.C., a Delaware limited liability company and a wholly-owned subsidiary of Company Merger Sub, Wildcat OpCo Merger Sub, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of OpCo Parent. Pursuant to the Merger Agreement, Silver Lake has agreed to acquire 100% of the outstanding shares of the Company it does not currently own other than Rolled Interests (as defined below), and all of Endeavor stockholders are to receive $27.50 per share in cash. The Merger Agreement and the transactions contemplated thereby (collectively, the “Merger”) were unanimously approved by the Governing Body upon the unanimous recommendation of a special committee of the Board of Directors, which special committee is composed solely of independent and disinterested directors (including members of the Audit Committee) that was established by the Governing Body to review, evaluate and negotiate the Merger Agreement, make a determination as to whether the Merger is fair to, and in the best interests of, the Company, its stockholders, and the equityholders of Manager and OpCo and make a recommendation to the Governing Body with respect to the Merger.

In connection with the Merger, affiliates of Silver Lake entered into an equity commitment letter dated April 2, 2024 under which they committed to provide the Parent Entities, on the terms and subject to the conditions set forth in the equity commitment letter, an aggregate equity commitment to fund a portion of the payment of the aggregate merger consideration and other amounts required to be paid under the Merger Agreement (the “Equity Commitment”).

Concurrent with the execution of the Merger Agreement, certain current directors and executive officers of the Company (the “Rollover Holders”) entered into rollover agreements (the “Rollover Agreements”) with the Parent Entities, pursuant to which each Rollover Holder has agreed, on the terms and subject to the conditions set forth in the Rollover Agreements, that certain of their equity interests in Endeavor Operating Company and certain shares of Common Stock they own will remain outstanding in the Merger (the “Rolled Interests”).

Concurrent with the execution of the Merger Agreement, Patrick Whitesell, the Company’s Executive Chairman, entered into a letter agreement with the Company, Endeavor Operating Company, WME and certain entities affiliated with Silver Lake (the “Whitesell Letter Agreement”). The Whitesell Letter Agreement governs

Mr. Whitesell’s ongoing relationship with the Company and WME and provides for, among other things, an investment by affiliates of Silver Lake in the amount of $250.0 million representing seed equity into a new business to be founded, managed and controlled by Mr. Whitesell.

In connection with the transactions contemplated by the Merger Agreement, on April 2, 2024, the Company, OpCo, WME, Holdco Parent and OpCo Parent entered into a letter agreement with Mr. Emanuel, providing for, among other things, his employment and compensation upon consummation of the Merger. In addition, on April 2, 2024, the Company and OpCo amended and also amended and restated the employment agreement with Mr. Shapiro providing for, among other things, his employment and compensation both prior to and upon the consummation of the Merger.

For further information regarding the terms of the Merger Agreement, the Equity Commitment, the Rollover Agreements, the letter agreements with each of Mr. Emanuel and Mr. Whitesell and the amendment and the amended and restated employment agreement with Mr. Shapiro, see the Current Report on Form 8-K filed by the Company on April 3, 2024.

Learfield IMG College Merger

On December 31, 2018, we completed the merger of our IMG College business with Learfield to form Learfield IMG College (“Learfield”). In connection with the merger, we sold a portion of our equity interests in Learfield to certain affiliates of the Silver Lake Equityholders, with the Silver Lake Equityholders continuing to hold an equity interest. In connection with this merger, we entered into a Monitoring Agreement with a subsidiary of Learfield, where we agreed to provide certain management and advisory services to Learfield from time to time. For these services such subsidiary paid us management fees in 2023 equal to $1.75 million. In September 2023, Learfield IMG College underwent a recapitalization transaction that resulted in the Company’s ownership interest in Learfield, the recapitalized Learfield IMG College, being reduced from approximately 42% to approximately 1%.

Management Equity

Several of our senior executives own equity interests in Executive Holdcos, certain senior executives now own Endeavor Profits Units and the other members of the Management Holdcos now own Endeavor Manager Units and paired shares of our Class X common stock and Class Y common stock. We refer to such senior executives and the other members of the Management Holdcos collectively as the “Management Equityholders,” and we refer to the equity interests in Executive Holdcos, Endeavor Profits Units, Endeavor Manager Units, and the shares of Class X common stock owned by such Management Equityholders collectively as the “Management Equity.”

Each Management Equityholder is eligible to exchange a portion of his or her Management Equity for Class A common stock, and the portion of the Management Equity eligible for exchange will increase annually on the anniversary of the Closing of the IPO, with the amount and timing of such increase dependent on the designation of the applicable Management Equityholder. All Management Equity will be exchangeable by the sixth anniversary of the closing of the IPO, provided that twenty percent of the Management Equity held by certain Management Equityholders will not be exchangeable at any time until the earlier of (a) the first anniversary of termination of such Management Equityholder’s employment or (b) such Management Equityholder’s death.

In addition to the equity retention restrictions described above, certain Management Equityholders will be subject to certain restrictive covenants for a period of time (generally up to 24 months) following the date his or her employment with us is terminated.

Indemnification Agreements

We entered into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Employment Arrangements

We entered into employment and other compensation agreements with certain of our named executive officers. See “Executive Compensation” for additional information.

Other Transactions with Silver Lake and its Affiliates

From time to time, we have entered into ordinary course business transactions on market terms with companies that the Silver Lake Equityholders have an ownership stake in, and we may continue to do so in the future.

WI Investment Holdings, LLC (“WI”) owns, as of December 31, 2023, an indirect interest of approximately 10.3% in the Raine Group (“Raine”), an affiliate of which has provided investment banking and financial advisory services to us from time to time and may continue to provide investment banking and financial advisory services to us in the future. WI is owned in part by (i) affiliates of the Silver Lake Equityholders (the “SL WI Parties”) and (ii) WME Holdco and executives of the Company, including Ariel Emanuel, our Chief Executive Officer and a member of our Board of Directors, Patrick Whitesell, our Executive Chairman and a member of our Board of Directors, Jason Lublin, our Chief Financial Officer, and Mark Shapiro, our President and Chief Operating Officer (collectively, the “WME WI Parties”). The SL WI Parties and WME WI Parties have an attributable indirect interest in Raine of approximately 5.4% and 4.1% respectively. Endeavor paid Raine an aggregate of approximately $7.0 million for such investment banking and financial advisory services in fiscal year 2023 and, as of the date hereof, had agreed to pay Raine an additional $3.0 million for such services. In March 2023, IMG US, LLC (“IMG US”), a wholly owned subsidiary of the Company, funded $471,260 in prior capital commitments to Raine Venture Partners III LP, and in April 2023, IMG US funded $705,263 in prior capital commitments to Raine Gaming Fund LP, each of which is a fund managed by affiliates of Raine.

The Company is party to a software services agreement with Qualtrics, a company which is majority owned by affiliates of Silver Lake Partners, pursuant to which Qualtrics provides the Company with technology platforms and technology for data analytics. The annual fees payable to Qualtrics under the agreement are approximately $2.1 million and, during the year ended December 31, 2023, the Company paid approximately $621,000 to Qualtrics pursuant to a previous arrangement.

Endeavor Analytics, a subsidiary of the Company, is party to an agreement with Diamond Baseball Holdings, an entity owned by Silver Lake Equityholders, pursuant to which, for the year ended December 31, 2023, Diamond Baseball Holdings paid Endeavor Analytics approximately $400,000, pursuant to the terms of their agreement. Professional Bull Riders, LLC, a wholly owned subsidiary of the Company within the Company’s owned sports properties business (“PBR”), is the owner of premier professional bull riding tours that promote and produce bull riding events around the world. PBR created a new competitive team-based league format series in 2022 (the “League”). Egon Durban, the Chairman of the Company’s Board of Directors, previously acquired a sanction to one such PBR sanctioned team (a “Team”) on terms substantially the same as for others acquiring a Team. As part of his owning a Team, Mr. Durban has elected to have PBR or an affiliate of PBR provide services for his Team, on terms and for cost that are substantially the same as for other Team owners who may elect such services. During the year ended December 31, 2023, Egon Durban, through his Team, paid approximately $1.89 million in fees in connection with owning such Team, and his Team received $1.59 million in payments from PBR during such period.

Other Transactions

Ursula Burns, a member of our Board of Directors, is a client of The Harry Walker Agency (“HWA”), a wholly-owned subsidiary of the Company and entity that represents individuals in connection with speaking engagements for which HWA receives a standard and customary commission. Pursuant to these engagements, the third party engages the speaker and pays the speaker fees, and HWA receives a standard and customary commission as a percentage of the gross amount of these speaker fees. For the year ended December 31, 2023, Ms. Burns’ speaking engagements resulted in gross fees of $225,000 payable to Ursula Burns, with $202,500 of such amount paid to charitable and/or educational institutions on Ms. Burns’ behalf and the remainder paid to HWA as a customary commission.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our annual meeting of stockholders to be held in 2025 (the “2025 Annual Meeting”) pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 9601 Wilshire Boulevard, 3rd Floor, Beverly Hills, CA 90210, in writing not later than December 26, 2024.

Stockholders intending to present a proposal at our 2025 Annual Meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our bylaws. Our bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the anniversary of the preceding year’s annual meeting of stockholders. Therefore, we must receive notice of such a proposal or nomination for the 2025 Annual Meeting no earlier than the close of business on February 13, 2025 and no later than the close of business on March 15, 2025. The notice must contain the information required by our bylaws. In the event that the date of the 2025 Annual Meeting is more than 30 days before or more than 60 days after June 13, 2025, then our Secretary must receive such written notice not earlier than the close of business on the 90th day prior to the 2025 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by us. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline.

In addition to satisfying the foregoing requirements under our Amended and Restated Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements under Rule 14a-19(b) of the Exchange Act.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

In connection with our solicitation of proxies for our 2025 Annual Meeting, we intend to file a proxy statement and WHITE proxy card with the SEC. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.

HOUSEHOLDING

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this Proxy Statement and the Annual Report by contacting the Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

2023 ANNUAL REPORT, ADDITIONAL INFORMATION AND WEBSITE DISCLOSURE

Our 2023 Annual Report, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, is being mailed with this Proxy Statement to those stockholders that receive this Proxy Statement in the mail. Stockholders that receive the Notice Regarding the Availability of Proxy Materials can access our 2023 Annual Report, including our Annual Report on Form 10-K for fiscal year ended December 31, 2023, at www.proxyvote.com.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 has also been filed with the SEC. It is available free of charge at the SEC’s website at www.sec.gov. Upon written request by a stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Secretary, Endeavor Group Holdings, Inc., 9601 Wilshire Boulevard, 3rd Floor, Beverly Hills, CA 90210.

You also can find more information about us online at our investor relations website located at www.investor.endeavorco.com. Filings we make with the SEC and any amendments to those reports are available free of charge on our website as soon as reasonably practicable after we electronically file such material with the SEC. The information posted on or accessible through our website is not incorporated into our Annual Report.

Investors and others should note that we announce material financial and operational information to our investors using press releases, SEC filings and public conference call webcasts, and by postings on our investor relations site at www.investor.endeavorco.com. We may also use our website as a distribution channel of material Company information. In addition, you may automatically receive email alerts and other information about Endeavor when you enroll your email address by visiting the “Investor Email Alerts” option under the Resources tab on www.investor.endeavorco.com.

Your vote is important. Please promptly vote your shares by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.

By Order of the Governing Body,

Seth Krauss
Chief Administrative Officer & Senior Counsel to the Board of Directors and Senior Management

Beverly Hills, California

April 25, 2024

SCAN TO VIEW MATERIALS & VOTE w ENDEAVOR GROUP HOLDINGS, INC. 9601 WILSHIRE BOULEVARD, 3RD FLOOR VOTE BY INTERNET BEVERLY HILLS, CALIFORNIA 90210 Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 12, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/EDR2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Before The Meeting—Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 12, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Before The Meeting—Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V45984-P06874 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ENDEAVOR GROUP HOLDINGS, INC. For All Withhold All Except For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the The Governing Body recommends you vote FOR the number(s) of the nominee(s) on the line below. following Class III director nominees: 1. Election of Directors ! ! ! Nominees: 01) Ariel Emanuel 02) Egon Durban 03) Jacqueline Reses The Governing Body recommends you vote FOR Proposal 2. For Against Abstain 2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending ! ! ! December 31, 2024. Note: Such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V45985-P06874 ENDEAVOR GROUP HOLDINGS, INC. Proxy Solicited on Behalf of the Governing Body of the Company for the Annual Meeting of Stockholders June 13, 2024, 4:30 p.m. Eastern Time The undersigned stockholder(s) hereby appoints(s) Jason Lublin, Courtney Braun and Robert Hilton, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse of this proxy card, all of the shares of Class A common stock, Class X common stock and/or Class Y common stock, as applicable, of Endeavor Group Holdings, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:30 p.m. Eastern Time on June 13, 2024, at www.virtualshareholdermeeting.com/EDR2024, and any continuation, postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Governing Body’s recommendations as indicated on the reverse side, and in the discretion of the proxies with respect to such other matters as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof. Continued and to be signed on reverse side